                 Subject to Completion, dated February 18, 2004

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 2, 2001)

                                  $700,000,000
              Contingent Convertible Trust Preferred Income Equity
                         Redeemable Securities (PIERS*)



                          [GRAPHIC OMITTED]  Sovereign
                                             Bancorp

--------------------------------------------------------------------------------
This is an offering by Sovereign Capital Trust IV (the "Trust") of its Trust PIERS. Each Trust PIERS will have an issue price of $50 and will represent an undivided beneficial ownership interest in the assets of the Trust, which will consist of:

   o junior subordinated debentures issued by Sovereign Bancorp, Inc. ("Sovereign"), each of which will have a principal amount at maturity of $50, a stated maturity of ___o___, 2034 and, at any time, an accreted principal amount as described in this prospectus supplement; and

   o warrants to purchase shares of Sovereign common stock from Sovereign at any time prior to the close of business on ___o___, 2034, by delivering junior subordinated debentures (or, in the case of warrant exercises before ___o___, 2007, cash equal to the accreted principal amount of a junior subordinated debenture).

Holders may convert each of their Trust PIERS into ___o___ shares of Sovereign common stock: (1) during any calendar quarter if the closing sale price of Sovereign common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the effective conversion price per share of Sovereign common stock on the last trading day of the preceding calendar quarter; (2) prior to ___o___, 2029, during the five-business-day period following any 10-consecutive-trading-day period in which the average daily trading price of the Trust PIERS for such 10-trading-day period was less than 105% of the average conversion value of the Trust PIERS during that period and the conversion value for each day of that period was less than 98% of the issue price of the Trust PIERS; (3) during any period in which the credit rating assigned to the Trust PIERS by either Moody's or Standard & Poor's is below a specified level; (4) if the Trust PIERS have been called for redemption or (5) upon the occurrence of certain corporate transactions. The conversion rate may be adjusted for certain reasons. Sovereign's common stock is listed on the New York Stock Exchange under the symbol "SOV." On ___o___, 2004, the last reported sale price of Sovereign's common stock on the NYSE was ___o___. The initial conversion rate of the Trust PIERS is equivalent to a conversion price of approximately $___o___ per share, which is a ___o___% premium to the closing price of Sovereign common stock on ___o___, 2004.

   Sovereign will guarantee the Trust PIERS to the extent described in this prospectus supplement.

   We do not intend to apply for listing of the Trust PIERS on any securities exchange or for inclusion of the Trust PIERS in any automated quotation system. We intend to apply for the designation of the Trust PIERS as eligible for trading in the PORTALSM Market of the National Association of Securities Dealers, Inc.

                                                       (Continued on next page)

Investing in the Trust PIERS involves risks. See "Risk Factors" beginning on page S-11.

                                                         Per Trust PIERS   Total
                                                         ---------------   -----
Public Offering Price ...............................          $            $
Underwriting Commission .............................          $            $
Proceeds to the Trust ...............................          $            $

We have granted the underwriters an option to purchase, within 13 days of the original issuance, up to an additional $100,000,000 of Trust PIERS on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the Trust PIERS subject to certain conditions. Lehman Brothers, on behalf of the underwriters, expects to deliver the Trust PIERS on or about ___o___, 2004.
--------------------------------------------------------------------------------
                                LEHMAN BROTHERS
                           Sole Book-Running Manager
                             and Structuring Agent
                           ---------------------------
                                   CITIGROUP
                               Joint Lead Manager
                           ---------------------------


February __, 2004

------------
* "PIERS(SM)" is a service mark owned by Lehman Brothers Inc. and the Contingent Convertible Trust PIERS are the subject of a pending patent application.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Continued from cover)

The Trust PIERS will have a distribution rate of ___o___% per annum of their issue price, subject to deferral as described in this prospectus supplement. In addition, we will pay contingent distributions to the holders of Trust PIERS during any three-month period commencing after ___o___, 2007 (other than the three- month period ending ___o___, 2034) if the average market price of a Trust PIERS for a five-trading-day measurement period preceding such three-month period equals 130% or more of the issue price of the Trust PIERS. The contingent distributions payable per Trust PIERS in respect of any three-month period will equal $___o___ per Trust PIERS. For United States federal income tax purposes, Sovereign intends to treat the Trust PIERS as contingent payment debt instruments. You should read the discussion of selected United States federal income tax consequences relevant to the Trust PIERS beginning on page ___o___.

The junior subordinated debentures and warrants may not be transferred separately.

The Trust PIERS may not be redeemed prior to ___o___, 2007, except upon the occurrence of certain special events. On any date after ___o___, 2007, we may, if specified conditions are satisfied, redeem the Trust PIERS, in whole but not in part, for cash for a price equal to 100% of their issue price plus accrued and unpaid interest to the date of redemption, if the closing price of Sovereign common stock has exceeded a price per share equal to $___o___, subject to adjustment, for at least 20 trading days within the immediately preceding 30 trading days and on the day on which we make that election. If we elect to redeem the Trust PIERS, a Trust PIERS holder may exercise its conversion right as described above.

                               TABLE OF CONTENTS


Prospectus Supplement                           Page               Prospectus                                      Page
---------------------                           ----               ----------                                      ----
Forward-Looking Statements ...................  S-ii               About This Prospectus ........................     3
Risk Factors .................................  S-10               Where You Can Find More Information ..........     4
Use of Proceeds ..............................  S-18               Forward-Looking Statements ...................     5
Capitalization ...............................  S-18               Prospectus Summary ...........................     7
Selected Sovereign Consolidated                                    Use of Proceeds ..............................     9
 Financial Data ..............................  S-19               Our Ratio of Earnings to Fixed Charges .......     9
Ratios of Earnings to Fixed Charges ..........  S-20               Description of Common Stock ..................     9
Price Range of Sovereign Common Stock ........  S-21               Description of Preferred Stock ...............     9
Dividend History and Policy ..................  S-21               Description of Depositary Shares .............    12
The Trust ....................................  S-22               Description of Debt Seccurities ..............    15
Description of the Trust PIERS ...............  S-23               Description of Warrants ......................    27
Description of the Warrants ..................  S-45               Description of Stock Purchase Contracts
Description of Sovereign Common Stock ........  S-48                and Stock Purchase Units ....................    30
Description of Debentures ....................  S-49               Description of Capital Securities ............    30
Description of the Guarantee .................  S-58               Description of Trust Preferred Securities
Relationship Among the Trust Piers,                                 and Trust Guarantees ........................    34
 the Debentures and the Guarantee ............  S-61               Certain Tax Considerations ...................    37
Book-Entry Issuance ..........................  S-63               Plan of Distribution .........................    37
Certain United States Federal Income Tax                           Erisa Considerations .........................    39
 Considerations ..............................  S-66               Legal Matters ................................    39
Certain ERISA Considerations .................  S-73               Experts ......................................    39
Underwriting .................................  S-75
Notice to Canadian Residents .................  S-78
Legal Matters ................................  S-80
Independent Auditors .........................  S-80
Where You Can Find More Information ..........  S-80
Incorporation by Reference ...................  S-80


   This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the Trust PIERS and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

   You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

   You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date appearing on the from cover of this prospectus supplement. Sovereign's business, financial condition, results of operations and prospects may have changed since that date.

   We are not, and the underwriters are not, making an offer to sell the Trust PIERS or a solicitation of an offer to buy any of the Trust PIERS to any person in any jurisdiction except where such an offer or solicitation is permitted.

                           FORWARD-LOOKING STATEMENTS


   The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Sovereign. Sovereign may from time to time make forward-looking statements in its filings with the Securities and Exchange Commission, in its reports to shareholders (including its 2003 Annual Report) and in other communications by Sovereign, which are made in good faith by Sovereign, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the disclosure communications by Sovereign, including any statements preceded by, followed by or which include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

   These forward-looking statements include statements with respect to Sovereign's vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of Sovereign, including statements relating to:

   o growth in net income, shareholder value and internal tangible equity generation;

   o growth in earnings per share;

   o return on equity;

   o return on assets;

   o efficiency ratio;

   o Tier 1 leverage ratio;

   o annualized net charge-offs and other asset quality measures;

   o fee income as a percentage of total revenue;

   o ratio of tangible equity to assets;

   o book value and tangible book value per share; and

   o loan and deposit portfolio compositions, employee retention, deposit retention, asset quality and reserve adequacy.

   These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although Sovereign believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond Sovereign's control). The following factors, among others, could cause Sovereign's financial performance to differ materially from its goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:

   o the strength of the United States economy in general and the strength of the regional and local economies in which Sovereign conducts operations;

   o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   o inflation, interest rate, market and monetary fluctuations;

   o Sovereign's ability to successfully integrate any assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and its ability to realize related revenue synergies and cost savings within expected time frames;

   o Sovereign's timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

   o the willingness of customers to substitute competitors' products and services and vice versa;

   o the ability of Sovereign and its third party vendors to convert and maintain Sovereign's data processing and related systems on a timely and acceptable basis and within projected cost estimates;

   o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles;

   o technological changes;

   o changes in consumer spending and savings habits;

   o terrorist attacks in the United States or upon United States interests abroad, or armed conflicts relating to these attacks;

   o armed conflicts involving the United States military;

   o regulatory or judicial proceedings;

   o changes in asset quality; and

   o Sovereign's success in managing the risks involved in the foregoing.

   If one or more of the factors affecting Sovereign's forward-looking information and statements proves incorrect, then its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, Sovereign cautions you not to place undue reliance on any forward-looking information and statements.

   Sovereign does not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to Sovereign are expressly qualified by these cautionary statements.

                                    SUMMARY


   This summary provides an overview of selected information and does not contain all the information you should consider. Before making an investment decision, you should carefully read this entire prospectus supplement and the documents incorporated by reference into this prospectus supplement, including the financial data and information contained in this prospectus supplement and the section entitled "Risk Factors," Sovereign's Annual Report on Form 10-K for the year ended December 31, 2002 and Sovereign's quarterly reports on Form 10-Q for the quarters ended September 30, 2003 and June 30, 2003. Unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional Trust PIERS. When used in this prospectus supplement, unless otherwise indicated, the terms "we," "our," and "us" refer to Sovereign Capital Trust IV.

                            Sovereign Bancorp, Inc.

General

   Sovereign Bancorp, Inc. ("Sovereign"), is the parent company of Sovereign Bank ("Sovereign Bank"), a $45 billion financial institution with 555 community banking offices, approximately 950 ATMs and about 8,300 team members in Pennsylvania, New Jersey, Connecticut, New Hampshire, New York, Rhode Island, Delaware and Massachusetts. Sovereign's primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, residential mortgage loans, home equity lines of credit, and auto and other consumer loans in the communities served by those offices. Sovereign also purchases portfolios of residential mortgage loans and other consumer loans originated throughout the United States.

   Sovereign Bank was created in 1984 under the name Penn Savings Bank, F.S.B. through the merger of two financial institutions with market areas primarily in Berks and Lancaster counties, Pennsylvania. Sovereign Bank assumed its current name on December 31, 1991. Sovereign was incorporated in 1987. Sovereign has acquired 24 financial institutions, branch networks and related businesses since 1990. Fifteen of these acquisitions, with assets totaling approximately $24 billion, have been completed since 1995.

   Sovereign is a Pennsylvania business corporation and its principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania. Sovereign Bank is headquartered in Wyomissing, Pennsylvania, a suburb of Reading, Pennsylvania.

   Sovereign Bank is a federally chartered savings bank and operates in a heavily regulated environment. Changes in laws and regulations affecting Sovereign and its subsidiaries may have an impact on its operations.

Recent Developments

Earnings Announcements

   On January 20, 2004, Sovereign announced that it had net income of $402 million for 2003, an increase of 18% from $342 in 2002 and earnings per diluted share of $1.38 for 2003, an increase of 12% from $1.23 in 2002. Sovereign's net income increased for the fourth quarter of 2003 to $113 million from $93.1 million in the fourth quarter of 2002. Net interest margin for the fourth quarter of 2003 was 3.39% compared to 3.49% in the fourth quarter of 2002. At December 31, 2003, Sovereign's equity to assets ratio was 7.49% and its Tier I leverage was 5.58%.

Recent and Pending Acquisitions

   On February 6, 2004, Sovereign completed its acquisition of First Essex Bancorp, Inc. ("First Essex") for approximately $400 million, half of which was financed through the issuance of stock and the remainder was paid with cash. First Essex had approximately $1.8 billion in assets and was headquartered in Andover, Massachusetts, with 20 community banking offices throughout 2 counties in Massachusetts and 3 counties in New Hampshire. Sovereign will incur merger related and restructuring charges of approximately $ 0.05 to

$ 0.06 per diluted share. The majority of these charges relate to closing Sovereign branch and office locations.

   On January 26, 2004, Sovereign announced the execution of a definitive agreement to acquire Seacoast Financial Services Corporation ("Seacoast") in a stock for stock exchange valued at approximately $1.1 billion based on Sovereign's 15 day average closing stock price of $23.96 on January 23, 2004. Upon completion of the acquisition, Seacoast shareholders will be entitled to receive 1.461 shares of Sovereign common stock subject to increase to no more than 1.623 shares of Sovereign stock under certain limited circumstances. Seacoast has $5.4 billion of assets and 67 banking offices after giving pro forma effect to its pending acquisition of Abington Bancorp, Inc. Seacoast is a bank holding company based in New Bedford, Massachusetts which serves seven counties in southeast Massachusetts. It owns CompassBank and Nantucket Bank. Sovereign's acquisition of Seacoast is expected to close in the third quarter of 2004, subject to regulatory and Seacoast shareholder approval. Sovereign anticipates recording merger related and restructuring charges of approximately $ 0.07 per diluted share that are primarily related to system conversion costs and office and branch consolidations.

                                  The Offering

Securities Offered ................. 14,000,000 Trust PIERS (or up to 16,000,000
                                     Trust PIERS to the extent the underwriters
                                     exercise their option to purchase
                                     additional Trust PIERS). Each Trust PIERS
                                     represents an undivided beneficial
                                     ownership interest in the assets of the
                                     Trust, which will consist of:

                                     o  ___o___% Junior Subordinated Deferrable
                                        Interest Debentures due ___o___, 2034,
                                        issued by Sovereign, each with a
                                        principal amount at maturity of $50,
                                        which we refer to as the "debentures";
                                        and

                                     o  warrants to purchase from Sovereign
                                        ___o___ shares of Sovereign common stock per warrant at any time prior to ___o___, 2034, unless earlier redeemed, subject to antidilution adjustments, which we refer to as the "warrants."

                                     The debentures and the warrants may not be transferred separately. To exercise a warrant, a warrant holder must tender a corresponding debenture as described below under "Description of the Trust
                                     PIERS--Conversion Rights" and "Description of the Warrants."

Issue Price ........................ $50 per Trust PIERS.

Maturity of Debentures ............. ___o___, 2034.

Expiration of Warrants ............. ___o___, 2034.

Distribution Dates ................. ___o___, ___o___, ___o___ and ___o___ of
                                     each year, beginning on ___o___, 2004.
                                     Distributions on the Trust PIERS will be
                                     made only to the extent that we receive
                                     corresponding interest payments from
                                     Sovereign on the debentures.

Distribution Rate .................. ___o___% per year of the issue price of the
                                     Trust PIERS.

Contingent Distributions ........... In addition to distributions at the distribution rate, we will pay contingent
                                     distributions to the holders of Trust PIERS
                                     during any three-month period, other than
                                     the three-month period ending ___o___,
                                     2034, from and including a distribution
                                     date to but excluding the next distribution
                                     date, commencing with the three-month
                                     period beginning o, 2007, if the average
                                     trading price of a Trust PIERS for a
                                     five-trading-day measurement period
                                     immediately preceding the first day of the
                                     applicable three-month period equals 130%
                                     or more of the issue price of a Trust
                                     PIERS. The amount of contingent
                                     distribution payable per Trust PIERS in
                                     respect of any three-month period in which
                                     contingent distributions are payable will
                                     equal $___o___ per $50 issue price of Trust
                                     PIERS.

Deferral of Payments ............... So long as Sovereign is not in default in the payment of interest on the debentures,
                                     it will have the right, at any time and
                                     from time to time during the term of the
                                     debentures, to defer payments of interest,
                                     other than contingent interest, by
                                     extending the interest payment period for a
                                     period not exceeding 20 consecutive
                                     quarters or extending beyond the stated
                                     maturity of the debentures, during which
                                     extension period no interest, other than
                                     contingent interest, will be due and
                                     payable on the

                                     debentures and no distributions, other than contingent distributions, will be made on the Trust PIERS. Prior to the termination of any such extension period, Sovereign may further extend such extension period, except that such extension period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures or end on a date other than an interest payment date. During any extension period, Sovereign will agree not to make certain restricted payments.

Ratings ............................ It is a condition of issuance that the
                                     Trust PIERS have received credit ratings of
                                     at least "Ba2" from Moody's and at least
                                     "BB-" from Standard & Poor's.

Conversion Rights .................. For each Trust PIERS surrendered for conversion, a holder will receive ___o___
                                     shares of Sovereign common stock,
                                     equivalent to an initial conversion price
                                     of approximately $___o___ per share. The
                                     conversion rate will be adjusted for
                                     certain specified reasons, but will not be
                                     adjusted for accrued original issue
                                     discount on the debentures. Upon
                                     conversion, a holder will not receive any
                                     cash payment representing accrued original
                                     issue discount. Instead, accrued original
                                     issue discount will be deemed paid by the
                                     shares of common stock received by the
                                     holder on conversion.

                                     You may convert your Trust PIERS into
                                     shares of Sovereign common stock prior to the close of business on the warrant expiration date under any of the following circumstances:

                                     o  during any calendar quarter if, as of
                                        the last day of the preceding calendar
                                        quarter, the closing sale price of
                                        Sovereign common stock for at least 20
                                        trading days in a period of at least 30
                                        consecutive trading days ending on the
                                        last trading day of such preceding
                                        calendar quarter is more than 130% of
                                        the effective conversion price per share of Sovereign common stock on the last trading day of such preceding calendar quarter. The effective conversion price per share as of any day will equal the issue price of a Trust PIERS divided by the number of shares of common stock issuable upon conversion of a Trust
                                        PIERS on that day;

                                     o  prior to ___o___, 2029, during the
                                        five-business-day period immediately
                                        after any ten-consecutive- trading-day
                                        period in which (1) the average daily
                                        trading price for the Trust PIERS for
                                        such ten-consecutive-trading- day period was less than 105% of the average conversion value of the Trust PIERS during that period and (2) the conversion value for each day of that period was less than 98% of the issue price of the Trust PIERS;

                                     o  during any period in which the credit
                                        rating assigned to the Trust PIERS by
                                        Moody's is below ___o___ or the credit
                                        rating assigned by Standard & Poor's is
                                        below o;

                                     o  if we have called the Trust PIERS for
                                        redemption; and


                                     o  upon the occurrence of specified
                                        corporate transactions described below
                                        under "Description of the Trust PIERS--
                                        Conversion Rights."

                                     On and after ___o___, 2007, a holder may exercise its conversion right only by delivering an entire Trust PIERS and may not exercise by delivering cash. Before that date, in the case of a conversion right described in the first bullet above, holders will also have the option of paying a cash conversion price and receiving
                                     Sovereign common stock and a direct
                                     interest in a debenture with terms
                                     different from the debentures represented by the Trust PIERS.

                                     In order to deliver Sovereign common stock upon conversion of a Trust PIERS, the Trust will exercise a corresponding number of warrants by delivering debentures and, if applicable before ___o___, 2007, cash.

Optional Redemption of Trust PIERS.. If on any date after ___o___, 2007, the closing price of Sovereign common stock
                                     exceeds and has exceeded a price per share equal to $___o___, subject to adjustment, for at least 20 trading days (as defined below) within the immediately preceding 30 trading days and on the day on which we make the election and we have satisfied specified conditions, we may at our option elect to redeem the Trust PIERS, in whole but not in part, for cash at a redemption price per Trust PIERS equal to their issue price plus accrued and unpaid distributions to the redemption date.

Dissolution of the Trust or Redemption
of Trust PIERS Upon Certain Events.. If (1) certain tax events occur or
                                     (2) there is a more than insubstantial risk that the Trust will be considered an investment company under the Investment
                                     Company Act of 1940 and in each case if we satisfy specified conditions, we may, at our option, dissolve the Trust and cause the distribution of the Trust's assets to holders of the Trust PIERS. If we are unable to obtain a legal opinion that holders of Trust PIERS will not recognize any gain or loss for U.S. federal income tax purposes as a result, we may, at our option, if we satisfy specified conditions, elect to redeem the Trust PIERS (in whole but not in part) for cash in an amount equal to their issue price plus accrued and unpaid distributions to the redemption date.

Change of Control .................. If a change of control occurs, the terms of the Trust PIERS will change as follows:

                                     o  the principal amount of the debentures
                                        will immediately accrete to $50 per
                                        debenture;

                                     o  the Trust PIERS will cease to be
                                        convertible on the date the change of
                                        control occurs, the warrants will
                                        automatically expire, and thereafter the debentures will represent the only assets of the Trust in which the holders of the Trust PIERS will have a beneficial interest;

                                     o the distribution rate on the Trust PIERS will be reset to the greater of
                                        (i) ___o___% per annum and (ii) the rate determined by a reference agent we select as the market yield at that time for a non- convertible trust preferred security

                                      S-5

                                        representing subordinated debt of the
                                        surviving entity with substantially the
                                        same terms and conditions as the Trust
                                        PIERS will have after the change of
                                        control;

                                     o  if the change of control is a
                                        third-party change of control, we will
                                        have the right to immediately redeem the Trust PIERS, in whole or in part, by delivering, at our option, a combination of cash and Sovereign common stock
                                        (subject to certain conditions) that,
                                        together with the Trust PIERS that
                                        remain outstanding (in the case of a
                                        partial redemption), has a market value
                                        (determined as described herein) equal
                                        to the market value at that time of a
                                        non-convertible trust preferred security representing subordinated debt of the surviving entity with the same terms and conditions as the Trust PIERS will have after the change of control (but in no event less than $50 per Trust PIERS);
                                        and

                                     o  in addition to our right to redeem the
                                        Trust PIERS if the stock price
                                        conditions described above under
                                        "Optional Redemption of Trust PIERS" are met and our right to redeem Trust PIERS as described in the preceding bullet, we may at our option elect to redeem the Trust PIERS, in whole but not in part, for cash at a redemption price per Trust
                                        PIERS equal to their issue price of $50
                                        plus accrued and unpaid distributions to the redemption date, (1) at any time during the 30 days beginning on the 90th day after the change of control occurs and (2) at any time, beginning on the fifth anniversary of the change of control, for the remaining life of the Trust PIERS.

                                     As more fully described under "Description of the Trust PIERS--Effects of Change of Control," a change of control generally includes:

                                     o  the acquisition of beneficial ownership
                                        of stock representing 50% or more of the total voting power of Sovereign's capital stock by anyone other than Sovereign, its subsidiaries and employee benefit plans;

                                     o  during any two-year period, a majority
                                        of Sovereign's directors cease to be
                                        continuing directors; or

                                     o Sovereign consolidates or merges with or into any person, or another person merges into Sovereign, or Sovereign disposes of all or substantially all of its properties, other than:

                                        - any transaction:

                                        (1) that does not result in any
                                            reclassification, conversion,
                                            exchange or cancellation of
                                            outstanding shares of Sovereign's
                                            capital stock; and

                                        (2) notwithstanding such transaction,
                                            the holders of Sovereign's capital
                                            stock immediately prior to that
                                            transaction continue to hold at
                                            least a majority of Sovereign's
                                            capital stock or the capital stock
                                            of the

                                            surviving company, whichever is
                                            applicable, immediately after the
                                            completion of that transaction; or

                                        - any merger solely for the purpose of
                                        changing Sovereign's jurisdiction of
                                        incorporation and resulting in a
                                        reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

                                     However, a change of control will not be deemed to have occurred if:

                                     o the closing price per share of Sovereign common stock for specified periods equals or exceeds 110% of the conversion price per share of the Trust PIERS; or

                                     o  at least 90% of the consideration for
                                        the transaction consists of common stock that is traded on a national securities exchange or on NASDAQ and the Trust
                                        PIERS become convertible into such
                                        common stock.

                                     A third-party change of control is a change of control that is due to:

                                     o  a hostile tender offer by a third party;

                                     o  the acquisition of a majority of the
                                        common stock of Sovereign by a third
                                        party in the open market; or

                                     o  the change of a majority of the members
                                        of Sovereign's board of directors by a
                                        third party.

                                     For purposes of determining the value of the shares of Sovereign common stock used to pay the redemption price following a hostile change of control, each share of common stock shall be deemed to have a value equal to 95% of the average of the reported closing sale price per share of Sovereign common stock for the five full trading days (not including after hours trading) ending immediately prior to the redemption date. In no event, however, may the number of Sovereign common shares delivered per Trust PIERS in satisfaction of the redemption price exceed the conversion rate then in effect.

Guarantee .......................... The following payments or distributions with respect to the Trust PIERS and Trust
                                     common securities on a pro rata basis, to
                                     the extent not paid by or on behalf of the
                                     Trust, will be guaranteed by Sovereign:

                                     o  any accumulated and unpaid
                                        distributions, including contingent
                                        distributions required to be paid on the Trust PIERS and Trust common securities on a pro rata basis, to the extent that the Trust has sufficient funds available to make such payment at that time;

                                     o the redemption price with respect to any Trust PIERS and Trust common securities on a pro rata basis called for redemption or maturing, to the extent that the Trust has sufficient funds available to make such
                                        payment at that time; and

                                     o  upon a dissolution, winding-up or
                                        termination of the Trust, other than in
                                        connection with the distribution of the
                                        assets of the Trust to the holders of
                                        the Trust PIERS or the redemption of all the Trust PIERS, the sum of the liquidation amount and all accrued and unpaid distributions, including contingent distributions, on the Trust
                                        PIERS to the payment date, to the extent the Trust has sufficient funds available for this purpose at that time.

                                     Sovereign's obligations under the guarantee will be subordinated and junior in right of payment to all of its existing and future senior indebtedness.

The Trust .......................... The Trust is a Delaware statutory trust.
                                     The sole assets of the Trust will be the
                                     debentures and the warrants. The Trust will
                                     issue the Trust PIERS and Trust common
                                     securities. All of the Trust common
                                     securities will be owned by Sovereign, in
                                     an aggregate liquidation amount of at least
                                     3% of the total capital of the Trust.

Ranking of the Trust Securities .... Payment of distributions on, and the redemption price of, the Trust PIERS and
                                     the Trust common securities will generally
                                     be made pro rata based on the issue price
                                     of the Trust PIERS and the stated
                                     liquidation amount of the Trust common
                                     securities. However, if on any payment
                                     date, an indenture event of default has
                                     occurred and is continuing with respect to
                                     the debentures, no payment on the Trust
                                     common securities will be made unless
                                     payment in full in cash of all accumulated
                                     and unpaid distributions on all of the
                                     outstanding Trust PIERS for all current and
                                     prior distribution periods (or in the case
                                     of payment of the redemption price, the
                                     full amount of such redemption price on all
                                     of the outstanding Trust PIERS then called
                                     for redemption or maturing), has been made
                                     or provided for.

Ranking of the Debentures .......... The debentures will be unsecured and will rank junior to all of Sovereign's existing
                                     and future senior indebtedness. At December
                                     31, 2003, after giving effect to this
                                     offering and the anticipated use of
                                     proceeds of this transaction, Sovereign
                                     would have had approximately $___o___
                                     billion of debt, including approximately
                                     $___o___ billion of senior indebtedness.

                                     In addition, the debentures are effectively subordinated to the creditors of
                                     Sovereign's subsidiaries. At December 31,
                                     2003, the total liabilities of Sovereign's subsidiaries were approximately $___o___ billion.

Form and Denomination .............. The Depository Trust Company, which we refer to as "DTC," will act as securities
                                     depositary for the Trust PIERS. The Trust
                                     PIERS will be issued only as fully
                                     registered securities registered in the
                                     name of DTC or its nominee for credit to an
                                     account of a direct or indirect participant
                                     in DTC. One or more fully registered
                                     certificates will be issued for each of the
                                     Trust PIERS, and will be deposited with the
                                     property trustee as custodian for DTC. The
                                     Trust PIERS will be issued in denominations
                                     of $50

                                     stated liquidation amount and whole
                                     multiples of $50. See "Book-Entry Issuance" in this prospectus supplement.

Use of Proceeds .................... We will use the net proceeds from the offering of the Trust PIERS to purchase the
                                     debentures and the warrants from Sovereign.
                                     Sovereign will use the net proceeds from
                                     the sale of the debentures and warrants for
                                     general corporate purposes.

Certain United States Federal Income
Tax Considerations ................. The Trust will be classified as a grantor trust and each holder of a Trust PIERS will
                                     be considered the owner of an undivided
                                     interest in the assets of the Trust.
                                     Sovereign intends to take the position
                                     that, under an interpretation of existing
                                     law, the Trust PIERS should be treated as
                                     an interest in a single unitary financial
                                     instrument that is indebtedness of
                                     Sovereign. We, Sovereign and each holder
                                     agree in the indenture to treat such
                                     indebtedness as contingent payment debt
                                     instruments for United States federal
                                     income tax purposes. As a holder of Trust
                                     PIERS, you will agree to accrue original
                                     issue discount on a constant yield to
                                     maturity basis at a rate comparable to the
                                     rate at which Sovereign would borrow in a
                                     noncontingent, nonconvertible borrowing,
                                     ___o___%, compounded quarterly, even though
                                     the Trust PIERS will have a significantly
                                     lower stated yield to maturity. As a
                                     result, you will recognize taxable income
                                     in each year significantly in excess of
                                     distributions (whether fixed or contingent)
                                     actually received in that year.
                                     Additionally, you will be required to
                                     recognize ordinary income on the gain, if
                                     any, realized, including the fair market
                                     value of stock received, on a sale,
                                     exchange, conversion or redemption of the
                                     Trust PIERS. No ruling will be obtained
                                     from the Internal Revenue Service
                                     concerning the Trust PIERS. You should
                                     consult your own tax advisor concerning the
                                     tax consequences of owning the Trust PIERS.
                                     See "Risk Factors."

ERISA Considerations ............... Holders which are Plans (as defined herein)
                                     as or purchasing on behalf of Plans should
                                     carefully review the information set forth
                                     under "Certain ERISA Considerations" in
                                     this prospectus supplement.

Absence of a Public Market for the
Trust PIERS                          The Trust PIERS will be new securities. We
                                     cannot assure you that an active or liquid
                                     market will develop for the Trust PIERS.

New York Stock Exchange Symbol for
Sovereign's Common Stock ........... Sovereign's common stock is traded on the
                                     New York Stock Exchange under the symbol
                                     "SOV."

                                  RISK FACTORS


   You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing Sovereign. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect Sovereign's business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

   Because the Trust will rely on the payments it receives on the debentures to fund all payments on the Trust PIERS, and because the Trust may distribute the debentures in exchange for the Trust PIERS, you are making an investment regarding the debentures as well as the Trust PIERS. You should carefully review the information in this prospectus supplement about the Trust PIERS, the debentures, the warrants and the guarantee. Additionally, because the Trust PIERS are convertible into Sovereign common stock as described in this prospectus supplement, you are making an investment decision with regard to the warrants and Sovereign common stock. For this reason, you also should carefully review the information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, about Sovereign's business and its common stock.


                          Risks Relating to Sovereign

   A deterioration in Sovereign Bank's financial condition, results of operations or cash flow could adversely affect Sovereign's ability to pay principal or interest on its indebtedness and dividends on its common or preferred stock.

   In recent years, Sovereign has incurred a significant amount of debt at the holding company level in order to provide the capital necessary to support, in substantial part, its acquisition strategy. Sovereign's primary source of cash to make payments on its debt or to pay dividends to its shareholders is dividends and other distributions from Sovereign Bank, which are limited, among other things, by the level of Sovereign Bank's capital, liquidity, earnings and related regulatory capital and other requirements.

   A significant deterioration in Sovereign Bank's financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit Sovereign Bank's ability to pay cash dividends to Sovereign, which, in turn, would limit Sovereign's ability to service its indebtedness and trust preferred expense or to pay dividends on its equity securities.

   There is also the potential for an economic downturn, market disruptions and other effects resulting from terrorist attacks in the United States or on United States interests, or those of its allies, abroad, and actions by the United States and other foreign governments in response thereto, any of which could adversely affect Sovereign Bank's financial condition, results of operations and cash flow.

Sovereign's holding company structure also restricts the ability of Sovereign Bank to provide funds to Sovereign and to pay dividends and make debt payments.

   Federal banking laws, regulations and policies also limit Sovereign Bank's ability to pay dividends and make other distributions to Sovereign. Sovereign Bank must obtain prior approval from the Office of Thrift Supervision, or the "OTS," to declare a dividend or make any other capital distribution if, after such dividend or distribution:

   o Sovereign Bank's total distributions to Sovereign within that calendar year would exceed 100% of Sovereign Bank's net income during the year plus retained net income for the prior two years; or

   o if Sovereign Bank is not adequately capitalized at the time.

   In addition, prior approval of the OTS would be required if Sovereign Bank's examination or Community Reinvestment Act ratings fall below certain levels or Sovereign Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, Sovereign Bank must give the OTS
30 days prior notice of the declaration of any dividend to Sovereign. The OTS may deny an application for approval for any capital distribution that it determines would constitute an unsafe or unsound practice. In addition, as a holding company, Sovereign's rights and the rights of its creditors to participate in the assets of Sovereign Bank upon any liquidation, receivership or reorganization will be subject to the prior claims of Sovereign Bank's creditors, including Sovereign Bank's depositors.

Sovereign's indebtedness may limit its operating flexibility and ability to pay dividends.

   Sovereign's indebtedness at the holding company level could adversely impact Sovereign's ability to meet regulatory requirements and to provide capital to Sovereign Bank to meet Sovereign Bank's regulatory requirements, respond to economic downturns or cushion a deterioration in Sovereign Bank's operating results. In addition, certain covenants related to the debt Sovereign has incurred impose material restrictions on it. These restrictions may limit Sovereign in engaging in certain transactions, including the following:

   o certain types of mergers or consolidations;

   o paying dividends or other distributions to its shareholders;

   o making investments;

   o selling assets;

   o repurchasing its common stock;

   o borrowing additional money;

   o transactions with affiliates; and

   o granting liens.

   These restrictions could limit Sovereign's ability to incur additional debt to provide capital to support Sovereign Bank, repurchase stock, refinance or pay principal or interest on Sovereign's outstanding debt, consummate acquisitions for cash or debt or react to changes in Sovereign's operating environment. Sovereign's syndicated credit facility also requires Sovereign to observe a number of financial covenants, the breach of which, absent waiver or amendment, could have a material adverse effect on Sovereign, and is secured by a pledge of Sovereign Bank's stock. This means that Sovereign's ability to pledge the stock of Sovereign Bank to secure other obligations is limited.

An economic downturn may lead to a deterioration in Sovereign's asset quality and adversely affect its earnings and cash flow.

   Sovereign's business faces various material risks, including credit risk and the risk that the demand for Sovereign's products will decrease. In a recession or other economic downturn, these risks would probably become more acute. In an economic downturn, Sovereign's credit risk and litigation expense will increase. Also, decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could combine to make the types of loans Sovereign originates less profitable.

Changing interest rates may adversely affect Sovereign's profits.

   To be profitable, Sovereign must earn more money from interest on loans and investments it makes than the interest it pays to its depositors and lenders and the amount necessary to cover the cost of its operations. If interest rates decrease, Sovereign's net interest income could be negatively affected if interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities decreases more quickly than interest paid on interest-bearing liabilities, such as deposits and borrowings. This would cause Sovereign's net income to go down. In addition, if interest rates decline, Sovereign's loans and investments may be prepaid earlier than expected, which may also lower its income. Rising interest rates may hurt Sovereign's income because they may reduce the demand for loans and the value of Sovereign's investment securities. Interest rates do and will continue to fluctuate, and Sovereign cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

Sovereign experiences intense competition for loans and deposits.

   Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, Sovereign's most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in Sovereign's areas of operation. Recently, Sovereign has experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. Sovereign competes primarily on the basis of products offered, customer service and price. A number of institutions with which Sovereign competes have greater assets and capital than Sovereign does and, thus, are better able to compete on the basis of price than Sovereign.

Sovereign is subject to substantial regulation which could adversely affect its business and operations.

   As a financial institution, Sovereign is subject to extensive regulation, which materially affects its business. Statutes, regulations and policies to which Sovereign and Sovereign Bank are subject may be changed at any time, and the interpretation and the application of these laws and regulations by Sovereign's regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect Sovereign.

   In the past, Congress has considered legislation in various forms which would require savings and loan associations, such as Sovereign Bank, to convert their charters to national bank charters. In the absence of applicable "grandfathering" or "phase in" provisions, legislation eliminating Sovereign Bank's charter would have a material adverse effect on Sovereign and Sovereign Bank because, among other things, the regulatory capital requirements for bank holding companies and savings and loan holding companies are different. In addition, recent legislative proposals contemplate a transfer of jurisdiction over holding companies of savings and loan associations from the OTS to the Federal Reserve Board, which could elect to impose bank holding company regulations on Sovereign. If Sovereign were presently subject to the regulations governing bank holding companies, Sovereign would not meet applicable capital requirements and, as a result, Sovereign would be required to raise additional equity or reduce the size of Sovereign Bank on terms that may not be economically advantageous. In addition, Sovereign's ability to engage in nonbanking activities in the future would be materially curtailed. Sovereign cannot determine if, when, or in what form such legislation may eventually be enacted. The regulatory agencies having jurisdiction over banks and thrifts have under consideration a number of possible rulemaking initiatives which impact on bank and thrift and bank and thrift holding company capital requirements. Adoption of one or more of these proposed rules could have an adverse effect on Sovereign and Sovereign Bank.

   Existing federal regulations limit Sovereign's ability to increase its commercial loans. Sovereign is required to maintain 65% of its assets in residential mortgage loans and certain other loans, including small business loans. Sovereign also cannot have more than 10% of its assets in large commercial loans that are not secured by real estate, more than 10% in small business loans, or more than four times its capital in commercial real estate loans. A small business loan is one with an original loan amount of less that $1 million, and a large commercial loan is a loan with an original loan amount of $1 million or more. Because commercial loans generally yield interest income which is higher than residential mortgage loans, the amount of Sovereign's interest income could be adversely affected by these provisions. If the growth of Sovereign's commercial loan portfolio continues at its current rate, Sovereign may exceed these regulatory limitations, requiring it either to reduce the size of its commercial loan portfolio or take other actions which may adversely affect its net interest income.

                       Risks Relating to the Trust PIERS


Sovereign's obligations under the guarantee and the debentures are subordinated to its senior indebtedness.

   Sovereign's obligations under the debentures and the guarantee are subordinated in right of payment to all of Sovereign's current and future senior indebtedness as defined in the debenture indenture. None of the Trust PIERS, the guarantee, the debentures or the debenture indenture will limit the amount of additional indebtedness, including senior indebtedness, Sovereign or its subsidiaries can create, incur, assume or guarantee. By reason of the subordination of the debentures and the guarantee, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of Sovereign's business, its assets will be available to pay the amounts due on the debentures and the guarantee only after all of its senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of Sovereign's senior indebtedness or an event of default with respect to such senior indebtedness permitting the acceleration thereof, Sovereign may be blocked from making payments on the debentures pursuant to the debenture indenture and the guarantee pursuant to the guarantee agreement. At December 31, 2003, Sovereign had approximately $646 million of senior indebtedness on a consolidated basis after giving effect to this offering and the use of proceeds therefrom described under "Use of Proceeds."

Sovereign conducts most of its operations through, and depends on funds from, its subsidiaries. Creditors of Sovereign's subsidiaries will have priority as to such subsidiaries' assets.

   Sovereign is a holding company and holds most of its assets at, and conducts most of its operations through, direct and indirect subsidiaries. As a holding company, Sovereign's results of operations depend on the results of operations of its subsidiaries. Moreover, Sovereign is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations, including its obligations under the guarantee and the debentures. The ability of Sovereign's subsidiaries to pay dividends or make other payments or advances to it will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

   The claims of creditors of Sovereign's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of Sovereign's creditors. The debentures and the guarantee will be structurally subordinated to indebtedness of Sovereign's subsidiaries. At December 31, 2003 after giving pro forma effect to the offering of the Trust PIERS and the use of proceeds therefrom, the aggregate amount of debt and other obligations of Sovereign's subsidiaries, including trade payables, would have been approximately $13.1 billion.

The Trust PIERS guarantee agreement covers payments only if the Trust has cash available to make payments to holders of Trust PIERS, which the Trust may not have.

   The ability of the Trust to pay scheduled distributions and contingent distributions on the Trust PIERS, the redemption price of the Trust PIERS and the liquidation amount of the Trust PIERS is solely dependent upon Sovereign making the related payments on the debentures to the Trust when due. The guarantee only applies when the Trust has the cash to make a distribution but fails to do so. If Sovereign defaults in payments on the debentures, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each Trust PIERS. In those circumstances, holders of Trust PIERS will not be able to rely upon the Trust PIERS guarantee agreement for payment of these amounts. Instead, holders of Trust PIERS must rely solely on the property trustee to enforce the Trust's rights under the debentures or may directly sue Sovereign to collect their pro rata share of payments owed.

The U.S. federal income tax consequences of the purchase, ownership and disposition of the Trust PIERS are uncertain.

   No statutory, judicial or administrative authority directly addresses the treatment of the Trust PIERS or instruments similar to the Trust PIERS for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Trust PIERS are uncertain. You should consult your tax advisor regarding your tax consequences related to the purchase, ownership and disposition of the Trust PIERS.

Distributions on the Trust PIERS could be subject to U.S. withholding tax.

   For U.S. federal income tax purposes, Sovereign intends to take the position that a Trust PIERS is treated as an interest in a debt instrument issued by Sovereign. Accordingly, Sovereign does not intend to withhold tax on distributions on the Trust PIERS to non-U.S. investors, subject to compliance by investors with certain requirements. If the Internal Revenue Service were to successfully assert that the Trust PIERS or any component thereof should be treated as equity for U.S. federal income tax purposes, non-U.S. investors in Trust PIERS would be subject to U.S. federal withholding tax on distributions.

Sovereign can defer interest payments on the debentures, causing your distributions under the Trust PIERS to be deferred, which may affect the market price of the Trust PIERS.

   Sovereign has the right to defer interest payments (other than contingent interest) on the debentures for up to 20 consecutive quarterly periods. If Sovereign defers interest payments, the Trust will defer paying distributions (other than contingent distributions) to you on your Trust PIERS during the deferral period. In addition, if Sovereign pays all interest then accrued and unpaid on the debentures, Sovereign may elect to begin a new deferral period. There is no limitation on the number of times that Sovereign may elect to begin a deferral period.

   As a result of Sovereign's right to defer interest payments (other than contingent interest), the market price of the Trust PIERS may be more volatile than the market prices of other securities that are not subject to such deferral options. Sovereign does not currently intend to exercise its right to defer interest payments on the debentures. If Sovereign exercises this right in the future, however, the market price of the Trust PIERS will probably decline and the Trust PIERS may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying debentures. If you sell your Trust PIERS during a deferral period, you may not receive the same return on your investment as someone who continues to hold the Trust PIERS until the end of the deferral period.

The Trust PIERS may be redeemed prior to their maturity date and you may not be able to reinvest the proceeds from the redemption at the same or a higher rate of return.

   The debentures (and therefore the Trust PIERS) may not be redeemed prior to ___o___, 2007, except that they may be redeemed at any time upon the occurrence of certain special events. On any date after ___o___, 2007, we may, if specified conditions are satisfied, redeem the Trust PIERS, in whole but not in part, for cash at a price equal to 100% of their issue price plus accrued and unpaid interest to the date of redemption.

   However, if specified events occur relating to changes in tax or investment company laws that adversely affect the status of the Trust, the Trust PIERS or the debentures, then Sovereign may be able at any time following the change in law to redeem all of the debentures at a price equal to 100% of the principal amount of the debentures at maturity plus any accrued and unpaid interest. If Sovereign redeems the debentures, the Trust must use the redemption price it receives to redeem the Trust PIERS. You may not be able to reinvest the proceeds of the redemption at a rate that is equal to or higher than the rate of return on the Trust PIERS.

Fluctuations in the stock market as well as general economic and market conditions may harm the market price of Sovereign common stock and you may lose all or part of your investment.

   As discussed elsewhere in this prospectus supplement, you may convert your Trust PIERS into shares of Sovereign common stock under certain circumstances. The market price of Sovereign common stock may be subject to significant fluctuations in response to operating results and other factors, including:

   o actual or anticipated quarterly fluctuations in Sovereign's financial results, particularly if they differ from investors' expectations;

   o changes in financial estimates and recommendations by securities analysts;

   o general economic, market and political conditions, including war or acts of terrorism, not related to Sovereign's business;

   o actions of Sovereign's competitors and changes in the market valuations, strategy and capability of such competitors;

   o Sovereign's ability to successfully integrate acquisitions and consolidations; and

   o changes in banking regulations and the prospects of Sovereign's industry.

   In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may harm the market price of Sovereign common stock.

Sovereign will control the Trust and you will have limited voting rights.

   As a holder of Trust PIERS, you will have limited voting rights. You can vote only to modify specified terms of the Trust PIERS, or direct the exercise of the Trust's rights as holder of the debentures, or on the removal of the property and Delaware trustees of the Trust upon a limited number of events.

   As the sole holder of the Trust common securities, Sovereign can replace or remove the property and the Delaware trustees, unless there is an indenture event of default. If an event of default exists, the property and the Delaware trustees may be removed only by the holders of a majority in liquidation amount of the outstanding Trust PIERS. In no event will the holders of the Trust PIERS have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in Sovereign as the holder of all of the Trust common securities.

   Unless and until you exercise your right to convert your Trust PIERS into shares of Sovereign common stock, you will not have any voting rights with respect to any matters submitted to a vote of Sovereign's common stockholders.

The Trust's ability to redeem the Trust PIERS upon a change of control or in connection with a special event may be limited.

   In the event of certain changes of control involving Sovereign or the occurrence of a special event, as that term is defined in this prospectus supplement under "Description of the Trust PIERS--Redemption Upon Special Event," Sovereign will have the right, at its option but subject to certain conditions, to require the Trust to redeem any or all of your Trust PIERS at a redemption price in cash equal to the issue price of the Trust PIERS, plus accrued and unpaid distributions (including deferred distributions) on such Trust PIERS to, but excluding, the redemption date. Sovereign's ability to redeem the debentures upon a change of control or in connection with any special event may be limited by the terms of its senior indebtedness and the subordination provisions of the debenture indenture. Further, Sovereign's ability to redeem the debentures upon a change of control or in connection with a special event will be dependent on the availability of sufficient funds and its ability to comply with applicable securities laws. Accordingly, there can be no assurance that Sovereign will be in a position to cause the Trust to redeem the Trust PIERS upon a change of control or in connection with a special event. The term "change of control" under the debenture indenture is limited to certain specified transactions and may not include other events that might adversely affect Sovereign's financial condition or result in a downgrade of the credit rating (if any) of the Trust PIERS, nor would Sovereign's option to cause the Trust to redeem the Trust PIERS upon a change of control necessarily afford holders of the Trust PIERS protection in the event of a highly leveraged reorganization.

You must rely on the enforcement rights of the property trustee.

   If:

   o the Trust fails to pay distributions in full on the Trust PIERS, other than pursuant to a deferral of interest during an extension period, or

   o a trust event of default, which we define under "Description of Trust PIERS--Trust Events of Default" in this prospectus supplement, including a failure by Sovereign to make payments on the debentures, occurs and is continuing;

you must rely upon the enforcement rights of the property trustee, as the holder of the debentures. The holders of a majority in liquidation amount of the Trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the debentures.

   If the property trustee fails to enforce its rights under the debentures in respect of an indenture event of default after a holder of record of Trust PIERS has made a written request, a holder of Trust PIERS may sue Sovereign directly to enforce the property trustee's rights under the debentures without first suing the property trustee. If a trust event of default has occurred and is continuing and is attributable to our failure to pay the principal or interest on the debentures when due, the registered holder of the Trust PIERS may sue directly for enforcement of payment to the holder of the principal or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the Trust PIERS of such holder. As the holder of the Trust common securities, Sovereign will be subrogated to the rights of such holder of Trust PIERS under the declaration of trust to the extent of any payment made by Sovereign to such holder of Trust PIERS in that suit. The holders of Trust PIERS will not be able to exercise directly any other remedy available to the holders of debentures.

The limited covenants relating to the Trust PIERS, the debentures, the warrants and the guarantee may not protect your investment in the event that Sovereign experiences financial difficulties or a change of control.

   The covenants in the governing documents relating to the Trust PIERS, the debentures, the warrants and the guarantee are extremely limited. In particular, these governing documents do not contain covenants that limit Sovereign's ability to incur additional indebtedness or (except during a deferral period) to pay dividends on or repurchase its capital stock, nor do they contain provisions permitting holders of the Trust PIERS or debentures to require the repurchase of their securities in the event of a decline in its credit rating. As a result, these governing documents do not fully protect you in the event of an adverse change in Sovereign's financial condition or in the event of a highly leveraged transaction or similar transaction involving Sovereign that may adversely affect the holders of the Trust PIERS.

There is no existing market for the Trust PIERS; even if a market develops, you may not be able to sell your Trust PIERS at the price you desire or sell them at all, and the market price may be subject to extreme price fluctuations.

   There is no existing trading market for the Trust PIERS. We cannot ensure that an active market will develop or, if any trading market does develop, that it will be liquid or that you will be able to sell any of the Trust PIERS at a particular time, if at all, or that the prices you receive, if or when you sell the Trust PIERS, will be above their initial offering price. The underwriters have advised us that they intend to make a market in the Trust PIERS, but it is not obligated to do so and may discontinue any market-making in the Trust PIERS at any time in its sole discretion and without notice. Future trading prices of the Trust PIERS in any market that may develop will depend on many factors, including Sovereign's operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

The value of the conversion rights associated with the Trust PIERS may be substantially reduced or eliminated if Sovereign were a party to a merger, consolidation or other similar transaction.

   If Sovereign were a party to a consolidation, merger or sale of all or substantially all of its assets pursuant to which its common stock would be converted into cash, securities or other assets, the Trust PIERS would become convertible solely into such cash, securities or other assets. As a result, the value of the conversion rights associated with the Trust PIERS may be substantially reduced or eliminated because you would no longer be able to convert your Trust PIERS into shares of Sovereign common stock in the future or because of changes in the nature or volatility of Sovereign common stock. See "Description of Trust PIERS--Conversion Rights--Conversion Rate Adjustments."

Sovereign's reported earnings per share may be more volatile because of the contingent conversion provision of the Trust PIERS.

   Holders of the Trust PIERS are generally entitled to convert the Trust PIERS into Sovereign common stock, if:

   o the market price of Sovereign common stock reaches a specified threshold;

   o the trading price of the Trust PIERS falls below certain thresholds;

   o the credit rating for the Trust PIERS drops below a specified level;

   o the Trust PIERS have been called for redemption; or

   o specified corporate transactions occur.

   Until one of these contingencies is met, the shares underlying the Trust PIERS are not included in the calculation of Sovereign's basic or fully diluted earnings per share. Should a contingency be met, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the calculation of diluted earnings per share. Volatility in Sovereign's stock price or earnings could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of Sovereign's fully diluted earnings per share.

Future sales or issuances of Sovereign common stock or equity-related securities in the public market or in connection with mergers and acquisitions or the issuance of securities senior to Sovereign common stock could adversely affect the trading price of Sovereign common stock and the value of the Trust PIERS.

   Sovereign's board of directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Sovereign common stock. As of February 18, 2004, Sovereign had no shares of preferred stock outstanding. Sovereign has authorized 400,000,000 shares of common stock, no par value, of which 293,110,863 shares were outstanding as of December 31, 2003. In addition, as of December 31, 2003, approximately 2,513,290 shares of Sovereign's common stock were reserved for issuance to Sovereign's employees, directors and officers pursuant to Sovereign's stock option plans. Sovereign is not restricted from issuing additional common stock during the life of the Trust PIERS or issuing shares of common or preferred stock in connection with any merger or acquisition. No prediction can be made as to the effect, if any, that future sales or issuances of shares of Sovereign common stock, equity-related securities or the availability of such securities for future sale will have on the trading price of Sovereign's common stock or the value of the Trust PIERS.

                                USE OF PROCEEDS


   We estimate that the proceeds from the sale of the Trust PIERS will be approximately $___o___ million (or $___o___ million if the underwriters' option to purchase additional Trust PIERS is exercised in full), after deducting the underwriters' discounts and commissions and estimated offering expenses. We will use the net proceeds from the offering of the Trust PIERS to purchase the warrants and the debentures from Sovereign. Sovereign anticipates that it will use the net proceeds from its sale of the warrants and the debentures for general corporate purposes. As a result, Sovereign will retain broad discretion over the use of the net proceeds of this offering.


                                 CAPITALIZATION

   We present in the table below the capitalization of Sovereign and its subsidiaries:

   o on an actual, consolidated basis as of September 30, 2003; and

   o as adjusted to give effect to this offering and the application of the net proceeds.

You should read this table in conjunction with the consolidated financial statements of Sovereign and the notes relating to them which are contained in Sovereign's Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, which are incorporated by reference in this prospectus supplement.

                                                       September 30, 2003
                                                    ------------------------
                                                      Actual          As
                                                    (Unaudited)    Adjusted
                                                    ------------------------
                                                        ($ in thousands)

    Borrowings and other debt obligations             9,570,356    9,570,356
    Junior Subordinated debenture                            --
    Other liabilities                                   599,032      599,032
    Minority interests                                  201,757      201,757

    Stockholders' equity:
      Common Stock                                    1,872,953    1,872,953
      Warrants and stock options                         13,230
      Unallocated ESOP shares                           (28,465)     (28,465)
      Treasury stock                                    (22,501)     (22,501)
      Accumulated other comprehensive
       income/(loss)                                    (16,345)     (16,345)
      Retained earnings                               1,350,095    1,350,095
                                                    -----------   ----------
    Total Liabilities and Stockholders' equity      $41,055,292   $
                                                    ===========   ==========

                 SELECTED SOVEREIGN CONSOLIDATED FINANCIAL DATA


   The following table sets forth selected unaudited consolidated financial data of Sovereign. The financial data are based on the financial statements included in the Form 10-K for the year ended December 31, 2002 and the unaudited financial statements included in the Form 10-Q for the quarter ended September 30, 2003, of Sovereign filed with the SEC which are incorporated by reference in this prospectus supplement, and should be read in conjunction therewith. See "Incorporation by Reference." Data for the nine months ended September 30, 2003 and 2002 reflect, in the opinion of management of Sovereign, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data under U.S. generally accepted accounting principles. Results for the nine months ended September 30, 2003 and 2002 are not necessarily indicative of results for any other interim period or for the year as a whole.


                            SELECTED FINANCIAL DATA

                                                                                         At December 31,
                                             September 30,    ---------------------------------------------------------------------
                                                  2003           2002           2001           2000          1999           1998
                                             -------------    -----------   -----------    -----------    -----------   -----------
(Dollars in thousands, except per share data)
Balance Sheet Data
Total assets .............................    $41,055,292     $39,524,193   $35,474,838    $33,475,797    $26,607,112   $21,913,873
Loans, net of allowance ..................     24,227,163      22,828,575    20,134,917     21,655,889     14,155,479    11,448,968
Investment securities ....................     11,522,755      11,366,077    10,465,116      7,293,852     10,392,263     8,502,082
Deposits and other customer accounts .....     27,515,180      26,784,980    23,297,574     24,498,917     12,012,675    12,460,022
Borrowings and other debt obligations ....      9,570,356       8,829,289     8,939,770      6,240,308     12,370,109     7,764,933
Company-obligated mandatorily redeemable
  preferred securities of subsidiary
  trusts holding junior subordinated
  debentures of Sovereign and minority
  interest-preferred securities of
  subsidiaries(5).........................        201,757         596,957       604,528        458,215        316,346       129,050
Stockholders' equity .....................      3,168,967       2,764,318     2,202,481      1,948,884      1,821,495     1,204,068

                                           Nine Months Ended
                                             September 30,                                  At December 31,
                                        -----------------------    ----------------------------------------------------------------
                                           2003         2002          2002         2001          2000          1999         1998
                                        ----------   ----------    ----------   ----------    ----------    ----------   ----------
(Dollars in thousands, except per share data)
Summary Statement of Operations
Total interest income...............    $1,454,447   $1,544,946    $2,059,540   $2,222,475    $2,269,735    $1,607,329   $1,355,371
Total interest expense..............       557,298      678,462       899,924    1,168,193     1,414,924       992,673      861,759
Net interest income.................       897,149      866,484     1,159,616    1,054,282       854,811       614,656      493,612
Provision for loan losses...........       121,957      110,500       146,500       97,100        56,500        30,000       27,961
Net interest income after provision
  for loan losses...................       775,192      755,984     1,013,116      957,182       798,311       584,656      465,651
Total non-interest income...........       390,302      313,980       432,526      414,403       103,340       129,155      104,102
General and administrative expenses.       642,186      607,057       820,107      777,285       726,090       391,837      325,410
Other expenses......................       123,224      123,342       158,980      444,355       281,793        53,360       33,137
Income/(loss) before income taxes...       400,084      339,565       466,555      149,945      (106,232)      268,614      211,206
Income tax provision (benefit)......       110,820       90,664       124,570       26,575       (65,215)       89,315       74,751
Net Income/(loss)(1)(3).............    $  289,264   $  248,901    $  341,985   $  116,821    $  (30,242)      179,299      136,455

Share Data(2)
Common shares outstanding at end of
  period (in thousands).............       292,310      261,150       261,624      247,470       226,501       225,408      159,665
Basic earnings/(loss) per
  share(1)(3).......................    $     1.06   $      .97    $     1.32   $      .48    $     (.13)   $     1.02   $      .88
Diluted earnings/(loss) per
  share(1)(3).......................    $     1.01   $      .90    $     1.23   $      .45    $     (.13)   $     1.01   $      .85
Common share price at end of period.    $    18.55   $    12.90    $    14.05   $    12.24    $     8.13    $     7.45   $    14.25
Dividends declared per common share.    $     .075   $     .075    $      .10   $      .10    $      .10    $      .10   $      .08

Selected Financial Ratios
Book value per common share(4)......    $    10.84   $    10.38    $    10.57   $     8.90    $     8.60    $     8.08   $     7.54
Dividend payout ratio(6)............          7.15%        7.81%         7.62%       21.10%           --(10)      9.54%       10.47%
Return on average assets(7).........           .94%         .90%          .91%         .34%           --(10)       .75%         .70%
Return on average equity(8).........         13.16%       13.51%        13.50%        5.51%           --(10)     13.20%       12.42%
Average equity to average assets(9).          7.17%        6.64%         6.71%        6.15%         5.83%         5.67%        5.60%

 (1) Net income includes after-tax merger-related, integration, and other special charges of $19 million ($0.07 per diluted share) in 2003, $14 million ($0.05 per diluted share) in 2002, $170 million ($0.66 per diluted share) in 2001, $270 million ($1.20 per diluted share) in 2000 and $23 million ($0.13 per diluted share) in 1999.
 (2) All per share data have been adjusted to reflect all stock dividends and stock splits.
 (3) Effective January 1, 2002, Sovereign prospectively adopted the fair value expense provisions of Statements of Financial Accounting Standards Nos. 123, "Accounting for Stock Based Compensation," and 142, "Goodwill and Other Intangible Assets." See Notes to the Consolidated Financial Statements included in Sovereign's Form 10-K for the year ended December 31, 2002, incorporated herein by reference for further discussion regarding the impact to 2002 reported results of the change in accounting related to these pronouncements.
 (4) Book value per share is calculated using stockholders' equity divided by common shares outstanding at end of period.
 (5) Effective July 1, 2003, management elected to change its accounting policy to treat its Trust Preferred Security obligations as liabilities and the associated dividends on the trust preferred securities as interest expense. For periods prior to July 1, 2002, this cost was classified within other expenses since the obligation was classified on the consolidated balance sheet as Company--Obligated Mandatorily Redeemable Preferred Securities. Prior periods have not been reclassified to conform to the 2003 presentation. See Notes to the unaudited, condensed Consolidated Financial Statements included in Sovereign's Form 10-Q for the nine months ended September 30, 2003, incorporated herein by reference for further discussion.
 (6) Dividend payout ratio is calculated by dividing total dividends declared by net income for the period.
 (7) Return on average assets is calculated by dividing net income by the average balance of total assets for the year.
 (8) Return on average equity is calculated by dividing net income by the average balance of stockholders' equity for the period.
 (9) Average equity to average assets is calculated by dividing the average balance of stockholders' equity at the beginning and end of each period by the average balance of total assets at the beginning and end of each period.
(10) These ratios are not applicable due to the net loss recognized for the year ended December 31, 2000.


                      RATIOS OF EARNINGS TO FIXED CHARGES


   The following table sets forth Sovereign's consolidated ratios of earnings to fixed charges for the periods shown, as well as the pro forma ratios for the period ended September 30, 2003 and the December 31, 2002 which gives effect to this offering and the application of the net proceeds to the junior subordinated debenture and the warrant. For purposes of computing the ratios, earnings represent income before income taxes before adjustment for minority interests, plus fixed charges, less preference security dividend requirements of consolidated subsidiaries. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.


                                                         September 30,           Year ended December 31,
                                                         -------------    ------------------------------------
                                                              2003        2002   2001     2000     1999   1998
Ratio of earnings to fixed charges:
 Including interest on deposits ......................        1.66        1.48   1.11    N/A(1)    1.27   1.24
 Excluding interest on deposits ......................        2.16        1.93   1.27    N/A(1)    1.48   1.49

---------------
(1) Sovereign incurred a net loss in 2000 and as a result had a deficiency of $93,833 and $90,232 for the ratio of earnings to fixed charges including interest and excluding interest, respectively.

                     PRICE RANGE OF SOVEREIGN COMMON STOCK


   Sovereign common stock trades on the New York Stock Exchange under the symbol "SOV." As of December 31, 2003, there were 298,111,799 shares issued and outstanding held by approximately 15,526 shareholders of record. The closing price of Sovereign common stock on ___o___, 2004 was $___o___ per share. At February 18, 2004, Sovereign had no preferred stock outstanding.

   For the last two fiscal years and the first quarter of 2004 through February 16, 2004, the high and low prices of Sovereign's common stock on the New York Stock Exchange by quarter were as follows:

                                                                 Price Range of
                                                                  Common Stock
                                                                 ---------------
Quarterly highs and lows                                          High     Low
------------------------                                         ---------------
2002:
            First Quarter ...................................... $14.35   $11.85
            Second Quarter .....................................  15.48    14.00
            Third Quarter ......................................  15.57    12.19
            Fourth Quarter .....................................  14.72    11.31
2003:
            First Quarter ......................................  14.49    12.72
            Second Quarter .....................................  16.55    14.07
            Third Quarter ......................................  19.75    15.38
            Fourth Quarter .....................................  25.20    18.30
2004:
            First Quarter (through February 16, 2004) ..........  24.75    21.82



                          DIVIDEND HISTORY AND POLICY

   Sovereign has historically paid a dividend in March, June, September and December of each year. Set forth below are the dividends Sovereign paid during 2002, 2003 and the first quarter of 2004:


2002:
            First Quarter ............................................    $0.025
            Second Quarter ...........................................     0.025
            Third Quarter ............................................     0.025
            Fourth Quarter ...........................................     0.025
2003:
            First Quarter ............................................     0.025
            Second Quarter ...........................................     0.025
            Third Quarter ............................................     0.025
            Fourth Quarter ...........................................     0.025
2004:
            First Quarter (through February 18, 2004) ................     0.025

   For certain limitations on our ability to pay dividends see "Risk Factors -- Sovereign's holding company structure also restricts the ability of Sovereign Bank to provide funds to Sovereign and to pay dividends and make debt payments."

                                   THE TRUST


   The Trust is a statutory trust formed under Delaware law in September 1999, and is governed by an amended and restated trust agreement, which we refer to as the "declaration of trust," to be executed by Sovereign, as sponsor, a property trustee, a Delaware trustee, and Mark R. McCollom, James D. Hogan, and Thomas Brugger as administrative trustees, and a certificate of trust, dated as of September 10, 1999, filed with the Secretary of State of the State of Delaware. The Trust's business and affairs will be conducted by The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the three individual administrative trustees, who are employees of Sovereign. The Trust exists for the exclusive purpose of issuing the Trust PIERS (which are preferred securities of the Trust) and the common securities of the Trust, investing the proceeds from these sales in the debentures and the warrants and engaging in only those other activities that are necessary or incidental to the other activities mentioned above. Accordingly, the debentures and the warrants will be the sole assets of the Trust, and payments under the debentures will be the sole source of revenue of the Trust. All of the common securities of the Trust will be owned by Sovereign. The common securities will rank equally, and payments will be made on them pro rata, with the preferred securities, except that upon the occurrence and continuance of an event of default under the declaration of trust resulting from an event of default under the indenture, which we refer to as an "indenture event of default," the rights of Sovereign as holder of the Trust common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of holders of the Trust PIERS. Sovereign will acquire Trust common securities in an aggregate liquidation amount at least equal to 3% of the total capital of the Trust.

   The property trustee will hold title to the debentures and the warrants for the benefit of holders of the Trust PIERS and the Trust common securities and, as the holder of the debentures and the warrants, the property trustee will have the power to exercise all rights, powers and privileges of a holder of debentures under the indenture and of a holder of warrants under the warrant agreement. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing trust account to hold all payments made in respect of the debentures for the benefit of holders of the Trust PIERS and the common securities. The guarantee trustee will hold the guarantee for the benefit of holders of the Trust PIERS and the Trust common securities. Sovereign, as the holder of all the Trust common securities, will have the right to appoint, remove or replace any of the trustees and to increase or decrease the number of trustees; provided that the number of trustees will be at least three; and provided further that at least one trustee will be a Delaware trustee, at least one trustee will be the property trustee and at least one trustee will be an administrative trustee. Sovereign, as issuer of the debentures, has agreed to pay all fees and expenses related to the organization and operations of the Trust (including (1) any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States or any other taxing authority upon the Trust, or (2) any tax in the nature of a withholding tax imposed by any taxing authority outside of the United States on any payment by the Trust to holders of Trust PIERS and Trust common securities) upon the offering of the Trust PIERS and be responsible for all debts and obligations of the Trust (other than with respect to the Trust PIERS).

   For so long as the Trust PIERS remain outstanding, Sovereign will covenant
(1) to maintain directly or indirectly ownership of all of the Trust common securities, (2) to cause the Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the declaration of trust, (3) to use its reasonable best efforts to ensure that the Trust will not be an "investment company" under the Investment Company Act of 1940 and (4) to take no action that would be reasonably likely to cause the Trust to fail to be classified as a grantor trust for United States federal income tax purposes.

   The rights of holders of Trust PIERS, including economic rights, rights to information and voting rights, are set forth in the declaration of trust and the Delaware Statutory Trust Act. The declaration of trust incorporates by reference the terms of the Trust Indenture Act of 1939.

   The office of the Delaware trustee is located at 23 White Clay Center, Route 273, Newark, Delaware 19771. The principal place of business of the Trust is c/o Sovereign Bancorp, Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102, telephone (215) 557-4630.

   We anticipate that the Trust will not be subject to the reporting requirements of the Securities Exchange Act of 1934.

                         DESCRIPTION OF THE TRUST PIERS


   We will issue the Trust PIERS under the declaration of trust. The terms of the Trust PIERS include those stated in the declaration of trust and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Because a purchase of the Trust PIERS will also involve an investment decision regarding the debentures and the warrants, as well as the shares of Sovereign common stock issuable upon conversion of the Trust PIERS, you should also read "Description of the Warrants," "Description of the Debentures," "Description of the Guarantee," "Relationship Among the Trust PIERS, the Debentures and the Guarantee" and "Description of Sovereign Common Stock" in this prospectus supplement. The following description of the material terms of the Trust PIERS in this prospectus supplement contains only a summary of their material terms and does not purport to be complete. We will file copies of the declaration of trust, the Trust PIERS, the indenture, the debentures, the warrant agreement and the guarantee as exhibits to a Current Report on Form 8-K, which will be incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you may request copies of these documents from us at our address set forth under "Incorporation of Certain Documents by Reference." We urge you to read these documents in their entirety because they, and not this description and the descriptions referred to above, will define your rights as a holder of the Trust PIERS. Unless otherwise specified, when we refer to "Sovereign" in the following description, we mean only Sovereign Bancorp, Inc. and not its subsidiaries.

   The registered holder of a Trust PIERS will be treated as the owner of it for all purposes. Except as set forth below, only registered holders will have rights under the declaration of trust.

General

   Each Trust PIERS will represent an undivided beneficial interest in the assets of the Trust, which will consist of:

   o ___o___% junior subordinated deferrable interest debentures due 2034 issued by Sovereign, each with a principal amount at maturity of $50 and, at any time, an accreted principal amount as described below under "Conversion Rights--Conversion for Cash"; and

   o warrants to purchase, at any time prior to ___o___, 2034 (unless earlier redeemed), ___o___ shares (subject to antidilution adjustments) of Sovereign common stock per warrant by delivering per warrant one debenture or, in the case of exercises before ___o___, 2007, either (1) one debenture or (2) one debenture plus cash equal to the accreted principal amount of a debenture.

   The debentures and the warrants may not be transferred separately.

   The Trust PIERS will be issued only in registered form in denominations of $50 and any integral multiple of $50 above that amount. No service charge will be made for any registration of transfer or exchange of Trust PIERS, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

   You may present definitive Trust PIERS for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the corporate trust office or agency of the property trustee in New York City. For information regarding conversion, registration of transfer and exchange of global securities, see "--Form, Denomination and Registration."

Payment of Distributions and Principal

   The Trust PIERS will pay distributions from ___o___, 2004 at the rate described below under "Distribution Rate."

   We will pay distributions quarterly on ___o___, ___o___, ___o___ and ___o___ of each year to the holders of record at the close of business on the preceding ___o___, ___o___, ___o___ and ___o___, respectively, beginning ___o___, 2004. In general, however, we will not make any payment in cash or additional shares of Sovereign common stock for accrued and unpaid distributions on any Trust PIERS that are converted into Sovereign common stock, except as described below under "--Conversion Rights--Conversion Procedures."

   We will also pay contingent distributions on the Trust PIERS under the circumstances described below under "--Contingent Distributions."

   Distributions will cease to accrue on a Trust PIERS upon its maturity, conversion or redemption by us.

   Except as provided below, unless previously converted or redeemed by us, we will pay distributions due on:

     (1) the global securities to the Depository Trust Company ("DTC") in immediately available funds;

     (2) any definitive Trust PIERS having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these Trust PIERS; and

     (3) any definitive Trust PIERS having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holder of those Trust PIERS.

   In the case of clause (3) above, wire transfer instructions must be received by the property trustee no later than 15 days prior to the interest payment date.

   Distribution payments will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   At maturity, we will pay distributions due on the definitive Trust PIERS, unless previously converted or redeemed by us, at our office or agency in New York City, which initially will be the office or agency of the property trustee in New York City.

   Unless previously converted or redeemed by us, we will pay the redemption price on:

     (1)  the global securities to DTC in immediately available funds; and

     (2) any definitive Trust PIERS at our office or agency in New York City, which initially will be the office or agency of the property trustee in New York City.

Distribution Rate

   We will pay cash distributions on the Trust PIERS at the distribution rate of ___o___% per annum of the $50 issue price of the Trust PIERS, payable quarterly in arrears, subject to deferral of payment as described under "Description of the Debentures--Option to Extend Interest Period" in this prospectus supplement. All payments we are obligated to make on the Trust PIERS will be made solely from the corresponding amounts we receive on the debentures, and so our ability to pay the quarterly distributions and any contingent distributions that become due on the Trust PIERS and their redemption amount upon optional redemption or at maturity will depend solely upon our receipt of corresponding interest, contingent interest and principal payments from Sovereign on the debentures.

Contingent Distributions

   In addition to distributions at the distribution rate as described above, we will pay contingent distributions to holders of the Trust PIERS during any three-month period, other than the three-month period ending ___o___, 2034, from and including a distribution date to but excluding the next distribution date, commencing with the three-month period beginning ___o___, 2007, if the average trading price of the Trust PIERS for a five-trading-day measurement period immediately preceding the first day of the applicable three-month period equals 130% or more of the issue price of the Trust PIERS. The amount of contingent distributions payable per Trust PIERS in any distribution period will be equal to $___o___ per $50 issue price of Trust PIERS.

   Contingent distributions, if any, will accrue from the first day of any distribution period and be payable on the distribution date at the end of the relevant three-month period to holders of the Trust PIERS as of the record date relating to such distribution payment date.

   Upon determination that Trust PIERS holders will be entitled to receive contingent distributions during a relevant three-month period, we and Sovereign will issue a press release and publish such information on Sovereign's website on the World Wide Web as soon as practicable.

Option to Extend Distribution Payment Period

   So long as Sovereign is not in default in the payment of interest on the debentures, Sovereign has the right under the debenture indenture to defer payments of interest, other than contingent interest, on the debentures by extending the interest payment period at any time, and from time to time, on the debentures. As a consequence of each such extension, distributions, other than contingent distributions, on the Trust PIERS would be also deferred by the Trust for a corresponding period. Despite any such deferral, interest on the debentures and the deferred interest would continue to accrue at the then-applicable annual interest rate compounded quarterly, and, as a result, distributions on the Trust PIERS and any deferred distributions would continue to accumulate at the then-applicable distribution rate compounded quarterly, in each case to the extent permitted by law. Sovereign may not extend the interest payment period for the debentures for more than 20 consecutive quarters, and no extension may extend beyond the stated maturity of the debentures or end on a date other than an interest payment date. If Sovereign exercises its right to defer payments of interest, then under the terms of the debentures, Sovereign may not, and may not permit any subsidiary to:

   o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of Sovereign, other than:

          (1) purchases of the capital stock of Sovereign in connection with employee, director or agent benefit plans or under any dividend reinvestment or stock purchase plan;

          (2) in connection with the reclassifications of any class or series of Sovereign's capital stock, or the exchange or conversion of one class or series of Sovereign's capital stock for or into another class or series of its capital stock;

          (3) the payment of any dividend within 60 days after the date of declaration of the dividend if, at the date of declaration, (a) if paid on that date, the payment of the dividend would not have been prohibited by an election to defer interest payments and (b) the declaration was in accordance with Sovereign's dividend policy in effect immediately prior to its declaration of the dividend;

          (4) the purchase of fractional interests in shares of Sovereign's capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

          (5) dividends or distributions payable in Sovereign's capital stock, or options, warrants or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock;

          (6) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant to any such shareholders' rights plan; or

          (7) repurchases of Sovereign common stock in connection with acquisitions of businesses made by Sovereign or any of its subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

   o make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debentures (including other junior subordinated debentures) issued by Sovereign that rank equally with or junior to the debentures, in each case other than through the issuance or exchange of debt securities that rank equally with or junior to the debentures; or

   o make any guarantee payments with respect to any guarantee by Sovereign of the debentures (including other guarantees) of any of its subsidiaries, if such guarantee ranks equally with or junior in interest to the debentures, other than payments under Sovereign's guarantee of the Trust PIERS.

   Prior to the termination of any extension period, Sovereign may further defer payments of interest (other than contingent interest) by extending the interest payment period, subject to the limitations described above. Upon the termination of any extension period and the payment of all amounts then due, Sovereign may commence a new extension period, subject to the above requirements. Sovereign has no current intention of exercising its right to defer payments of interest on the debentures.

Conversion Rights

   General

   You may convert any outstanding Trust PIERS into Sovereign common stock, at any time prior to the close of business on ___o___, 2034, unless previously converted or redeemed by us at our option, initially at a conversion rate of o shares of Sovereign common stock for each Trust PIERS with an issue price of $50, equal to a conversion price of approximately $___o___ per share, under the circumstances summarized below. The conversion rate will be subject however, to adjustment as described below under "--Conversion Rate Adjustments."

   You may surrender Trust PIERS for conversion into Sovereign common stock if any of the following conditions are satisfied:

     (1) if the market price of Sovereign common stock is above 130% of the conversion price per share measured over a specified number of trading days;

     (2) prior to ___o___, 2029, if the average daily trading price for the Trust PIERS is less than 105% of the average conversion value of the Trust PIERS over a specified number of trading days and the conversion value was less than 98% of the issue price of the Trust PIERS;

     (3) if the credit rating assigned to the Trust PIERS by Moody's is below "o" or the credit rating assigned by Standard & Poor's is below "o";

     (4)  if we have called the Trust PIERS for redemption; or

     (5) upon the occurrence of the corporate transactions specified below under "--Conversion Upon Specified Corporate Transactions."

   Except as described in this prospectus supplement, we will not make any payment in cash or additional shares of Sovereign common stock or other adjustment for accrued and unpaid distributions (including contingent distributions, if any) on the Trust PIERS or dividends on any of the Sovereign common stock issued upon conversion of the Trust PIERS.

   Our delivery to you of the full number of shares of the Sovereign common stock into which your Trust PIERS is convertible, together with any cash payment for your fractional shares of Sovereign common stock, will be deemed to satisfy our obligation to pay the redemption amount of your Trust PIERS and to satisfy our obligation to pay any accrued and unpaid distributions (including contingent distributions, if any) on that

Trust PIERS. As a result, accrued and unpaid distributions and contingent distributions on that Trust PIERS will be deemed paid in full rather than cancelled, extinguished or forfeited.

   "Conversion value" per each $50 issue price of Trust PIERS is equal to the product of the market price (as defined below under "--Conversion Upon Satisfaction of Common Stock Price Conditions") for Sovereign's common stock on a given day multiplied by the then-current conversion rate, which is the number of shares of Sovereign's common stock into which the $50 issue price of each Trust PIERS is then convertible.

   A "trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if Sovereign's common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which Sovereign's common stock is then listed or, if Sovereign's common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if Sovereign's common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which Sovereign's common stock is then traded; provided that no day on which Sovereign's common stock experiences any of the following will count as a trading day:

   o any suspension of or limitation imposed on trading of Sovereign common stock on the principal national or regional securities exchange or association or over-the-counter market on or in which Sovereign common stock is listed or traded;

   o any event (other than an event listed in the bullet below) that disrupts or impairs the ability of market participants in general to (1) effect transactions in or obtain market values for Sovereign's common stock on any relevant national or regional securities exchange or association or over-the-counter market, or (2) effect transactions in or obtain market values for, futures or options contracts relating to Sovereign's common stock on any relevant national or regional securities exchange or association or over-the-counter market; or

   o any relevant national or regional securities exchange or association or over-the-counter market on which Sovereign's common stock trades closes on any exchange business day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on the next business day.

"Trading day" shall not include any days other than full trading days and shall exclude extended hours trading.

   Fractional Shares

   You will not receive fractional shares of Sovereign common stock upon conversion of Trust PIERS. Instead, for each fractional share you will receive a cash amount based upon the market price of Sovereign common stock on the third trading day prior to the date on which the shares of Sovereign common stock are given to you upon conversion.

   Conversion with Cash

   To convert a Trust PIERS prior to ___o___, 2007 upon satisfaction of the conditions described below under "Conversion Procedures--Conversion Upon Satisfaction of Common Stock Price Conditions," at its option a holder may deliver, in lieu of that holder's Trust PIERS, cash equal to the accreted value of a Trust PIERS together with the Trust PIERS itself. In that case, for each Trust PIERS tendered for conversion together with cash, the holder will receive
(1) Sovereign common stock at the conversion rate and (2) a direct interest in a debenture issued by Sovereign that will mature 94 days after the conversion date at a principal amount equal to its accreted principal amount on that accelerated maturity date, which we refer to as the "94-day debenture." Interests in any such 94-day debentures will be recorded only in the name of the exercising holder, will be non-transferable and may not be held through DTC. The "accreted value" of a Trust PIERS is equal to the accreted principal amount of a debenture, which is equal to the sum of (x) its initial principal amount (or $___o___) plus (y) accrual of discount calculated from o, 2004 to the date of calculation at the all-in-yield rate of ___o___% per annum minus (z) accrual of interest on the principal amount at maturity of the debentures (or $50) at the rate of ___o___%, in each case, on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until that sum equals $50 on ___o___, 2034. For example, because the initial principal amount of the debentures will be $___o___, the accreted value of a Trust PIERS will be equal to $___o___ on o. Holders may not convert their Trust PIERS by paying cash if the conversion right arises from satisfaction of the Trust PIERS price conditions, a change in the Trust PIERS' credit ratings, our redemption of Trust PIERS or specified corporate transactions, all as described below.

   Notwithstanding a holder's desire to cash exercise its conversion rights, a holder may not cash exercise unless, at the time of exercise;

   o a registration statement is in effect under the Securities Act of 1933 covering the issuance and sale of the shares of common stock upon cash exercise of the Trust PIERS conversion right;

   o the shares have been registered, qualified or are deemed to be exempt under applicable state securities laws; and

   o to the extent required by applicable law, a then-current prospectus is delivered to the cash exercising holder.

   Sovereign currently has an effective shelf registration statement covering the issuance of its common stock issuable upon cash exercise of the Trust PIERS conversion right. It has agreed to use its reasonable best efforts to:

   o maintain the effectiveness of the shelf registration statement until the earlier of (1) ___o___, 2007 and
     (2) the first date on which no Trust PIERS remain outstanding;

   o continue to have all the shares of our common stock issuable upon conversion of the Trust PIERS registered or qualified; and

   o to the extent required by applicable law, deliver a then-current prospectus to the exercising holders of the warrants.

Conversion Procedures

   Except as provided below, if you convert your Trust PIERS into Sovereign common stock on any day other than a distribution payment date, you will not receive any payment in cash with respect to distributions and contingent distributions that have accrued on these Trust PIERS since the prior distribution payment date. If you convert after a record date for an distribution payment but prior to the corresponding distribution payment date, you (or a predecessor holder on the record date) will receive on the distribution payment date any distributions and contingent distributions accrued and paid on such Trust PIERS, notwithstanding the conversion of such Trust PIERS prior to such distribution payment date. At the time of surrender of such Trust PIERS for conversion, however, the holder surrendering Trust PIERS for conversion must pay us an amount equal to the distributions and contingent distributions that the holder on the record date will receive on the distribution payment date on the Trust PIERS being converted. The preceding sentence, however, does not apply to a holder that converts, after a record date for a distribution payment but prior to the corresponding distribution payment date, Trust PIERS that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such distribution payment date. Accordingly, if we call your Trust PIERS for redemption on a date that is after a record date for a distribution payment but on or prior to the third business day after the corresponding distribution payment date, and prior to the redemption date you choose to convert your Trust PIERS, you will receive on the date that has been fixed for redemption the amount of distributions and contingent distributions you would have received if you had not converted your Trust PIERS.

   You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of Sovereign common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties that may be payable relating to any transfer involved in the issuance or delivery of Sovereign common stock in a name other than yours. Certificates representing shares of Sovereign's common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

   To convert interests in a global security, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

   To convert definitive Trust PIERS, you will be required to:

     (1) complete the conversion notice on the back of the Trust PIERS (or a facsimile of it);

     (2) deliver the completed conversion notice and the Trust PIERS to be converted to the specified office of the conversion agent;

     (3) pay all funds required, if any, relating to distributions and contingent distributions on the Trust PIERS to be converted to which you are not entitled, as described in the third preceding paragraph; and

     (4) pay all transfer taxes or duties, if any, as described in the second preceding paragraph.

   The conversion date will be the date on which all of the foregoing requirements have been satisfied. The Trust PIERS will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the full number of shares of Sovereign common stock into which your Trust PIERS are converted together with any cash payment for your fractional shares as soon as practicable on or after the conversion date.

   In the case of the right to convert upon satisfaction of the common stock price conditions, the conversion agent, which will be initially The Bank of New York, on our behalf will determine if the Trust PIERS are convertible at the end of each quarter, in each case notifying us and the trustee.

   In connection with any conversion upon satisfaction of the Trust PIERS price conditions, the conversion agent will have no obligation to determine the trading price of the Trust PIERS unless we have requested such determination. We will have no obligation to make such request unless you provide us with reasonable evidence that on a trading day, the trading price per $50 issue price of Trust PIERS would be less than 105% of the conversion value. At such time, we will instruct the conversion agent to determine the trading price of the Trust PIERS beginning on the next trading day and on each successive trading day until the average trading price per $50 issue price of Trust PIERS would be greater than or equal to 105% of the average conversion value. We will confirm whether any such determination made by the conversion agent satisfies the Trust PIERS price conditions.

   Whenever the Trust PIERS become convertible (or in the case of conversion upon satisfaction of Trust PIERS price conditions, whenever the conversion agent has determined that the Trust PIERS price conditions are met), we or, at our request, the property trustee in our name and at our expense, will notify the holders of the event triggering such convertibility in accordance with the declaration of trust, and we will also publicly announce such information and publish it on Sovereign's website (or otherwise broadly disseminate the information in any manner deemed reasonable by us). Any notice so given will be conclusively presumed to have been duly given, whether or not the holder receives such notice.

   Conversion Upon Satisfaction of Common Stock Price Conditions

   You may convert any of your Trust PIERS into Sovereign common stock during any calendar quarter if, as of the last day of the preceding calendar quarter, the closing sale price of Sovereign common stock for at least 20 trading days in a period of at least 30 consecutive trading days ending on the last trading day of such preceding calendar quarter exceeds 130% of the effective conversion price per share of Sovereign's common stock on the last trading day of that calendar quarter. The effective conversion price per share of Sovereign's common stock on any day equals the quotient of the issue price of a Trust PIERS divided by the number of shares of Sovereign's common stock issuable upon conversion of a Trust PIERS on that day.

   The "market price" of Sovereign common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the principal U.S. securities exchange on which Sovereign's common stock is traded or, if Sovereign's common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

   If Sovereign common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "market price" will be the last quoted bid price for Sovereign's common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

   If Sovereign common stock is not so quoted, the "market price" will be the average of the mid-points of the last bid and ask prices for Sovereign's common stock on the relevant date from each of three nationally recognized independent investment banking firms selected by Sovereign for this purpose, provided that if such bid and ask prices cannot reasonably be obtained from at least three nationally recognized independent investment banking firms, but such bid and ask prices are obtained from two nationally recognized independent investment banking firms, then the "market price" will be the average of the mid-points of such bid and ask prices from the two nationally recognized independent investment banking firms, and if such bid and ask prices can reasonably be obtained from only one nationally recognized independent investment banking firm, then the "market price" will be the mid-point of such bid and ask prices from this one nationally recognized independent investment banking firm.

   Conversion Upon Satisfaction of Trust PIERS Price Conditions

   You may also convert your Trust PIERS into Sovereign common stock during the five-business-day period immediately after any ten-consecutive-trading-day period in which the average daily trading price per $50 issue price of the Trust PIERS for such ten-consecutive-trading-day period is less than 105% of the average conversion value of the Trust PIERS during that period and the conversion value for each day of that period was less than 98% of the issue price of the Trust PIERS; provided, however, that the Trust PIERS will not be convertible pursuant to this provision on or after ___o___, 2029.

   We refer to these conditions as the "Trust PIERS price conditions."

   The "trading price" for the Trust PIERS on any date means the closing sale price per Trust PIERS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the principal U.S. securities exchange on which the Trust PIERS are traded or, if the Trust PIERS are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

   If the Trust PIERS are not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "trading price" will be the last quoted bid price for Trust PIERS in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

   If the Trust PIERS are not so quoted, the "trading price" will be the average of the mid-points of the last bid and ask prices of $5.0 million aggregate issue price of the Trust PIERS on the relevant date from each of three nationally recognized independent investment banking firms selected by us for this purpose, provided that if such bid and ask prices cannot reasonably be obtained from at least three nationally recognized independent investment banking firms, but such bid and ask prices are obtained from two nationally recognized independent investment banking firms, then the "trading price" will be the average of the mid-points of such bid and ask prices from the two nationally recognized independent investment banking firms, and if such bid and ask prices can reasonably be obtained from only one nationally recognized independent investment banking firm, then the "trading price" will be the mid-point of such bid and ask prices from this one nationally recognized independent investment banking firm. If we cannot reasonably obtain such bid and ask prices from at least one nationally recognized independent investment banking firm, then the "trading price" will equal (a) the then-applicable conversion rate of the Trust PIERS multiplied by (b) the market price of Sovereign's common stock on the determination date.

   Conversion Based on Credit Ratings

   It is a condition of issuance that the Trust PIERS have received credit ratings of at least "Ba2" from Moody's and at least "BB-" from Standard & Poor's. You may convert your Trust PIERS into Sovereign common stock during any period in which the credit rating assigned to the Trust PIERS by Moody's is below ___o___, the credit rating assigned to the Trust PIERS by Standard & Poor's is below ___o___, or the credit rating assigned to the Trust PIERS by Moody's or Standard & Poor's is suspended or withdrawn.

   Conversion Upon Notice of Redemption

   You may surrender for conversion any Trust PIERS we call for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the Trust PIERS are not otherwise convertible at that time.

   Conversion Upon Specified Corporate Transactions

   If:

     (1) Sovereign distributes to all or substantially all holders of its common stock rights or warrants entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the market price of its common stock at the time of the announcement of that distribution;

     (2) Sovereign elects to distribute to all or substantially all holders of its common stock, cash or other assets, debt securities or rights or warrants to purchase its securities, which distribution has a per share value exceeding 5% of the market price of its common stock on the day preceding the declaration date for the distribution; or

     (3) a change of control (except for such change of control that occurs due to a consolidation, merger or binding share exchange described in the next succeeding paragraph) as described below under "Effects of Change of Control" would have occurred but for the fact that either (a) the market price of Sovereign's common stock for a specified period prior to that change of control exceeds a specified level or (b) the consideration received in the change of control consists of stock that is freely traded and the Trust PIERS become convertible into that stock, each as more fully described below under "--Effects of Change of Control,"

then Sovereign must notify us, and we must notify you at least 20 days prior to the ex-dividend date for the distribution or within 20 business days of the occurrence of the event described under clause (3) above, as the case may be. Once we have given that notice, you may convert your Trust PIERS at any time until either (a) the earlier of close of business on the business day prior to the ex-dividend date and Sovereign's announcement that the distribution will not take place, in the case of a distribution, or (b) within 20 business days of the notice, in the case of the event described under clause (3) above. In the case of a distribution, no adjustment to your ability to convert will be made if you participate or will participate in the distribution without conversion. The "ex-dividend date" means, with respect to any issuance or distribution on shares of Sovereign common stock, the first date on which the shares of Sovereign's common stock trade regular way on the principal securities market on which the shares of Sovereign's common stock are then traded without the right to receive such issuance or distribution.

   In addition, if Sovereign is party to a consolidation, merger or binding share exchange pursuant to which its common stock will be converted into cash, securities or other property, you may convert your Trust PIERS at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If Sovereign is a party to a consolidation, merger or binding share exchange pursuant to which its common stock is converted into cash, securities or other property, then from the effective time of the transaction, the right to convert Trust PIERS into Sovereign common stock will be changed into a right to convert the Trust PIERS into the kind and amount of cash, securities or other property which you would have received if you had converted such Trust PIERS and received Sovereign common stock immediately prior to the transaction. If Sovereign engages in any transaction described in the preceding sentence, the conversion rate will not be otherwise adjusted. If the transaction also constitutes a "Change of Control" (as defined below) the terms of the Trust PIERS will be automatically modified as described below under "Effects of Change of Control."

   Conversion Rate Adjustments

   We will adjust the initial conversion rate for certain events, including:

     (1) issuances of Sovereign's common stock as a dividend or distribution on Sovereign common stock;

     (2) certain subdivisions, combinations or reclassifications of Sovereign common stock;

     (3) issuances to all or substantially all holders of Sovereign common stock of rights or warrants to purchase Sovereign's common stock (or securities convertible into Sovereign common stock) at less than (or having a conversion price per share less than) the then-current market price of Sovereign common stock;

     (4) distributions to all or substantially all holders of Sovereign common stock of shares of Sovereign's capital stock (other than Sovereign's common stock), evidences of Sovereign's indebtedness or assets (including securities, but excluding:

          (A) the rights and warrants to the extent included pursuant to clause (3) above;

          (B) any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the eleventh succeeding paragraph;

          (C)  any dividends or distributions paid exclusively in cash; or

          (D) common stock distributions to the extent included in pursuant to clause (1) above);

     (5) distributions of cash by Sovereign, excluding any dividend or distribution in connection with its liquidation, dissolution or winding up or quarterly cash dividend on its common stock to the extent that the aggregate cash dividend per share of its common stock in any quarter does not exceed $0.025 ( the "dividend threshold amount"). The dividend threshold amount is subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment will be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment will be based upon the full amount of the distribution; and

     (6) purchases of Sovereign common stock pursuant to a tender offer or exchange offer made by Sovereign or any of its subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of Sovereign's common stock exceeds the market price per share of Sovereign's common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

   In cases where the fair market value of assets, debt securities or rights, warrants or options to purchase Sovereign's securities, applicable to one share of Sovereign common stock, distributed to stockholders:

   o equals or exceeds the average market price of Sovereign common stock over the ten-consecutive-trading-day period ending on the record date for such distribution, or

   o such average market price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, you will be entitled to receive upon conversion, in addition to the shares of Sovereign common stock and/or cash as described above under "--Settlement Upon Conversion," the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that you would have received if you had converted such Trust PIERS entirely into

Sovereign common stock immediately prior to the record date for determining the stockholders entitled to receive the distribution, at the conversion rate then in effect.

   No adjustment to the conversion rate will be made in respect of a distribution described in clauses (1), (3), (4) or (5) if you will otherwise participate in the distribution without conversion or in certain other cases. Under Sovereign's existing rights plan, or any amendment thereof or adoption of a new rights plan, while Trust PIERS remain outstanding, holders of Trust PIERS will receive, upon conversion of Trust PIERS, in addition to shares of Sovereign common stock, the rights under the applicable rights plan unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from Sovereign common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if Sovereign had distributed to all holders of its common stock shares of its common stock, evidences of indebtedness or assets described in clause (3) or
(4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

   We will not make an adjustment in the conversion rate unless such adjustment would require a change of at least 1% in the conversion rate then in effect.
We will, however, carry forward any adjustments that are less than 1% of the conversion rate then in effect and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward or, if earlier, the date on which the carried-forward adjustments first equal 1% of the conversion rate in effect at the time of the first carry-forward. Except as described above, we will not adjust the conversion rate for the issuance of Sovereign common stock or any securities convertible into or exchangeable for Sovereign common stock or carrying the right to purchase Sovereign common stock or convertible or exchangeable securities.

   In the event Sovereign elects to make a distribution described in clause (3) or (4) above, which, in the case of clause (4) above, has a per share value equal to more than 5% of the market price of the shares of Sovereign common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under "--Conversion
Upon Specified Corporate Transactions," or if the Trust PIERS are otherwise convertible, we will be required to give notice to you at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the Trust PIERS may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until Sovereign announces that the distribution will not take place.

   If Sovereign issues common stock as described in (1) above, the conversion rate will be adjusted by multiplying the conversion rate by a fraction:

   o the numerator of which will be the sum of (a) the number of Sovereign common shares outstanding on the record date fixed for the dividend or distribution plus (b) the total number of shares constituting the dividend or distribution; and

   o the denominator of which will be the number of Sovereign common shares outstanding on the record date fixed for the dividend or distribution.

   If Sovereign effects a subdivision, split or combination described in (2) above, the conversion rate will be proportionately increased or reduced.

   If Sovereign issues rights or warrants as described in (3) above, the conversion rate will be adjusted by multiplying the conversion rate by a fraction:

   o the numerator of which will be the sum of (a) the number of Sovereign common shares outstanding on the record date fixed for the distribution plus (b) the total number of additional Sovereign common shares offered for subscription or purchase; and

   o the denominator of which will be the sum of (a) the number of Sovereign common shares outstanding on the record date fixed for the distribution plus (b) the total number of Sovereign common shares which the aggregate offering price of the total number of Sovereign common shares offered for subscription or purchase would purchase at the current market price;

   If Sovereign makes a distribution described in (4) above, then the conversion rate will be adjusted by multiplying the conversion rate then in effect by a fraction:

   o the numerator of which will be the conversion price then in effect; and

   o the denominator of which will be the conversion price then in effect minus the fair market value, as determined by Sovereign's board of directors, except as described in the following sentence, of the portion of those shares of capital stock, evidences or indebtedness or assets so distributed applicable to one share of Sovereign's common stock.

   If Sovereign makes a distribution described in (4) above that consists of shares of capital stock of a subsidiary of Sovereign, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of Sovereign's common stock, in each case based on the average of the closing sales prices of those securities for each of the 10 trading days commencing on and including the fifth trading day after the date on which "ex-distribution trading" commences for such dividend or distribution on the principal national or regional exchange or market on which the securities are then listed or quoted.

   If Sovereign makes a dividend or distribution described in (5) above, then the conversion rate will be adjusted by multiplying the conversion rate then in effect by a fraction:

   o the numerator of which will be the conversion price then in effect; and

   o the denominator of which will be the conversion price then in effect minus the amount per share of such dividend or distribution (as determined in (5) above).

   In the event of a tender or exchange offer described in (6) above, the conversion rate will be adjusted by multiplying the conversion rate then in effect by a fraction:

   o the numerator of which will be the sum of (x) the fair market value, as determined by Sovereign board of directors, of the aggregate consideration payable for all shares of Sovereign common stock that it or its subsidiary purchases in such tender or exchange offer and (y) the product of the number of shares of Sovereign common stock outstanding less any such purchased shares and the last reported market price of its common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

   o the denominator of which will be the product of the number of shares of its common stock outstanding at the time of expiration of the tender or exchange offer, including any such purchased shares, and the last reported market price of its common stock on the trading day next succeeding the expiration of the tender or exchange offer.

   If Sovereign:

     (1) reclassifies or changes its common stock (other than changes resulting from a subdivision or combination); or

     (2) consolidates or combines with or merges into any person or sells or conveys to another person all or substantially all of its property and assets,

and the holders of its common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, you may convert the Trust PIERS into the consideration you would have received if you had converted your Trust PIERS and received Sovereign's common stock immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. Sovereign has agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

   We may from time to time, to the extent permitted by law, increase the conversion rate or reduce the conversion price of the Trust PIERS by any amount for any period of at least 20 days. In that case, we will give at least 15 day's notice of such change. We may make such increases in the conversion rate or such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of Sovereign's common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

   If a taxable distribution to holders of Sovereign common stock or other transaction occurs which results in any adjustment of the conversion rate (including an adjustment at our option) as described above, you may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. Such circumstances may include, for example,
(1) a taxable distribution to holders of Sovereign common stock that causes the conversion rate to be adjusted and (2) our failure to adjust the conversion rate in some instances. In other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Sovereign common stock. See "Certain United States Federal Income Tax Considerations-- Constructive Dividends on Trust PIERS."

   If we adjust the conversion rate or conversion price pursuant to the above provisions, we and Sovereign will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on Sovereign's website or through another public medium as we may use at that time.

Effect of Change of Control

   If a Change of Control (as defined below) occurs, the terms of the Trust PIERS will change as follows:

   o the Trust PIERS will cease to be convertible on the date the change of control occurs;

   o the distribution rate on the Trust PIERS will be reset to the greater of
     (1) ___o___% per annum and (2) the rate determined by a reference agent we select as the market yield at that time for a non-convertible trust preferred security representing subordinated debt of the surviving entity with substantially the same terms and conditions as the Trust PIERS will have after the change of control, other than (x) the optional redemption provisions described in the next bullet point and in clause (1) under the last bullet in this series and (y) payment of contingent distributions (which security we refer to as the "reference security");

   o if the change of control is a third-party change of control, we will have the right to immediately redeem the Trust PIERS, in whole or in part, by delivering, at our option, a combination of cash and Sovereign common stock (subject to certain conditions) that, together with the Trust PIERS that remain outstanding (in the case of a partial redemption), has a market value (determined as described herein) equal to the market value at that time of a non-convertible trust preferred security representing subordinated debt of the surviving entity with the same terms and conditions as the Trust PIERS will have after the change of control (but in no event less than $50 per Trust PIERS); and

   o in addition to our right to redeem the Trust PIERS if the price conditions described below under "--Optional Redemption of Trust PIERS" are met, we may at our option elect to redeem the Trust PIERS, in whole but not in part, for cash at a redemption price per Trust PIERS equal to their issue price plus accrued and unpaid distributions to the redemption date, (1) at any time during the 30 days beginning on the 90th day after the change of control occurs and (2) at any time beginning on the fifth anniversary of the change of control, for the remaining life of the Trust PIERS.

   In addition, the principal amount of the debentures will immediately accrete to $50 per debenture and the warrants will automatically expire. As a result, the debentures will represent the only assets of the Trust in which the holders of the Trust PIERS will have a beneficial interest.

   For purposes of determining the value of the shares of Sovereign common stock used to pay the redemption price following a third party change of control, each share of Sovereign common stock shall be deemed to have a value equal to 95% of the average of the reported closing sale price per share of Sovereign common stock for the five full trading days (not including after hours trading) ending immediately prior to the redemption date. In no event, however, may the number of Sovereign common shares delivered per Trust PIERS in satisfaction of the redemption price exceed the conversion rate then in effect.

   A "Change of Control" will be deemed to have occurred when any of the following has occurred:

   o the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions of shares of Sovereign's capital stock entitling that person to exercise 50% or more of the total voting power of all shares of Sovereign's capital stock entitled to vote generally in elections of directors, other than any acquisition by Sovereign, any of Sovereign's subsidiaries or any of Sovereign's employee benefit plans;

   o during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Sovereign (together with any new directors whose election by the board of directors of Sovereign or whose nomination for election by the shareholders of Sovereign, as the case may be, was approved by the vote of at least a majority of the directors of Sovereign then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Sovereign then in office; or

   o the consolidation or merger of Sovereign with or into any other person, any merger of another person into Sovereign, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Sovereign's properties and assets to another person, other than:

     -    any transaction:

          (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Sovereign's capital stock; and

          (2) notwithstanding such transaction, the holders of Sovereign's capital stock immediately prior to that transaction continue to hold at least a majority of Sovereign's capital stock or the capital stock of the surviving company, whichever is applicable, immediately after the completion of that transaction; or

     - any merger solely for the purpose of changing Sovereign's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

   Beneficial ownership of capital stock shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934.

   However, a Change of Control will not be deemed to have occurred if:

   o the closing sale price per share of common stock of Sovereign for any five trading days within the period of ten consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control under the first bullet point above, or the period of ten consecutive trading days ending immediately before the Change of Control, in the case of a Change of Control under the third bullet point above, equals or exceeds 110% of the conversion price per share of the Trust PIERS (as adjusted); or

   o at least 90% of the consideration in the transaction or transactions constituting a Change of Control consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the Trust PIERS become convertible solely into such common stock (and any rights attached thereto).

   A "Third Party Change of Control" is a Change of Control that results from:

   o a tender offer by a person other than Sovereign or any of Sovereign's subsidiaries or affiliates to buy shares of common stock of Sovereign, of which the board of directors of Sovereign is recommending rejection as of the closing date of the offer, and pursuant to which Sovereign is the surviving entity;

   o 50% or more of the common stock of Sovereign being acquired by a person other than Sovereign or any of Sovereign's subsidiaries or affiliates in the open market, and Sovereign remains as the surviving entity; or

   o a change in the majority of the members of the board of directors pursuant to the second bullet point in the definition of Change of Control.

   Our right to pay all of a portion of the redemption price in Sovereign common stock is subject to the following conditions:

   o the shares of common stock received by holders must be issued by Sovereign and not any successor and must be listed for trading on a national securities exchange or the Nasdaq National Market;

   o we and Sovereign must comply with applicable securities laws in connection with the issuance of such shares of common stock; and

   o we and Sovereign must use our reasonable best efforts to have declared effective a registration statement prior to or simultaneously with the issuance of such common stock, which covers the resale of the common stock to the extent required to permit the resale of such stock without any limitations.

   Except as described above with respect to a Change of Control, the Trust PIERS, the debentures and the warrants will not contain provisions that prohibit Sovereign from undertaking a merger, takeover, recapitalization or similar business combination or restructuring transaction. In addition, Sovereign could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect Sovereign's capital structure or the value of the Trust PIERS or the common stock of Sovereign, but that would not constitute a Change of Control.

Optional Redemption

   General

   Prior to ___o___, 2007 we may not redeem the Trust PIERS except as described below under "--Redemption Upon Special Event" or as described above under "--Effect of Change of Control." After that date, we may, subject to satisfaction of the conditions set forth under "--Conditions to Optional Redemption," redeem the Trust PIERS, in whole but not in part, at our option, for cash in an amount equal to their issue price plus accrued and unpaid distributions to the redemption date, if on any date prior to ___o___, 2034, the closing price of Sovereign's common stock exceeds and has exceeded $___o___ per share, subject to adjustment as described under "--Anti-Dilution Adjustments," for at least 20 trading days within the immediately preceding 30 consecutive trading days and on the date we make the election. We refer to these circumstances under which the price of Sovereign's common stock reaches a specified level for a specified time period as an "optional redemption event." We may elect to redeem the Trust PIERS within ten business days of an optional redemption event.

   Redemption Procedures

   We must cause written notice of our election to redeem the Trust PIERS to be given to holders of the Trust PIERS within ten business days of an optional redemption event. We may select a date, not less than six nor more than 20 business days (subject to extension, to comply with applicable law) after the date written notice is given to holders of Trust PIERS, on which the redemption shall occur, which we refer to as the "redemption date." As long as the Trust PIERS are evidenced by one or more global certificates deposited with DTC, we also will request, not less than six nor more than 20 business days (subject to extension) prior to the redemption date, that DTC notify its participants holding Trust PIERS of the redemption. In addition, notice of redemption will be published in The Wall Street Journal or in a newspaper of general circulation in New York City, New York no less than six nor more than 20 business days (subject to extension) before the redemption date.

   If we give a notice of redemption in respect of the Trust PIERS, then, by 12:00 noon, New York City time, on the redemption date, we will deposit irrevocably with DTC consideration sufficient to pay the redemption price for all Trust PIERS registered in the name of DTC's nominee, Cede & Co. (other than Trust PIERS held by persons electing to convert their Trust PIERS instead of a redemption). See "Book-Entry

Issuance" in this prospectus supplement. If any Trust PIERS are not represented by one or more global certificates, we will irrevocably deposit with the property trustee consideration sufficient to pay the applicable redemption price for all such Trust PIERS (other than Trust PIERS held by persons electing to convert their Trust PIERS instead of a redemption) and will give the property trustee irrevocable instructions and authority to pay the redemption price to holders thereof upon surrender of their certificates evidencing the Trust PIERS.

   If notice of redemption shall have been given and consideration deposited or paid as required, then immediately prior to the close of business on the redemption date, all rights of holders of Trust PIERS will cease, except the right of holders of Trust PIERS to receive the redemption price (or
Sovereign's common stock if the holder elected to convert a Trust PIERS on the redemption date), and the Trust PIERS will cease to be outstanding.

   Election to Exercise

   At any time prior to 5:00 p.m., New York City time, on the business day prior to the applicable redemption date for the Trust PIERS, a Trust PIERS holder may elect, at its option, to exercise its right to convert its Trust PIERS instead of a redemption by notifying the property trustee of such election. In such event, an electing holder will be required to tender its Trust PIERS and follow the procedures for converting Trust PIERS specified above under "--Conversion Rights" in order to effect a conversion on the applicable redemption date.

   The Trust PIERS will be redeemed on the redemption date unless a holder affirmatively elects to convert its Trust PIERS. As a result, upon an election by us to redeem the Trust PIERS, a holder may have only five business days to elect to convert its Trust PIERS instead of a redemption. If a holder does not receive the redemption notification because of illness, absence or other circumstances, the Trust PIERS held by that holder will be redeemed. Because of the abbreviated notification period, a holder who intends to exercise its Trust PIERS upon an optional redemption may want to make arrangements for the exercise of the Trust PIERS and delivery of the Trust PIERS to the property trustee quickly upon receipt of a notice of redemption. See "--Optional Redemption--Procedures" in this prospectus supplement.

   Conditions to Optional Redemption

   The following will be conditions precedent to our right to redeem the Trust
PIERS:

   o as of the date on which we elect to redeem the Trust PIERS and on the redemption date, a registration statement covering the issuance and sale of shares of the Sovereign common stock to holders of Trust PIERS upon exercise shall be effective under the Securities Act of 1933 or such issuance and sale shall be exempt from the registration requirements of the Securities Act of 1933;

   o as of the date on which we elect to redeem the Trust PIERS and on the redemption date, the shares of Sovereign's common stock shall have been registered, qualified or deemed to be exempt under applicable state securities laws;

   o as of the redemption date, to the extent required by applicable law, a then-current prospectus shall be available to be delivered to exercising holders of the Trust PIERS;

   o as of the date on which we elect to redeem the Trust PIERS, we shall have complied, or be able to comply, with all other applicable laws and regulations, if any, including, without limitation, the Securities Act of 1933, necessary to permit the redemption of the Trust PIERS; and

   o as of the date on which we elect to redeem the Trust PIERS, we will have received the express approval of the Board of Governors of the Federal Reserve, if it is the principal regulator of Sovereign at that time, to redeem the Trust PIERS.

Redemption Upon Special Event

   If at any time a tax event or an investment company event, as those terms are defined below, occurs, the administrative trustees may, with the consent of Sovereign dissolve the Trust and, after satisfaction of liabilities to creditors, cause debentures held by the property trustee having an aggregate principal amount at maturity equal to the aggregate issue price of the Trust PIERS and Trust common securities, and accrued and unpaid interest equal to accumulated and unpaid distributions on the Trust PIERS and Trust common securities, together with one warrant per $50 principal amount at maturity of debentures, to be distributed to holders of the Trust PIERS and the Trust common securities in liquidation of such holders' interests in the Trust on a pro rata basis, upon not less than 30 nor more than 60 days' notice, within 93 days following the occurrence of such event. Such dissolution and distribution, however, will be conditioned on the administrative trustees' receipt of an opinion of independent counsel experienced in such matters to the effect that holders of the Trust PIERS will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the debentures and the warrants. We refer to this legal opinion as a "No Recognition Opinion." Following any such dissolution of the Trust and the distribution of the debentures and the warrants, the debentures and the warrants may not be transferred separately.

   If at any time, a special event occurs and the administrative trustees have been informed by an independent law firm experienced in such matters that such firm, for substantive reasons, cannot deliver a No Recognition Opinion to the Trust then, upon satisfaction of certain specified conditions, as described under "--Optional Redemption--Conditions to Optional Redemption," we may elect, at our option, to redeem the Trust PIERS for cash at their issue price plus accrued and unpaid distributions to the redemption date. This redemption right will be subject, however, to the receipt of approval of the Board of Governors of the Federal Reserve if it is the principal regulator of Sovereign at the time of redemption.

   If Sovereign does not elect any of the options described above following a special event, the Trust PIERS will remain outstanding. In the event a tax event has occurred and is continuing and Sovereign does not elect any of the options described above, pursuant to the debenture indenture Sovereign will be obligated to pay any taxes, duties or other governmental charges to which the Trust or distributions paid by the Trust have become subject as a result of the tax event.

   "Investment company event" means the receipt by the Trust of an opinion of counsel, rendered by an independent law firm having a recognized national securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date on which the Trust PIERS were initially issued and sold.

   "Tax event" means the receipt by the Trust of an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that, as a result of (a) any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or proposed change, pronouncement or decision is announced on or after the date on which the Trust PIERS were initially issued and sold, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to interest received or accrued on the debentures, or (2) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   We refer to either an investment company event or a tax event as a "special event."

Liquidation Distribution Upon Dissolution

   The Trust will be dissolved upon the occurrence of any of the following events:

   o the bankruptcy of Sovereign or the filing of a certificate of dissolution or its equivalent with respect to Sovereign;

   o 90 days after the revocation of the charter of Sovereign, but only if the charter is not reinstated during that 90-day period;

   o upon entry of a court order for dissolution of the Trust;

   o upon the redemption of all of the securities of the Trust;

   o if prior to the issuance of securities of the Trust, when Sovereign and the administrative trustees have consented to dissolution of the Trust; or

   o upon the distribution of Sovereign common stock pursuant to conversion of all outstanding Trust PIERS.

   In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, which we refer to as a "liquidation," holders of the Trust PIERS on the date of the liquidation will be entitled to receive, out of the assets of the Trust available for distribution to holders of Trust PIERS and the Trust common securities after satisfaction of the Trust's liabilities to creditors, if any, distributions in cash or other immediately available funds in an amount equal to the liquidation amount of the Trust PIERS plus accumulated and unpaid distributions, including contingent distributions, if any, thereon to the date of payment, which we refer to as the "liquidation distribution," unless, in connection with such liquidation, debentures in an aggregate stated principal amount at maturity equal to the aggregate issue price of such Trust PIERS and Trust common securities (and corresponding warrants, if outstanding), are distributed on a pro rata basis to holders of the Trust PIERS and Trust common securities in exchange for the Trust PIERS and common securities. Following any such distribution of both debentures and warrants, the debentures and warrants may not thereafter be transferred separately. If liquidation distributions can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the Trust PIERS and Trust common securities shall be paid on a pro rata basis so that holders of the Trust common securities will be entitled to receive distributions upon any such liquidation pro rata with holders of the Trust PIERS. If an indenture event of default has occurred and is continuing, however, the Trust PIERS will have a preference over the Trust common securities with regard to liquidation distributions.

   The Trust PIERS represent an undivided ownership interest in the assets of the Trust, which will consist only of the debentures and the warrants. If a bankruptcy proceeding is commenced in respect of Sovereign, holders of the Trust PIERS agree, by their acceptance of the debentures, not to assert any claim in respect of the Trust PIERS or the debentures in excess of the accreted principal amount of the debentures, calculated from the date of issue of the debentures to the date of the commencement of the proceeding. In any event, a bankruptcy court could decide that unexercised warrants are executory contracts that may be subject to Sovereign's rejection with approval of the bankruptcy court. As a result, upon a liquidation dissolution of the Trust a holder of the Trust PIERS will have a claim only for the accreted value of the debentures at that time.

   After the liquidation date is fixed for any distribution of debentures to holders of the Trust PIERS:

   o the Trust PIERS will no longer be deemed to be outstanding;

   o if the Trust PIERS are represented by one or more global certificates, DTC or its nominee, as a record holder of Trust PIERS, will receive registered global certificates or certificates representing the debentures to be delivered upon such distribution; and

   o any certificates representing Trust PIERS not held by DTC or its nominee will be deemed to represent debentures having a principal amount at maturity equal to the liquidation amount of such Trust PIERS, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such Trust PIERS until such certificates are presented for cancellation, whereupon Sovereign will issue to such holder a certificate representing such debentures.

Subordination of Common Securities of the Trust

   Payment of distributions and contingent distributions, if any, on, and the redemption price of, the Trust PIERS and Trust common securities, as applicable, will be made pro rata based on the stated liquidation amount at maturity of such Trust PIERS and Trust common securities so long as no indenture event of default has occurred and is continuing on the distribution date. If an indenture event of default has occurred and is continuing, no payment of any distribution or contingent distribution on, or redemption price of, any of the Trust common securities, and no other payment on account of the redemption or liquidation of, or otherwise with respect to, the Trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions, including contingent distributions, if any, on all of the outstanding Trust PIERS for all distribution periods ending on or prior to the distribution date, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Trust PIERS then called for redemption, shall have been made or provided for. In this event, all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions and contingent distributions, if any, on, or redemption price of, the Trust PIERS then due and payable.

Merger, Consolidation and Sale of Assets

   Except as described above under "--Liquidation Distribution Upon Dissolution" or otherwise set forth below, the Trust may not, directly or indirectly:

     (1) consolidate with or merge into any other person (whether or not it is the surviving entity);

     (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties and assets; or

     (3) lease all or substantially all of its properties or assets in one or more related transactions to any other person.

   The Trust may, at the request of Sovereign and with the consent of a majority of its administrative trustees (but without the consent of the holders of its trust securities, the Delaware trustee or the property trustee), consolidate, merge with or into, or be replaced by, or convey, transfer or lease our properties or assets substantially as an entirety to, another trust, provided that:

   o the successor entity either (a) assumes all of the Trust's obligations relating to its trust securities or (b) substitutes other securities for the Trust PIERS that are substantially similar to the Trust PIERS, so long as the successor securities rank the same as the Trust PIERS for distributions and payments;

   o Sovereign appoints a trustee of the successor entity who has the same powers and duties as the Trust's property trustee, as the holder of the debentures and warrants issued to it;

   o the Trust PIERS are listed, or any successor securities will be listed upon notice of issuance, on the same securities exchange or other organization that the Trust PIERS are then listed;

   o the merger event does not cause the Trust PIERS or successor securities to be downgraded by any nationally recognized rating agency;

   o the merger event does not adversely affect the rights, preferences and privileges of the holders of the Trust PIERS or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

   o the successor entity has a purpose substantially identical to that of the Trust;

   o prior to the merger event, Sovereign has received an opinion of counsel, rendered by an independent law firm experienced in such matters, stating that (a) the merger event does not adversely affect the rights, preferences and privileges of the holders of the Trust PIERS or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity and (b) following the merger event, (1) neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act, and (2) the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

   o Sovereign guarantees the obligations of the successor entity under the successor securities in the same manner as in the guarantee.

   This "Merger, Consolidation and Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Trust and any guarantors, if applicable.

Trust Events of Default

   An event of default under the debenture indenture, which we refer to as an "indenture event of default," constitutes an event of default under the declaration of trust with respect to the Trust PIERS and Trust common securities, which we refer to as a "trust event of default." See "Description of Debentures-- Indenture Events of Default" in this prospectus supplement.

   Upon the occurrence and continuance of a trust event of default, the property trustee as the sole holder of the debentures will have the right under the debenture indenture to declare the principal amount of the debentures due and payable. Sovereign and the Trust are each required to file annually with the property trustee an officer's certificate as to its compliance with all conditions and covenants under the declaration of trust.

   If the property trustee fails to enforce its rights under the debentures after a registered holder of Trust PIERS has made a written request, such holder may institute a legal proceeding against Sovereign to enforce the property trustee's rights under the debentures. Notwithstanding the foregoing, if a trust event of default has occurred and is continuing and such event is attributable to the failure of Sovereign to pay interest or principal on the debentures on the date such interest or principal is otherwise payable (or in connection with a redemption of Trust PIERS, the redemption date), then a registered holder of Trust PIERS may institute a direct action against Sovereign for payment after the respective due date specified in the debentures. Except as provided in this paragraph, holders of Trust PIERS will not be able to exercise directly any other remedy available to holders of the debentures.

   Pursuant to the declaration of trust, the holder of the Trust common securities will be deemed to have waived any trust event of default with respect to the Trust common securities until all trust events of default with respect to the Trust PIERS have been cured, waived or otherwise eliminated. Until all trust events of default with respect to the Trust PIERS have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of holders of the Trust PIERS and only holders of the Trust PIERS will have the right to direct the property trustee in accordance with the terms of the Trust PIERS.

Amendment and Modification of the Declaration of Trust

   The declaration of trust may be amended from time to time by Sovereign, the property trustee, the Delaware trustee and the administrative trustees with the consent of the holders of at least 66 2/3% of the aggregate liquidation amount of the affected Trust PIERS and upon receipt by the property trustee of an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that such amendment will not affect the Trust's status as a grantor trust or its exemption under the Investment Company Act.

   The declaration of trust may be amended from time to time by Sovereign, the property trustee, the Delaware trustee and the administrative trustees without the consent of the holders of the Trust PIERS, to:

   o cure any ambiguity, defect or inconsistency or add to Sovereign's covenants, restrictions or other obligations, so long as the amendment does not adversely affect in any material respect the interests of any holder of Trust PIERS;

   o ensure the Trust's classification as a grantor trust for United States federal income tax purposes and conform to any change in the Investment Company Act, the Trust Indenture Act or the rules and regulations under either law; or

   o modify, eliminate or add to any provisions of the amended declaration of trust to the extent necessary to ensure that the Trust will not be required to register as an investment company under the Investment Company Act.

   Notwithstanding the foregoing, without the consent of each holder of Trust PIERS and trust common securities affected by the amendment, the declaration of trust may not be amended to:

   o change the amount or timing of any distribution on Trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust securities on a specified date;

   o reduce the liquidation amount or the distribution rate or change the payment date or maturity of the Trust PIERS;

   o change the holder's rights upon a change of control, as described under "--Change of Control";

   o restrict the right of a holder of Trust PIERS to institute suit for the enforcement of payment of the distribution on or after the specified date;

   o allow the debentures and warrants to be transferred separately;

   o change the right of any holder of Trust PIERS to convert its Trust PIERS upon the occurrence of the trigger events and at the conversion ratio, as adjusted, described under "--Conversion Rights"; or

   o modify the foregoing amendment or waiver provisions so as to decrease the percentage of Trust PIERS necessary to consent to such actions.

   Any amendments of the declaration of trust will become effective when notice of the amendment is given to holders of Trust PIERS and Trust common securities.

   Any required approval or direction of holders of Trust PIERS may be given at a meeting of holders of Trust PIERS convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of Trust PIERS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Trust PIERS in the manner set forth in the declaration of trust.

   No vote or consent of holders of Trust PIERS will be required for the Trust to redeem and cancel the Trust PIERS or to distribute the debentures in accordance with the declaration of trust. Notwithstanding that holders of Trust PIERS are entitled to vote or consent under any of the circumstances described above, any of the Trust PIERS that are owned by Sovereign, the administrative trustees or any affiliate of Sovereign or any other trustees of the Trust, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Voting Rights

   Except as provided below and other than as required by law and the declaration of trust, holders of the Trust PIERS will have no voting rights.

   Subject to the property trustee receiving an opinion of counsel, as described below, so long as any debentures are held by the property trustee, holders of a majority in liquidation amount of the Trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the debentures, to:

   o exercise the remedies available to it under the debenture indenture as a holder of the debentures;

   o consent to any amendment, modification or termination of the debenture indenture or the debentures where such consent is required; or

   o waive any past default and its consequences that is waivable under the debenture indenture;

provided, however, that if an indenture event of default has occurred and is continuing, then holders of at least 25% of the aggregate liquidation amount of the Trust PIERS may direct the property trustee to declare the principal and interest, including any contingent interest, on the debentures due and payable. In addition, where a consent or action under the debenture indenture would require the consent or act of holders of more than a majority of the aggregate principal amount of debentures affected thereby, only holders of the percentage of the aggregate stated liquidation amount of the Trust PIERS which is at least equal to the percentage required under the debenture indenture may direct the property trustee to give such consent or to take such action.

   The property trustee shall notify each holder of the Trust PIERS of any notice of any indenture event of default that it receives with respect to the debentures.

   No vote or consent of holders of Trust PIERS will be required for the Trust to redeem and cancel the Trust PIERS or to distribute the debentures and, if applicable, the warrants in accordance with the declaration of trust. Notwithstanding that holders of Trust PIERS are entitled to vote or consent under any of the circumstances described above, any of the Trust PIERS that are owned by Sovereign, the administrative trustees or any affiliate of Sovereign or any other trustees of the Trust, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Information Concerning the Property Trustee

   The property trustee and/or one or more of its affiliates may provide commercial banking, investment banking and other services to Sovereign and/or its subsidiaries and affiliates. The property trustee will be permitted to engage in other transactions with Sovereign and/or its subsidiaries and affiliates; however, if the property trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

   The property trustee, other than during the occurrence and continuance of a trust event of default, undertakes to perform only the duties that are specifically described in the declaration of trust and, upon a trust event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of its own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable declaration of trust at the request of any holder of Trust PIERS unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

Applicable Law

   The trust agreements and the Trust PIERS will be governed by and construed in accordance with the laws of the State of Delaware.

                          DESCRIPTION OF THE WARRANTS


   Sovereign will issue the warrants under the warrant agreement between Sovereign and The Bank of New York, as warrant agent. The terms of the warrants will include those provided in the warrant agreement and the warrants. The following description of the material terms of the warrants and the material provisions of the warrant agreement in this prospectus supplement is only a summary and does not purport to be complete. We will file a copy of the warrant agreement and the warrants as exhibits to a Current Report on Form 8-K, which will be incorporated by reference in this prospectus supplement and the accompanying prospectus, from us at our address set forth under "Incorporation by Reference." We urge you to read these documents in their entirety because they, and not this description, will define your rights as a holder of an interest in the warrants through the Trust PIERS. Unless otherwise specified, when we refer to "Sovereign" in the following description, we mean only Sovereign Bancorp, Inc. and not its subsidiaries.

General

   A warrant will, unless exercised, automatically expire on the close of business on ___o___, 2034, or earlier as described under "Description of the Trust PIERS--Optional Redemption", "Description of the Trust PIERS--Redemption Upon Special Event" or "Description of the Trust PIERS--Effect of a Change of Control." A warrant will be exercisable at any time, subject to satisfaction of certain conditions set forth below, at the applicable exercise price. The warrant exercise price will be an amount initially equal to $___o___, which price will accrete on a daily basis as described below to a maximum of $50 on the expiration date. The warrant exercise price will accrete on a daily basis such that on any given date of calculation it will be equal to $___o___ plus accretion calculated from ___o___, 2004 to the date of calculation, at an all-in yield of ___o___% per year through ___o___, 2034 minus accrual of an amount equal to $50 multiplied by ___o___% per year, in each case, on a quarterly bond equivalent basis using a 360- day year of twelve 30-day months. The accretion of the exercise price will be calculated as of the end of the day immediately preceding the exercise date.

   Each warrant, when exercised, will entitle the warrant holder to purchase fully paid and non-assessable shares of Sovereign common stock. However, the exercise price and the number of shares of Sovereign common stock issuable upon a holder's exercise of a warrant are subject to adjustment in certain circumstances described under "--Anti-Dilution Adjustments."

   Sovereign common stock is listed on the New York Stock Exchange under the trading symbol "SOV". On ___o___, 2004, the last reported sale price of Sovereign common stock on the New York Stock Exchange was $___o___ per share.

Exercise of Warrants

   The warrants will be issued by Sovereign and will provide that we may exercise the warrants by delivering debentures or, in certain circumstances prior to ___o___, 2007, cash and debentures, and we may receive Sovereign common stock or other securities from Sovereign, on terms substantially identical to the terms on which holders of Trust PIERS may convert their Trust PIERS by delivering Trust PIERS or, in certain circumstances prior to ___o___, 2007, cash and Trust PIERS, and Trust PIERS holders may receive Sovereign common stock or other securities from us, as described above under "Description of the Trust PIERS--Conversion Rights." When a holder of Trust PIERS exercises its right to convert Trust PIERS as described above, we will exercise our right under the warrant to receive the shares of Sovereign common stock or other securities that the Trust PIERS holder is entitled to receive from us and will deliver those shares or other securities to the Trust PIERS holder as described above. In order to exercise that right, we will deliver to Sovereign debentures with an aggregate principal amount at maturity equal to the aggregate issue price of the Trust PIERS being converted (or, if the Trust PIERS are being converted by delivery of cash and Trust PIERS prior to ___o___, 2007, by paying that cash and debentures to Sovereign).

   A warrant holder may exercise warrants at any time prior to the close of business on ___o___, 2034, which day we refer to as the "expiration date," unless the warrants have previously expired. A warrant holder may exercise warrants by giving notice to the warrant agent no later than 5:00 p.m., New York City time, on the business day before the proposed date of exercise.

   Notwithstanding a warrant holder's desire to exercise its warrants, the warrants will be not be exercisable unless, at the time of exercise;

   o a registration statement is in effect under the Securities Act of 1933 covering the issuance and sale of the shares of common stock upon exercise of the warrants or the issuance and sale (or resale) of such Sovereign common shares is exempt from the registration requirements of the Securities Act of 1933;

   o the shares have been registered, qualified or are deemed to be exempt under applicable state securities laws; and

   o to the extent required by applicable law, a then-current prospectus is delivered to exercising holders of the warrants.

   Sovereign currently has an effective shelf registration statement covering the sale of its common stock issuable upon exercise of the warrants. It has agreed to use its reasonable best efforts to:

   o maintain the effectiveness of the shelf registration statement until the earlier of (1) ___o___, 2007 and (2) the first date on which no warrants remain outstanding;

   o continue to have all the shares of our common stock issuable upon exercise of the warrants registered or qualified; and

   o to the extent required by applicable law, deliver a then-current prospectus to the exercising holders of the warrants.

   In order to exercise a warrant, a warrant holder must, after providing notice to the warrant agent on the preceding business day, prior to 5:00 p.m., New York City time, on the date of exercise:

   o surrender to the warrant agent the certificate representing such warrant (in the case of a definitive warrant);

   o comply with the procedures set forth in the warrant agreement;

   o properly complete and execute a form of election to purchase or otherwise comply with the applicable procedures of the depositary; and

   o deliver one debenture (or, in certain circumstances prior to ___o___, 2007, cash plus one debenture) in exchange for the Sovereign common stock to be received upon exercise of each warrant.

In order to ensure timely exercise of a warrant, beneficial owners of warrants held in book-entry form should consult their brokers or their intermediaries as to applicable cutoff times they may have for accepting and implementing exercise instructions from their customers and other exercise mechanics.

   No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. Sovereign may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of warrant certificates.

   If a warrant holder has satisfied all of the procedures for exercising its warrants on the exercise date, and Sovereign has satisfied or caused to be satisfied the conditions to exercise set forth above, Sovereign will deliver or cause to be delivered to such holder, or upon such holder's written order, a certificate representing the requisite number of shares of Sovereign common stock to be received upon exercise of such warrants. If a warrant holder exercises less than all of the warrants evidenced by a definitive warrant, a new definitive warrant will be issued to such holder for the remaining number of warrants.

   No fractional shares of Sovereign common stock will be issued upon exercise of a warrant. Instead, at the time of exercise of a warrant, Sovereign will pay the holder of such warrant an amount in cash equal to the then current market price, as determined in accordance with the warrant agreement, of any such fractional share of Sovereign common stock.

   Unless the warrants are exercised, holders thereof will not be entitled to receive dividends or other distributions, to vote, to receive notices for any Sovereign shareholders meeting for the election of directors or any other purpose, or to exercise any other rights whatsoever as a Sovereign shareholder. These rights will belong only to holders of Sovereign common stock, including persons who become holders upon the exercise of the warrants.

   In the event a bankruptcy or reorganization is commenced by or against Sovereign, a bankruptcy court may decide that unexercised warrants are executory contracts that may be subject to Sovereign's rejection with approval of the bankruptcy court. As a result, a holder of warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than such holder would be entitled to receive if such holder had exercised its warrants before the commencement of any such bankruptcy or reorganization.

Early Expiration of Warrants

   The warrants will expire immediately and be of no further effect upon the occurrence of any of the following events:

   o the Trust elects to redeem the Trust PIERS at any time on or after ___o___, 2007 under the circumstances set forth above under "Description of the Trust PIERS--Optional Redemption";

   o the Trust elects to redeem the Trust PIERS following the occurrence of a special event, as described above under "Description of the Trust PIERS-- Redemption Upon Special Event"; and

   o upon the occurrence of a Change of Control, as defined above under "Description of the Trust PIERS--Effect of Change of Control."

Anti-Dilution Adjustment

   The number of shares of Sovereign common stock issuable upon the exercise of the warrants will be subject to adjustment in the same circumstances, and subject to the same conditions and exceptions, as adjustments made to the conversion rate upon conversion of the Trust PIERS, as described above under "Description of the Trust PIERS--Conversion Procedures--Conversion Rate Adjustment."

Modifications and Amendments of the Warrant Agreement

   Modifications of warrants may only be made in accordance with the terms of the warrant agreement. Sovereign and the warrant agent may amend or supplement the terms of the warrant and the warrant agreement without the consent of holders of the warrants in order to:

   o cure any ambiguity;

   o cure, correct or supplement any defective or inconsistent provision; or

   o amend such terms in any other manner that does not adversely affect the interests of any holder of warrants.

   Sovereign and the warrant agent, with the consent of holders of 66 2/3% of the then outstanding unexercised warrants, may modify or amend the warrants and the warrant agreement. However, Sovereign and the warrant agent may not make any of the following modifications or amendments without the consent of each holder of warrants:

   o change the exercise price of the warrants, except as provided in the warrant agreement;

   o reduce the number of shares of common stock issuable upon exercise of the warrants other than as specified under "--Anti-Dilution Adjustments";

   o accelerate the expiration date of the warrants;

   o reduce the percentage of the outstanding unexercised warrants the consent of whose holders is required for modifications and amendments; or

   o allow for the separate transferability of warrants and debentures.

Reservation of Shares

   Sovereign has authorized and will reserve for issuance the maximum number of shares of its common stock as will be issuable upon the exercise of all of the warrants. Such shares of common stock, when issued by Sovereign and paid for by us in accordance with the warrant agreement and delivered to holders of Trust PIERS by us and paid for by those holders in accordance with the Trust PIERS, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

Governing Law

   The warrants and the warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.


                     DESCRIPTION OF SOVEREIGN COMMON STOCK


   Sovereign's authorized capital stock consists of 400,000,000 shares of common stock, no par value per share.

   This section summarizes the general terms of Sovereign common stock. The summary in this section does not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of Sovereign's charter, its by-laws and the Pennsylvania Business Corporation Law ("PBCL").

   At December 31, 2003, approximately 293,110,863 shares of Sovereign common stock were outstanding. Sovereign common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Sovereign common stock have one vote on any matter submitted to the vote of stockholders. Sovereign common stock does not have cumulative voting rights. Upon Sovereign's liquidation, the holders of Sovereign common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities. Holders of Sovereign common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. All outstanding shares of Sovereign common stock are fully paid and nonassessable.

                           DESCRIPTION OF DEBENTURES


   Sovereign will issue the debentures under the junior subordinated indenture dated as of ___o___, 2004 between the Trust, Sovereign and BNY Midwest Trust Company as indenture trustee, which we refer to in this description as the "debenture indenture". This description is only a summary of the material terms of the debenture indenture and the debentures and does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, will define your rights as a beneficial holder of the debentures. We will file a copy of the debenture indenture and a form of the debenture as exhibits to a Current Report on Form 8-K, which will be incorporated by reference in this prospectus supplement and the accompanying prospectus. You may also request copies of these documents from us at our address set forth in this prospectus supplement under "Incorporation by Reference." Unless otherwise specified, when we refer to "Sovereign" in the following description, we mean only Sovereign Bancorp, Inc. and not its subsidiaries.

General

   The debentures will be limited in aggregate principal amount to the aggregate liquidation amount at maturity of all Trust PIERS and Trust common securities as set forth in the declaration of trust.

   The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including compounded interest (as defined below under "--Option to Extend Interest Payment Period") and contingent interest, if any, on ___o___, 2034.

   If the debentures are distributed to holders of the Trust PIERS, the debentures will be issued as a global certificate. See "Book-Entry Issuance" in this prospectus supplement. As described in this prospectus supplement, under certain limited circumstances, debentures may be issued in certificated form in exchange for a global certificate. See "Book-Entry Issuance--Exchange of Global Securities for Certificated Securities" in this prospectus supplement. Payments on debentures issued as a global certificate will be made through the debenture paying agent for the debentures to DTC. If debentures are issued in certificated form, principal and interest, including contingent interest, if any, will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York, provided that payment of interest may be made, at the option of Sovereign, by check mailed to the address of the holder entitled to it at the address held by the registrar. Notwithstanding the foregoing, so long as the beneficial holder of some or all of the debentures is the property trustee, the payment of principal and interest, including contingent interest, if any, on the debentures held by the property trustee will be made through DTC to such account as may be designated by the property trustee.

   Under certain circumstances involving the dissolution of the Trust, the debentures may be distributed to holders of the Trust PIERS and Trust common securities in liquidation of the Trust, unless the Trust PIERS are otherwise redeemed in connection with that event. See "Description of Trust PIERS-- Liquidation Distribution Upon Dissolution" in this prospectus supplement.

Subordination

   The payment of principal of and interest, including contingent interest, if any, on the debentures will be, to the extent provided in the debenture indenture, subordinated to the prior payment in full of all present and future senior indebtedness (as defined below). Subject to the qualifications described below, the term "senior indebtedness" includes principal and premium, if any, of and interest on the following:

   o all indebtedness of Sovereign, whether outstanding on the date of the issuance of the debentures or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, security, debenture, bond or similar instrument;

   o all obligations of Sovereign under leases required or permitted to be capitalized under generally accepted accounting principles;

   o any indebtedness of others of the kinds described in the first bullet point above for the payment of which Sovereign is responsible or liable as guarantor or otherwise;

   o all of Sovereign's obligations issued or assumed as the deferred purchase price of property, all of Sovereign's conditional sale obligations and all of Sovereign's obligations under any title retention agreement;

   o all of Sovereign's obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

   o any indebtedness of others described in the first bullet point above secured by a lien on any property or asset of Sovereign, whether or not such obligation is assumed by Sovereign; and

   o amendments, renewals, extensions and refundings of any of the above types of indebtedness.

   The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the debentures and (3) obligations by Sovereign owed to its subsidiaries.

   In the event that, notwithstanding any of the foregoing prohibitions, the indenture trustee or the holders of the debentures receive any payment or distribution on account of or in respect of the debentures at a time when a responsible officer of the indenture trustee or such holder has actual knowledge that such payment or distribution should not have been made to it, the trustee or such holder shall hold such payment or distribution in trust for the benefit of, and, upon written request, shall pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any senior indebtedness.

   Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of debentures will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the debentures are paid in full. In matters between holders of the debentures and any other type of Sovereign's creditors, any payments or distributions that would otherwise be paid to holders of senior indebtedness and that are made to holders of the debentures because of this subrogation will be deemed a payment by Sovereign on account of senior indebtedness and not on account of the debentures.

   Due to the subordination provisions in the indenture under which the debentures will be issued, in the event of Sovereign's insolvency, funds which Sovereign would otherwise use to pay the holders of the debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, Sovereign's general creditors may recover more, ratably, than the holders of the Trust PIERS. In addition, the holders of Sovereign senior indebtedness may, under certain circumstances, restrict or prohibit Sovereign from making payments on the debentures or distributions on the Trust PIERS. As of December 31, 2003, after giving effect to this offering, Sovereign would have had approximately $12.6 billion of debt, including approximately $646 million billion of senior indebtedness.

   In addition, because Sovereign conducts most of its operations through its subsidiaries, its principal assets consist of the stock of its subsidiaries and absent any additional capital raising or borrowing, its principal cash flow would be derived from dividends and other distributions or loans from its subsidiaries. Therefore, Sovereign's ability to service its debt, including the guarantee and the debentures, will be dependent upon the earnings of these subsidiaries and their ability to distribute those earnings as dividends or make loans or other payments to Sovereign. See "Risk Factors--Sovereign conducts most of its operations through, and depends on funds from, its subsidiaries" in this prospectus supplement.

   In addition to the contractual subordination provisions described above, both the guarantee and the debentures will be structurally subordinated to all existing and future obligations of Sovereign's subsidiaries. Sovereign only has a stockholder's claim in the assets of its subsidiaries. This stockholder's claim is junior to claims that creditors of Sovereign's subsidiaries have against those subsidiaries. Holders of the debentures and beneficiaries of the guarantee of the Trust PIERS will only be creditors of Sovereign, and such holders will not be creditors of Sovereign's subsidiaries, where most of Sovereign's consolidated assets are located. All of Sovereign's subsidiaries' existing and future liabilities, including any claims of trade creditors, debt obligations and other liabilities and third-party preferred shareholders, will be effectively senior to the guarantee of the Trust PIERS and the debentures. As of December 31, 2003, the total liabilities of Sovereign's subsidiaries were approximately $___o___ billion.

Redemption

   Sovereign may redeem the debentures, and thus cause the redemption of the Trust PIERS, prior to maturity:

   o in whole but not in part, on or after ___o___, 2007 if the Trust PIERS are redeemable at such time as described under "Description of Trust PIERS-- Optional Redemption";

   o in whole, but not in part, at any time following an investment company event or a tax event, as described and subject to the conditions set out under "Description of Trust PIERS--Redemption--Special Event Redemption"; and

   o upon the occurrence of any Change of Control, (i) at any time during the 30 days beginning on the 90th day after the Change of Control occurs and
     (ii) at any time beginning on the fifth anniversary of the Change of Control, for the remaining life of the debentures, and immediately upon the occurrence of a Third Party Change of Control, as described above under "Description of the Trust PIERS--Effect of Change of Control".

The redemption price will be equal to 100% of the principal amount at maturity of the debentures, plus accrued and unpaid interest, including contingent interest, if any, and other amounts to the date of redemption. The property trustee will mail any notice of redemption not less than 6 nor more than 20 business days (subject to extension) before the redemption date to each holder of debentures to be redeemed at its registered address provided that the holders of at least a majority in aggregate principal amount of debentures may agree to reduce the notice period to not less than five days. Unless Sovereign defaults in payment of the redemption price, on the redemption date interest and contingent interest, if any, shall cease to accrue on the debentures called for redemption.

Restrictions on Certain Payments

   Sovereign has agreed that if:

   o at the time an event has occurred that with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and Sovereign has not taken reasonable steps to cure the event;

   o Sovereign is in default with respect to payment of any obligations under the guarantee relating to the Trust PIERS; or

   o Sovereign has given notice of its intention to begin an interest deferral period, as described below under "--Option to Extend Interest Payment Period" and has not rescinded the notice, or any deferral period is continuing;

then Sovereign will not and will not permit any of its subsidiaries to:

   o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of Sovereign, other than:

          (1) purchases of the capital stock of Sovereign in connection with employee, director or agent benefit plans or under any dividend reinvestment or stock purchase plan;

          (2) in connection with the reclassification of any class or series of Sovereign's capital stock, or the exchange or conversion of one class or series of Sovereign's capital stock for or into another class or series of its capital stock;

          (3) the payment of any dividend within 60 days after the date of declaration of the dividend if, at the date of declaration, (a) if paid on that date the payment of the dividend would not have been prohibited by an election to defer interest payments and
               (b) the declaration was in accordance with Sovereign's dividend policy in effect immediately prior to its declaration of the dividend;

          (4) the purchase of fractional interests in shares of Sovereign's capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

          (5) dividends or distributions payable in Sovereign's capital stock, or options, warrants or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock;

          (6) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant to any such shareholders' rights plan; or

          (7) repurchases of Sovereign common stock in connection with acquisitions of businesses made by Sovereign or any of its subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

   o make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including other debentures) issued by Sovereign that rank equally with or junior to the debentures, in each case other than through the issuance or exchange of debt securities that rank equally with or junior to the debentures; or

   o make any guarantee payments with respect to any guarantee by Sovereign of the debentures (including other guarantees) of any of its subsidiaries, if such guarantee ranks equally with or junior in interest to the debentures, other than payments under Sovereign's guarantee of the Trust PIERS or any other similar guarantee in respect of future issuances of Trust PIERS or any other trust preferred securities.

Distribution and Liquidation

   As described in this prospectus supplement under "Description of Trust PIERS--Liquidation Distribution Upon Dissolution," under certain circumstances debentures may be distributed to the holders of the Trust PIERS and Trust common securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. If this occurs, Sovereign will use its reasonable efforts to list the debentures on the market or exchange on which the Trust PIERS are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of Trust PIERS. If warrants are distributed with the debentures, the debentures and warrants may not thereafter be transferred separately.

Interest and Contingent Interest

   Each debenture will bear interest on the stated principal amount at the rate of ___o___% per annum from and including ___o___, 2004. Interest is payable quarterly in arrears on ___o___, ___o___, ___o___ and ___o___ of each year, each of which we refer to as an "interest payment date," commencing on ___o___, 2004, to the person in whose name the debenture is registered at the close of business on the day next preceding the interest payment date. If the Trust PIERS do not remain in book-entry only form and the debentures are not in the form of a global certificate, Sovereign will have the right to select record dates, which must be at least one business day before an interest payment date.

   The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full 90-day quarterly interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

   In addition, Sovereign will pay contingent interest during any quarterly period, other than the quarterly period ending ___o___, 2034, from and including an interest payment date to but excluding the next interest payment date, commencing with the quarterly period beginning on ___o___, 2007, if the average of the trading prices of the Trust PIERS for the five consecutive trading days ending on the second trading day preceding such quarterly period equals 130% or more of the issue price of the Trust PIERS. If the debentures and the warrants have been distributed to the holders of the Trust PIERS, then Sovereign will pay contingent interest during any quarterly period from and including an interest payment date to but excluding the next interest payment date, commencing with the quarterly period beginning on ___o___, 2007, if the average of the trading prices of the debentures for the five consecutive trading days ending on the second trading day preceding such quarterly period equals 130% or more of the principal amount of the debentures. The contingent interest payable in respect of any quarterly period will equal $___o___ per $50 principal amount at maturity of debentures. Contingent interest will be computed on the same basis as regular interest.

   If a Change of Control, as defined in "Description of the Trust PIERS-- Effect of Change of Control," occurs, the interest rate on the debentures will be reset to the greater of (i) ___o___% per annum and (ii) the rate determined by a reference agent we select as the market yield at that time for the reference security, as defined in "Description of the Trust PIERS--Effect of Change of Control". Furthermore, upon a Change of Control, the principal amount of the debentures will immediately accrete to $50 per debenture.

Option to Extend Interest Period

   So long as Sovereign is not in default in the payment of interest or contingent interest on the debentures, Sovereign will have the right to defer payments of interest, other than contingent interest, by extending the interest payment period for a period not exceeding 20 consecutive quarters or extending beyond the stated maturity of the debentures, during which extension period no interest, other than contingent interest, will be due and payable on the debentures and no distributions, other than contingent distributions, will be made on the Trust PIERS. Prior to the termination of any such extension period, Sovereign may further extend such extension period; except that such extension period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures or end on a date other than an interest payment date. During any extension period, Sovereign will agree not to make certain restricted payments.

   If the property trustee is the only holder of the debentures, Sovereign will be required to give the administrative trustees, the property trustee and the indenture trustee notice of its election of such extension period at least one business day before the earlier of (1) the next date on which distributions on the Trust PIERS are payable or (2) the date the administrative trustees are required to give notice of the record date or the date such distributions are payable for the first quarter of such extension period to any national stock exchange or other organization on which the Trust PIERS are listed or quoted, if any, or to holders of the Trust PIERS as of the record date or the distribution date. The administrative trustees will give notice of Sovereign's election of the extension period to the holders of the Trust PIERS. If the property trustee is not the only holder of the debentures, Sovereign will be required to give the holders of the debentures notice of its election of such extension period at least ten business days before the earlier of (1) the interest payment date for the first quarter of such extension period or (2) the date upon which Sovereign is required to give notice of the record or payment date of such related interest payment for the first quarter to any national stock exchange or other organization on which the debentures are listed or quoted, if any, or to holders of the debentures.

Payment of Expenses of the Trust

   Sovereign, as borrower, has agreed to pay all fees and expenses related to the organization, maintenance and operations, and any dissolution of the Trust (including any taxes (other than withholding taxes) duties, assessments or governmental charges of whatever nature imposed on the Trust by the United States, or any other taxing authority) and the offering of the Trust PIERS, Trust common securities and the debentures and the retention of the indenture trustee, the property trustee and the guarantee trustee, and be responsible for all debts and obligations of the Trust (other than withholding taxes with respect to the Trust PIERS and Trust common securities), so that the net amounts received, retained or paid by the Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the Trust would have received or paid had no such fees, expenses, debts and obligations been incurred by or imposed on the Trust. In addition, Sovereign will be primarily liable for any indemnification obligations with respect to the declaration of trust. The foregoing obligations of Sovereign are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed, whom we refer to as a "creditor," whether or not such creditor has received notice thereof. Any such creditor may enforce such obligations of Sovereign directly against Sovereign, and Sovereign irrevocably waives any right or remedy to require that any such creditor take any action against the Trust or any other person before proceeding against Sovereign. Sovereign will execute such additional agreements as may be necessary to give full effect to the foregoing.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

   Sovereign may not, directly or indirectly, (i) consolidate with or merge into any other person (whether or not it is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties and assets, unless either (x) Sovereign is the continuing corporation, or (y) the person formed by or surviving any such consolidation or merger (if other than Sovereign) or to which such sale, assignment, transfer, conveyance or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all of Sovereign's obligations under the debentures and the indenture relating thereto pursuant to agreements reasonably satisfactory to the trustee.

   In addition, Sovereign may not, directly or indirectly, lease all or substantially all of its properties or assets in one or more related transactions to any other person. This "Merger, Consolidation and Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between the Trust and Sovereign.

Indenture Events of Default

   An event of default with respect to the debentures will occur upon:

   o Sovereign's failure for 30 days to pay any interest, including contingent interest, if any, on the debentures when due, whether or not such payment is prohibited by the subordination provisions of the debenture indenture, provided that a valid deferral of the interest payment period does not constitute a default in the payment of interest;

   o Sovereign's failure to pay any principal on the debentures when due, whether at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the subordination provisions of the debenture indenture;

   o Sovereign's breach of a covenant contained in the debenture indenture for 90 days after written notice to Sovereign from the indenture trustee or to Sovereign and the indenture trustee from the holders of at least 25% in aggregate principal amount of the debentures; or

   o certain events related to Sovereign's bankruptcy, insolvency or reorganization.

   If any indenture event of default has occurred and is continuing, the indenture trustee, or the holders of at least 25% in principal amount of the debentures, will have the right under the debenture indenture to declare the principal of the debentures (including any compounded interest, if any) and any other amounts payable under the debenture indenture to be due and payable and to enforce its other rights as a creditor with respect to the debentures. An indenture event of default will also constitute a trust event of default. The holders of Trust PIERS in certain circumstances have the right to direct the property trustee to exercise its rights as the holder of the debentures. See "Description of Trust PIERS--Trust Events of Default" and "Description of Trust PIERS--Voting Rights and Amendment of the Declaration" in this prospectus supplement. Notwithstanding the foregoing, if an indenture event of default has occurred and is continuing and such event is attributable to the failure of Sovereign to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, a holder of Trust PIERS may institute a direct action against Sovereign for payment after the respective due date specified in the debentures. Sovereign shall have the right under the debenture indenture to set-off any payment made by Sovereign to such holder of Trust PIERS in connection with a direct action. The holders of Trust PIERS will not be able to exercise directly any other remedy available to the holders of the debentures.

   If a bankruptcy proceeding is commenced in respect of Sovereign, holders of the debentures agree, by their acceptance of the debentures, not to assert any claim in respect of the debentures in excess of the accreted principal amount of the debentures, calculated from the date of issue of the debentures to the date of the commencement of the proceeding.

Defeasance; Satisfaction and Discharge

   Discharge

   The indenture provides that Sovereign may satisfy and discharge its obligations thereunder with respect to the debentures, when either:

   o all debentures that have been authenticated, except lost, stolen or destroyed debentures that have been replaced or paid and debentures for whose payment money has been deposited in trust and thereafter repaid to Sovereign, have been delivered to the trustee for cancellation; or

   o all debentures that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Sovereign has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debentures, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debentures not delivered to the trustee for cancellation for principal and accrued interest to the date of maturity or redemption.

   Defeasance

   The indenture provides that Sovereign may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding debentures and all obligations of the guarantor discharged with respect to the guarantee ("legal defeasance") except for:

   o the rights of holders of the outstanding debentures to receive payments in respect of the principal of or interest, if any, on the debentures when such payments are due from the trust referred to below;

   o Sovereign's obligations with respect to the debentures concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

   o the rights, powers, trusts, duties and immunities of the trustee, Sovereign's obligations and, if applicable, the guarantor's obligations in connection therewith; and

   o the legal defeasance provisions of the indenture.

   In addition, Sovereign may, at its option and at any time, elect to have its obligations released with respect to certain covenants in respect of debentures that are described in the indenture ("covenant defeasance") and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debentures. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Indenture Events of Default" will no longer constitute an event of default with respect to the debentures.

   In order to exercise either legal defeasance or covenant defeasance Sovereign is required to meet specified conditions, including:

   o Sovereign must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debentures, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of and interest, if any, on the outstanding debentures on the stated maturity or on the applicable redemption date, as the case may be;

   o in the case of legal defeasance, Sovereign has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Sovereign has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debentures will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

   o in the case of covenant defeasance, Sovereign has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Amendment, Supplement and Waiver

   Modification of Indenture

   The indenture permits Sovereign and the trustee, with the consent of the holders of at least a 66 2/3% in aggregate principal amount of debentures, to change in any manner or eliminate any provisions of the indenture, including the terms and conditions of the debentures, or modify in any manner the rights of the holders of the debentures. However, without the consent of each holder affected by such change, Sovereign and the trustee are not permitted to:

   o change the stated maturity of the principal of, or any installment of principal or interest on, the debentures or any premium payable upon redemption thereof;

   o reduce the principal amount of, or the rate of interest on, the debentures;

   o change the place or currency of payment of principal or interest on the debentures;

   o change the transfer restrictions on the debentures to allow the warrants to be transferred separately;

   o impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debentures, or in the case of redemption, on or after the redemption date;

   o reduce the percentage in principal amount of debentures necessary to modify or amend or waive compliance with any provisions of the indenture;

   o release Sovereign from any of its obligations under the guarantee or the indenture, except in accordance with the indenture; and

   o modify the foregoing amendment and waiver provisions, except (i) to increase the percentage in principal amount of outstanding debentures necessary for such actions or (ii) to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of the debentures.

   The indenture, including the terms and conditions of the debentures, may be modified by Sovereign and the trustee, without the consent of the holders of the debentures in order to:

   o cure any ambiguity, defect or inconsistency;

   o provide for uncertificated debentures in addition to or in place of certificated debentures;

   o provide for the assumption of Sovereign's obligations to holders of debentures in the case of a merger or consolidation or a sale of all or substantially all of Sovereign's assets;

   o make any change that would provide any additional rights or benefits to the holders of debentures or that does not adversely affect such holder's legal rights under the indenture;

   o comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

   o add a guarantor under the indenture;

   o evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

   o mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debentures as additional security for the payment and performance of Sovereign's obligations under the indenture, in any property or assets;

   o add to, change or eliminate any provisions of the indenture, provided that, any such addition, change or elimination (A) shall neither (i) apply to any debentures issued prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor
     (ii) modify the rights of the holders of debentures with respect to such provisions or (B) shall become effective only when there is no such outstanding debentures; and

   o establish the form and terms of debentures as permitted by the indenture.

   The holders of 66 2/3% in principal amount of outstanding debentures may waive compliance with certain restrictive covenants and provisions of the indenture.

   Waiver of Default

   The holders of not less than a majority of aggregate principal amount of the debentures then outstanding may, on behalf of the holders of all debentures, waive any past default under the debenture indenture with respect to the debentures except a default in the payment of principal, premium, if any, or any interest on the debentures and a default in respect of a covenant or provision of the debenture indenture which cannot be modified or amended without the consent of each holder of the debentures then outstanding. Such waiver will not be effective until the holders of a majority in aggregate stated liquidation amount of Trust PIERS and Trust common securities have consented to such waiver. In addition, where a consent under the debenture indenture would require the consent of the holders of more than 66 2/3% in principal amount of the debentures, such waiver will not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the Trust PIERS and Trust common securities have consented to such waiver.

                          DESCRIPTION OF THE GUARANTEE


    Sovereign will issue the guarantee under the guarantee agreement between Sovereign and The Bank of New York, as guarantee trustee. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the guarantee agreement in its entirety because it and the Trust Indenture Act of 1939 and not this summary will define your rights as a holder of the guarantee. The guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the Trust PIERS. Unless otherwise specified, when we refer to "Sovereign" in the following description, we mean only Sovereign Bancorp, Inc. and not its subsidiaries.

General

    Certain payments and distributions, including contingent distributions, with respect to the Trust PIERS, to the extent not paid by or on behalf of the Trust, are guaranteed by Sovereign on a subordinated basis. Sovereign is required to pay the guarantee payments to the extent specified in the guarantee regardless of any defense, right of set-off or counterclaim that the Trust may have or may assert against any person.

    The following payments and distributions on Trust PIERS are guarantee payments:

   o any accrued and unpaid distributions, including contingent distributions, if any, required to be paid on Trust PIERS, but only to the extent that the Trust has funds legally and immediately available for those distributions;

   o the redemption price for any Trust PIERS that the Trust calls for redemption, including all accumulated and unpaid distributions to the redemption date, but only to the extent that the Trust has sufficient funds legally and immediately available for the payment; and

   o upon liquidation of the Trust (other than in connection with the distribution of debentures and warrants to the holders of the Trust PIERS or the redemption of all of the Trust PIERS), the lesser of:

          -- the aggregate of the liquidation preference and all accumulated and unpaid distributions, including contingent distributions, on the Trust PIERS to the date of payment; and

          -- the amount of assets of the Trust remaining available for distribution to holders of Trust PIERS in liquidation of the Trust.

    Sovereign may satisfy its obligation to make a guarantee payment by making that payment directly to the holders of the Trust PIERS or by causing the Trust to make the payment to those holders.

    The holders of a majority in aggregate stated liquidation amount of the Trust PIERS and Trust common securities, each voting as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or other power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, then any holder of the Trust PIERS, subject to the subordination provisions of the guarantee for that payment, may institute a legal proceeding directly against Sovereign to enforce the holder's rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. If Sovereign were to default on its obligation to pay amounts payable under the debentures, the Trust would lack sufficient funds for the payment of distributions or amounts payable on redemption of the Trust PIERS or otherwise, and, in such event, holders of the Trust PIERS would not be able to rely upon the guarantee for payment of such amounts. Instead, if an indenture event of default has occurred and is continuing and such event is attributable to the failure of Sovereign to pay interest, including contingent interest, if any, on or principal of the debentures on the applicable payment date, then a holder of Trust PIERS may institute a legal proceeding directly against Sovereign pursuant to the terms of the debenture indenture for enforcement of payment to such holder of the principal of or interest, including contingent interest, if any, on such debentures having a principal amount equal to the aggregate liquidation amount of the Trust PIERS of such holder. Except as described in this prospectus supplement, holders of Trust PIERS will not be able to exercise directly any other remedy available to the holders of debentures or assert directly any other rights in respect of the debentures.

    The declaration of trust provides that each holder of Trust PIERS will agree to the provisions of the guarantee, including the subordination provisions, and the debenture indenture.

Subordination

    Sovereign's obligations under the guarantee are unsecured. Those obligations will be subordinated and junior in right of payment to all of Sovereign's existing and future senior indebtedness.

    The guarantee is a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Sovereign, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

    Each holder of Trust PIERS, by accepting Trust PIERS, agrees to the subordination provisions and other terms of the guarantee.

Amendments and Assignment

    Sovereign may amend the guarantee without the consent of any holder of Trust PIERS if the amendment does not materially adversely affect the rights of those holders. Sovereign may otherwise amend the guarantee with the approval of the holders of at least a majority in aggregate stated liquidation amount of the Trust PIERS. Sovereign may assign its obligations under the guarantee only in connection with a merger, consolidation or sale of assets permitted under the indenture. All guarantees and agreements contained in the guarantee shall bind Sovereign's successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the Trust PIERS then outstanding.

Guarantee Events of Default

    An event of default will occur under the guarantee if Sovereign fail to perform any of its payment obligations thereunder. The holders of a majority in aggregate stated liquidation amount of the Trust PIERS may waive any past event of default and its consequences on behalf of all of the holders of the Trust PIERS. The guarantee trustee is entitled to enforce the guarantee for the benefit of the holders of the Trust PIERS if an event of default occurs under the guarantee.

    The holders of a majority in aggregate stated liquidation amount of the Trust PIERS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under the guarantee. Any holder of the Trust PIERS may institute a legal proceeding directly against Sovereign to enforce that holder's rights to payment of principal and distributions under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

Information Concerning the Guarantee Trustee

    The guarantee trustee and/or one or more of its affiliates may provide other commercial banking, investment banking and other services to Sovereign and/or its subsidiaries and affiliates. The guarantee trustee will be permitted to engage in other transactions with Sovereign and/or its subsidiaries and affiliates; however, if the guarantee trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

    The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent person would exercise in the conduct of its own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under the guarantee at the request of any holder of the Trust PIERS unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

Applicable Law

    The guarantee will be governed by and construed in accordance with the laws of the State of New York.

Termination

    The guarantee will terminate and be of no further effect when:

   o all of the Trust PIERS have been redeemed;

   o Sovereign distributes the debentures and the warrants to the holders of Trust PIERS;

   o the amounts payable upon liquidation of the Trust are fully paid, or

   o Sovereign distributes Sovereign common stock to holders of the Trust PIERS in respect of the conversion of all outstanding Trust PIERS into Sovereign common stock.

    The guarantee will remain in effect or will be reinstated if at any time any holder of the Trust PIERS must restore payment of any sums paid to that holder with respect to Trust PIERS or under the guarantee.

                      RELATIONSHIP AMONG THE TRUST PIERS,
                        THE DEBENTURES AND THE GUARANTEE


   Unless otherwise specified, when we refer to "Sovereign" in the following summary, we mean only Sovereign Bancorp, Inc. and not its subsidiaries.

Full and Unconditional Guarantee

   Payments of distributions, including contingent distributions, if any, and other amounts due on the Trust PIERS (to the extent the Trust has funds available for the payment of such distributions and contingent distributions) are irrevocably guaranteed by Sovereign as and to the extent set forth under "Description of the Guarantee." If and to the extent that Sovereign does not make payments under the debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the Trust PIERS. The guarantee does not cover payment of distributions or contingent distributions when the Trust does not have sufficient funds to pay such distributions or contingent distributions. In such event, a holder of Trust PIERS, as described below, may institute a legal proceeding directly against Sovereign to enforce payment of such distributions, including contingent distributions, if any, to such holder after the respective due dates. The Trust and Sovereign believe that, taken together, Sovereign's obligations under the declaration of trust, the Trust PIERS, the debenture indenture and the guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions, including contingent distributions, if any, and other amounts due on the Trust PIERS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee to the extent provided in this prospectus supplement of the Trust's obligations under the Trust PIERS. The obligations of Sovereign under the guarantee will be subordinated and junior in right of payment to all senior indebtedness of Sovereign.

Sufficiency of Payments

   As long as payments of interest, including contingent interest, if any, principal and other payments are made when due on the debentures, such payments will be sufficient to cover distributions and other payments due on the Trust PIERS, because of the following factors: (1) the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust PIERS and Trust common securities, (2) the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the Trust PIERS, (3) Sovereign will pay contingent interest at the same rate and under the same rate as the Trust is obligated to make contingent distributions, (4) pursuant to the debenture indenture, Sovereign, as borrower, will pay, and the Trust will not be obligated to pay, all costs, expenses and liabilities of the Trust except the Trust's obligations under the Trust PIERS and Trust common securities and (5) the declaration of trust further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   Notwithstanding anything to the contrary in the debenture indenture, Sovereign has the right to set-off any payment it is otherwise required to make under the debenture indenture with and to the extent Sovereign has already made, or is concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Trust PIERS

   If a trust event of default occurs and is continuing, the holders of Trust PIERS would rely on the enforcement by the property trustee of its rights as holder of the Trust PIERS against Sovereign. In addition, the holders of a majority in liquidation amount of the Trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the debentures. The debenture indenture provides that the indenture trustee shall give holders of the debentures notice of all defaults or events of default within 30 days after occurrence.

   If the property trustee fails to enforce its rights under the debentures in respect of an indenture event of default after a holder of record of Trust PIERS has made a written request, such holder of record of Trust PIERS may, to the extent permitted by applicable law, institute a legal proceeding against Sovereign to enforce the property trustee's rights in respect of debentures having a principal amount equal to the aggregate stated liquidation amount of the Trust PIERS of such holder. In addition, if Sovereign fails to pay interest, including contingent interest, if any, or principal on the debentures on the date such interest or principal is otherwise payable, and such failure to pay is continuing, a holder of Trust PIERS may institute a direct action against Sovereign for enforcement of payment to such holder of the principal of or interest, including contingent interest, if any, on the debentures having a principal amount equal to the aggregate stated liquidation amount of the Trust PIERS of such holder after the respective due date specified in the debentures. In connection with such a direct action, any payment made by Sovereign directly to a holder of a Trust PIERS will reduce the amount that Sovereign must pay the Trust under the debentures held by the Trust. As the holder of the Trust common securities of the Trust, Sovereign will be subrogated to the rights of such holder of Trust PIERS under the declaration to the extent of any payment made by the Trust to such holder of Trust PIERS in that suit. The holders of Trust PIERS will not be able to exercise directly any other remedy available to the holders of the debentures.

Limited Purpose of Trust

   The Trust PIERS and Trust common securities will evidence beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing the Trust PIERS and Trust common securities and investing the proceeds thereof in the debentures and the warrants. A principal difference between the rights of a holder of Trust PIERS and a holder of debentures is that a holder of debentures is entitled to receive from Sovereign the principal amount of and distribution accrued on debentures held, while a holder of Trust PIERS is entitled to receive distributions from the Trust (or from Sovereign under the guarantee) if and to the extent the Trust has funds available for the payment of such distributions.

Rights Upon Termination

   Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the debentures and the warrants, the holders of the Trust PIERS and Trust common securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. See "Description of the Trust PIERS--Liquidation Distribution Upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of Sovereign, the property trustee, as holder of the debentures, would be a subordinated creditor of Sovereign, subordinated in right of payment to all senior indebtedness as set forth in the debenture indenture, but entitled to receive payment in full of principal and interest, including contingent interest, if any, before any shareholders of Sovereign receive payments or distributions. The positions of a holder of Trust PIERS and a holder of the debentures relative to other creditors and to shareholders of Sovereign in the event of liquidation or bankruptcy of Sovereign should be substantially the same.

                              BOOK-ENTRY ISSUANCE


Book-Entry, Delivery, and Form

   The Trust PIERS will be issued in fully registered, global form and will be issued at the closing of this offering only against payment in immediately available funds. The Trust PIERS will be issued in denominations of $50 stated liquidation amount and whole multiples of $50.

   The Trust PIERS will be represented by one or more securities in registered, global form, which we refer to as the "global securities." Upon issuance, the Trust PIERS will be deposited with the property trustee as custodian for The Depositary Trust Company, or DTC, in New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC as described below. We refer to this nominee in this section as the "Global Security Holder." DTC may also act as securities depositary for the debentures and the warrants in the event of the distribution of the debentures and the warrants to the holders of the Trust PIERS.

   Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for Trust PIERS in certificated form except in the limited circumstances described below. See "--Exchange of Global Securities for Certificated Securities."

   In addition, transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

   The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

   DTC has advised Sovereign and the Trust that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to collectively as the "Participants," and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to collectively as the "Indirect Participants." Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised Sovereign and the Trust that, pursuant to procedures established by it:

     (1) upon deposit of the global securities, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the global securities; and

     (2) ownership of these interests in the global securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global securities).

   Investors in the global securities who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the global securities who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interests in the global securities will not have the Trust PIERS registered in their names, will not receive physical delivery of the Trust PIERS in certificated form and will not be considered the registered owners or "holders" thereof under the declaration of trust for any purpose.

   Payments in respect of the principal of, and interest on, a global security registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the Trust PIERS under the declaration of trust. Under the terms of the declaration of trust, the property trustee will treat the persons in whose names the global securities are registered as the owners of the Trust PIERS for the purpose of receiving payments and for all other purposes. Consequently, neither the property trustee nor any of its agents has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global securities; or

     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised Sovereign and the Trust that its current practice, upon receipt of any payment in respect of securities such as the Trust PIERS, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the global securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, Sovereign, the Trust or the property trustee. None of Sovereign, the Trust or the property trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the global securities, and Sovereign, the Trust and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

   Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. Such cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

   DTC has advised Sovereign and the Trust that it will take any action permitted to be taken by a holder of global securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the global securities as to which such Participant or Participants has or have given such direction. However, if there is an indenture event of default or any event which after notice or lapse of time or both would be a trust event of default, DTC reserves the right to exchange the global securities for legended securities in certificated form, and to distribute such securities to its Participants.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Sovereign, the Trust nor the property trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

Exchange of Global Securities for Certificated Securities

   A global security is exchangeable for definitive Trust PIERS, in registered certificated form, or "certificated securities," if:

     (1) DTC (a) notifies the Trust that it is unwilling or unable to continue as depositary for the global securities and Sovereign and the Trust fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) Sovereign, at its option, notifies the property trustee in writing that it elects to cause the issuance of the certificated securities; or

     (3) there has occurred and is continuing an indenture event of default or any event which after notice or lapse of time or both would be a trust event of default.

   In addition, beneficial interests in a global security may be exchanged for certificated securities upon prior written notice given to the property trustee by or on behalf of DTC in accordance with the declaration of trust. In all cases, certificated securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Same Day Settlement and Payment

   Sovereign and the Trust will make payments in respect of the securities represented by the global securities by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. Sovereign and the Trust will make all payments with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated securities or, if no such account is specified, by mailing a check to each such holder's registered address. The securities represented by the global securities are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such securities will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds. Transfers between Participants in DTC will be effected in accordance with DTC procedures, and will be settled in same-day funds.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Sovereign that cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


General

   This is a summary of certain United States federal income tax considerations relevant to a holder of Trust PIERS and, where noted, the Sovereign common stock issuable upon a conversion of Trust PIERS.

   This summary is of a general nature only and does not consider all possible United States federal income tax consequences of the purchase, ownership, conversion or other disposition of Trust PIERS or Sovereign common stock issuable upon a conversion of Trust PIERS and is not intended to and does not exhaust all possible aspects of United States federal income taxation that may be relevant to a holder based upon such holder's particular circumstances. Except as provided below under "Classification of Trust PIERS" and "Non-U.S. Holders," this summary deals only with a beneficial owner of Trust PIERS that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions (each, a "U.S. Holder"). In addition, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons, may also be U.S. Holders. If a partnership (including any entity that is treated as a partnership for United States federal tax purposes) is a beneficial owner of Trust PIERS, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of Trust PIERS that is a trust or a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of the purchase, ownership, conversion or other disposition of Trust PIERS or Sovereign common stock issuable upon a conversion of Trust PIERS. A "Non-U.S. Holder" is a beneficial owner of Trust PIERS that is not a U.S. Holder.

   Except as provided below under "Classification of Trust PIERS" and "Non-U.S. Holders," this summary addresses only U.S. Holders who acquire Trust PIERS at original issuance at the issue price (as defined below) and beneficially own Trust PIERS as capital assets and not as part of a hedge against currency risks or as part of a "straddle", "hedge," "synthetic security" or a "conversion transaction" for United States federal income tax purposes, or as part of some other integrated investment. This summary does not discuss or purport to deal with persons in special tax situations or investors subject to special treatment under United States federal income tax laws, such as banks, thrifts, other financial institutions, insurance companies, tax exempt organizations, retirement plans, estates, trusts, real estate investment trusts, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, investors whose functional currency is not the U.S. dollar, or persons holding Trust PIERS in a tax-deferred or tax-advantaged account. This summary also does not address the U.S. alternative minimum tax or United States federal income tax and withholding issues relating to the holding of Trust PIERS through partnerships or entities that are treated as partnerships for United States federal income tax purposes.

   This summary is based upon laws, regulations, rulings, interpretations, and decisions now in effect, all of which are subject to various interpretations and to change, possibly on a retroactive basis. Any such change may be applied retroactively and may adversely affect the United States federal income tax consequences described herein. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the tax considerations discussed below.

   There are no Treasury regulations, published rulings or judicial decisions on similar transactions. As a result, the United States federal income tax classification of Trust PIERS, and the United States federal income tax consequences of the purchase, ownership, conversion or other disposition of Trust PIERS or Sovereign common stock issuable upon a conversion of Trust PIERS are uncertain and there is a possibility that the IRS will disagree with the tax characterizations and tax consequences described below.

   Accordingly, persons considering the purchase of Trust PIERS should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of Trust PIERS and the Sovereign common stock issuable upon a conversion of Trust PIERS in the light of their own particular circumstances, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of any changes in applicable tax laws.

Classification

   In the opinion of Stevens & Lee, counsel to the Trust and Sovereign, assuming full compliance with the terms of the declaration of trust, the Trust will be classified as a grantor trust and will not be classified as an association taxable as a corporation for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, each holder of a Trust PIERS generally will be considered the owner of an undivided interest in the assets of the Trust, and will be subject to taxation as if such holder held those assets directly.

Classification of the Trust PIERS

   Based on certain information and assumptions that Sovereign and its advisors believe to be reliable, Sovereign intends to take the position that, under an interpretation of existing law: (a) each debenture and the corresponding warrant should be classified and treated as a single unitary instrument for United States federal income tax purposes; (b) each such unitary instrument should be treated as indebtedness of Sovereign for United States federal income tax purposes; and (c) such indebtedness should be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations), as described below. Moreover, pursuant to the terms of the indenture, we, Sovereign and each holder of Trust PIERS (by its acceptance of a beneficial interest in a Trust PIERS) agree, for United States federal income tax purposes, to treat each debenture and the corresponding warrant as a single unitary debt instrument that is subject to the CPDI regulations with a "comparable yield" calculated in the manner described below. No assurance can be given, however, that the IRS will not challenge any one or more of those positions, or if challenged, that any such challenge would not be successful. If the IRS were to challenge successfully any one or more of those positions, the tax treatment of the Trust PIERS would differ from that discussed below. If the IRS were to assert successfully that the Trust PIERS or any component part thereof should be treated as equity of Sovereign for United States federal income tax purposes, the tax treatment of the Trust PIERS may result in material adverse consequences to Non-U.S. Holders. In particular, interest paid on the Trust PIERS and distributions with respect to the Trust PIERS would be treated as distributions with respect to stock of Sovereign. Consequently, Non-U.S. Holders of Trust PIERS would be subject to the 30% United States federal withholding tax or such lower rate as may be specified by an applicable income tax treaty. See "Non-U.S. Holders - Payments on Sovereign Common Stock and Constructive Dividends," below. Furthermore, Sovereign would not be entitled to deduct amounts payable with respect to the Trust PIERS.

   The following discussion assumes that: (a) each debenture and the corresponding warrant will be classified and treated as a single unitary instrument for United States federal income tax purposes; (b) each such unitary instrument will be treated as indebtedness of Sovereign for United States federal income tax purposes; and (c) such indebtedness will be subject to the CPDI regulations, as described below. For purposes of the discussion below, these contingent payment debt instruments are referred to as Trust PIERS.

U.S. Holders

   The following discussion is a summary of certain United Stated federal income tax consequences that will apply to you if you are a U.S. Holder.

   Accrual of Interest on Trust PIERS

   Pursuant to the CPDI regulations, a U.S. Holder will be required to accrue interest income on Trust PIERS, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of any coupon payments (whether fixed or contingent) actually received in that year.

   The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of Trust PIERS that, prior to the adjustments described below, equals:

   o the adjusted issue price (as defined below) of Trust PIERS as of the beginning of the accrual period;

multiplied by:

   o the comparable yield to maturity (as defined below) of Trust PIERS, adjusted for the length of the accrual period;

multiplied by:

   o the number of days during the accrual period that the U.S. Holder held Trust PIERS;

divided by:

   o the number of days in the accrual period.

   Generally, the issue price of Trust PIERS is the first price at which a substantial amount of Trust PIERS is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The adjusted issue price of a Trust PIERS is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the Trust PIERS.

   The term "comparable yield" means the annual yield Sovereign would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of Trust PIERS. We have determined that the comparable yield for Trust PIERS is an annual rate of ___o___%, compounded quarterly.

   The CPDI regulations require that Sovereign provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on Trust PIERS. These payments set forth on the schedule must produce a total return on Trust PIERS equal to the comparable yield. The projected payment schedule includes both fixed coupon payments and estimated payments of contingent interest, as well as an estimate for a payment at maturity taking into account the fair market value of the Sovereign common stock that might be paid upon a conversion of Trust PIERS.

   Pursuant to the terms of the indenture, each holder of Trust PIERS agrees to use the comparable yield and the schedule of projected payments described above in determining its interest accruals in respect of Trust PIERS, and in determining the adjustments thereto described below. The comparable yield and the schedule of projected payments will be set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to Investor Relations Department, Sovereign Bank, Mail Code:
11-900-IR5, P.O. Box 12646, Reading, PA 19612.

   The comparable yield and the schedule of projected payments are provided solely for the calculation of a U.S. Holder's interest accruals and adjustments in respect of Trust PIERS for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts that will be payable on Trust PIERS.

   Amounts treated as interest under the CPDI regulations are treated as original issue discount for United States federal income tax purposes.

   Adjustments to Interest Accruals on Trust PIERS

   If, during any taxable year, a U.S. Holder receives actual payments with respect to Trust PIERS that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder

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
will treat a "net positive adjustment" as additional interest income. For this purpose, payments in a taxable year include the fair market value of Sovereign common stock received in that year pursuant to a conversion of Trust PIERS.

   If a U.S. Holder receives in a taxable year actual payments with respect to Trust PIERS that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (i) reduce the U.S. Holder's interest income on Trust PIERS for that taxable year; and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on Trust PIERS during prior taxable years that has not been offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward, as a negative adjustment to offset future interest income in respect of Trust PIERS or to reduce the amount realized on a sale, exchange, conversion, or retirement of Trust PIERS.

   The CPDI regulations generally do not address the payment of amounts subject to timing contingencies, such as interest the payment of which may be deferred. We intend to treat the deferral of interest payments, if any, as not giving rise to a negative adjustment or to a reduction in adjusted issue price, and the later payment of any such deferred interest as not giving rise to a positive adjustment, to the extent of the deferred interest paid. Under this treatment, if the payment of a distribution is deferred, a U.S. Holder
(i) would continue to accrue interest with respect to the Trust PIERS at the comparable yield, and (ii) in addition, would recognize as a positive adjustment interest on each deferred interest distribution.

   Sale, Exchange or Redemption

   Upon a sale, exchange, or redemption of Trust PIERS, a U.S. Holder generally will recognize gain or loss. The amount of gain or loss recognized on a taxable sale, exchange, or redemption will be equal to the difference between
(i) the amount of cash plus the fair market value of other property received by the U.S. Holder; and (ii) the U.S. Holder's adjusted tax basis in the Trust PIERS. A U.S. Holder's adjusted tax basis in Trust PIERS will generally be equal to the U.S. Holder's original purchase price for the Trust PIERS, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the Trust PIERS (without regard to the actual amount paid). Gain recognized upon a sale, exchange, or redemption of Trust PIERS will generally be treated as ordinary interest income; loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term capital loss if the Trust PIERS was held for more than one year). The deductibility of net capital losses is subject to limitations.

   Conversion

   Upon a conversion of Trust PIERS, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for Trust PIERS includes the receipt of Sovereign common stock upon conversion as a contingent payment with respect to Trust PIERS. Accordingly, we, Sovereign and each holder agree in the indenture to treat the receipt of Sovereign common stock by a U.S. Holder upon the conversion of Trust PIERS as a payment under the CPDI regulations, which may result in a net positive or negative adjustment. As described above, a net positive adjustment would be treated as interest income, and a net negative adjustment would be treated as giving rise to ordinary loss.

   A U.S. Holder's tax basis in Sovereign common stock received upon a conversion of Trust PIERS will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the Sovereign common stock received will commence on the day immediately following the date of conversion.

   Change of Control

   Upon a Change of Control, as defined in "Description of the Trust PIERS-- Effect of Change of Control," above, a U.S. Holder generally will not recognize any gain or loss and its holding period will not be affected. If a Change of Control occurs more than six months prior to the maturity of the Trust PIERS,

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
then a U.S. Holder would incur a net negative or positive adjustment under the CPDI regulations, determined by reference to the difference between the payments originally projected to be made after the Change of Control and the actual payments to be made after the Change of Control, discounted to present value using the comparable yield as the discount rate. Under the CPDI regulations, those adjustments must be taken into account in a reasonable manner over the periods to which they relate. U.S. Holders should consult with their tax advisors regarding the timing of deductions or income as a result of a Change of Control.

   Constructive Dividends

   The conversion rate for Trust PIERS will be adjusted in certain circumstances, including in the event of an increase to our quarterly dividend rate, as described under "Description of Trust PIERS--Conversion Rights-- Conversion Rate Adjustments." Such adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you, notwithstanding the fact that you do not receive a cash payment. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to qualified dividend income.

   Dividends on Sovereign Common Stock

   If, after a U.S. Holder converts a Trust PIERS into Sovereign common stock, Sovereign makes distributions on its common stock, the distributions will constitute dividends taxable to the holder as ordinary income for United States federal income tax purposes to the extent of Sovereign's current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent that the U.S. Holder receives distributions on shares of Sovereign common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed Sovereign's current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's tax basis in the shares of Sovereign common stock. Distributions in excess of the U.S. Holder's tax basis in the shares of Sovereign common stock generally will be treated as capital gain. Subject to applicable limitations, distributions on Sovereign common stock constituting dividends paid to holders that are United States corporations may qualify for the dividends received deduction, and dividends paid to holders that are individuals may qualify for the reduced rate of taxation applicable through December 31, 2008.

   Sale of Sovereign Common Stock

   A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of Sovereign common stock. The U.S. Holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the Sovereign common stock, which generally will be the fair market value of the Sovereign common stock at the time of the conversion. The proceeds received by a U.S. Holder will include the amount of any cash and the fair market value of any other property received for the Sovereign common stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of Sovereign common stock will be long-term capital gain or loss if the holder's holding period for the Sovereign common stock is more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

   Backup Withholding Tax and Information Reporting

   Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of Trust PIERS and Sovereign common stock, as well as dividends on Sovereign common stock, may be subject to information reporting and United States federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

Non-U.S. Holders

   The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Trust PIERS or the Sovereign common stock issuable upon a conversion of Trust PIERS. The term "Non-U.S. Holder" means a beneficial owner of Trust PIERS or shares of Sovereign common stock that is not a U.S. Holder.

   Payments with Respect to Trust PIERS

   Payments on Trust PIERS made to a Non-U.S. Holder, including payments of stated and contingent interest and payments in Sovereign common stock pursuant to a conversion, and any gain realized on a sale, exchange, or redemption of Trust PIERS, will be exempt from United States federal income or withholding tax, provided that:

   o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

   o such Non-U.S. Holder certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

   o such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment); and

   o Trust PIERS are actively traded within the meaning of section 87l(h)(4)(C) (v)(l) of the Code.

   If a Non-U.S. Holder of Trust PIERS is engaged in a trade or business in the United States, and if interest on Trust PIERS is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest and on any gain realized on a sale, exchange, or redemption of Trust PIERS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the second bullet point above, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

   Payments on Sovereign Common Stock and Constructive Dividends

   Any dividends paid to a Non-U.S. Holder with respect to the Sovereign common stock issuable upon a conversion of Trust PIERS (and any deemed dividends resulting from certain adjustments, or failures to make adjustments, to the conversion rate as described under "--Constructive Dividends" above) will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding tax.

   Sale, Exchange, or Redemption of Sovereign Common Stock

   Any gain realized by a Non-U.S. Holder upon a sale, exchange, or redemption of the Sovereign common stock issuable upon conversion of Trust PIERS generally will not be subject to United States federal income tax, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

   Backup Withholding Tax and Information Reporting

   In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us on Trust PIERS or the Sovereign common stock issuable upon a conversion of Trust PIERS if the Non-U.S. Holder has provided us with an IRS Form W-8BEN (or successor form) with respect to such payments. In addition, no backup withholding will generally be required with respect to the proceeds of a sale of Trust PIERS or Sovereign common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives such a form or the Non-U.S. Holder otherwise establishes an exemption.

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                          CERTAIN ERISA CONSIDERATIONS


   Before authorizing an investment in the Trust PIERS, fiduciaries of any pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plan described in Section 4975(e)(1) of the Internal Revenue Code, including an individual retirement account or a Keogh plan, subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), entity whose underlying assets include plan assets by reason of any such plans' investment in that entity, or plan subject to provisions under applicable federal, state, local, non-US or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), all of which we refer to collectively as "Plans," should consider, among other matters, the fiduciary standards of ERISA (including its prudence and diversification requirements) or of Similar Laws, whether such fiduciaries have authority to make such investment in the Trust PIERS under the applicable Plan investment policies and governing instruments, and the rules under ERISA, the Code and Similar Laws that may prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction."

   Section 406 of ERISA and Section 4975 of the Code prohibit Plans, from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest"), with respect to such Plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Code; however, such plans may be subject to Similar Laws.

   The Department of Labor has issued a regulation, the "Plan Assets Regulation", concerning the definition of what constitutes the assets of a Plan subject to ERISA and/or the Code. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan holds an "equity interest" will be deemed, for purposes of ERISA, to be "plan assets" of the investing Plan unless there is an applicable exception for its investment. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features; the definition specifically includes a beneficial interest in a trust.

   One such exception under the Plan Assets Regulation is for an equity investment which is a "publicly-offered security." A publicly-offered security is a security that (1) is freely transferable, (2) is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and (3) is either (x) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or (y) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

   We expect that the Trust PIERS will meet the criteria of "publicly-offered securities" under the Plan Assets Regulation and, therefore, the assets held by the Trust should not be considered "plan assets" for purposes of ERISA or the Code. The Trust PIERS will be "freely transferable" within the meaning of the Plan Assets Regulation, the Trust PIERS will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act, and we and the underwriters expect that the Trust PIERS will be held by at least 100 independent investors at the conclusion of the offering.

   However, there can be no assurance that the publicly-offered security exception or any of the other exceptions set forth in the Plan Assets Regulation will apply to the purchase and holding of the Trust PIERS offered in this prospectus supplement and, as a result, an investing Plan's assets could be considered to include an undivided interest in the warrants and debentures that the Trust holds. In the event that our assets are considered assets of an investing Plan, our trustees, Sovereign and/or other persons, in providing services with respect to the warrants and debentures, could be considered fiduciaries to such Plan and subject to the fiduciary responsibility provisions of Title I of ERISA. In addition, certain transactions involving us and/or the Trust PIERS (including related transactions in Sovereign common stock, warrants or debentures) could be deemed to constitute direct or indirect prohibited transactions under ERISA,
Section 4975 of the Code or Similar Law with respect to a Plan. For example, if Sovereign is a Party in Interest with respect to an investing Plan, extensions of credit between us and Sovereign or the Plan and Sovereign (as represented by the debentures and/or the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code.

   Regardless of whether there is an exemption available under the Plan Assets Regulation, the Department of Labor has issued five prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Trust PIERS (including related transactions in Sovereign common stock, warrants or debentures). Those class exemptions are: PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

   In light of the prohibitions of ERISA, Section 4975 of the Code and Similar Laws, the Trust PIERS may not be purchased by any Plan or any other person acting on behalf of or investing "plan assets" of any Plan, unless its purchase, holding and disposition (including related transactions in Sovereign common stock, warrants or debentures) will be covered by the prohibited transaction class exemptions or an applicable exemption from Similar Laws. Any purchaser of the Trust PIERS that is a Plan or is purchasing such securities on behalf of or with "plan assets" of a Plan will be deemed to have represented by its purchase and holding thereof that (1) the purchase, holding and disposition of the Trust PIERS (including related transactions in Sovereign common stock, warrants or debentures) (i) does or will satisfy the requirements of, and is or will be entitled to full exemptive relief under the prohibited transaction class exemptions set forth above or an applicable exemption from Similar Laws or (ii) will not constitute or result in a prohibited transaction under ERISA, the Internal Revenue Code or applicable Similar Laws, (2) Sovereign and our trustees are not "fiduciaries" within the meaning of Section 3(21) of ERISA and the regulations thereunder with respect to such person's interest in the Trust PIERS (or the underlying warrants and debentures), and
(3) in purchasing the Trust PIERS, such person approves the purchase of the warrants and debentures and the appointment of our trustees.

   The foregoing discussion is general in nature and is not intended to be inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trust PIERS on behalf of or with "plan assets" of any Plan consult with their counsel, prior to any such purchase.

   The sale of any Trust PIERS to a Plan is in no respect a representation by the Trust, Sovereign or the underwriters that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

                                  UNDERWRITING


   Subject to the terms and conditions set forth in the underwriting agreement, dated as of ___o___, 2004, entered into between the Trust, Sovereign and the underwriters named below, for whom Lehman Brothers Inc. is acting as representative, ("Lehman"), the Trust has agreed to sell to the underwriters and each of the underwriters has agreed to purchase the aggregate principal amount at maturity of Trust PIERS from the Trust indicated in the following table:


                                                                 Aggregate Issue
                                                                     Price of
Underwriters                                                       Trust PIERS
------------                                                      ---------------
Lehman Brothers Inc ..........................................     $
Citigroup Global Markets Inc .................................
                                                                   ------------
    Total ....................................................     $700,000,000
                                                                   ============


   The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the Trust PIERS in this offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements that:

   o the representations and warranties made by us to the underwriters are true;

   o there has been no material adverse change in our condition or in the financial markets;

   o we deliver the customary closing documents to the underwriters; and

   o the underwriters deliver certain legal opinions by their counsel.

   The underwriters have advised us that they intend to offer the Trust PIERS initially at the offering price shown on the cover page of this prospectus supplement and to certain dealers at the offering price less a selling concession not to exceed $___o___ per debenture. After the initial offering of the Trust PIERS, the underwriters may change the public offering price and the concession to selected dealers.

Option to Purchase Additional Trust PIERS

   The Trust has granted to the underwriters a 13-day option to purchase up to an additional $ 100,000,000 million of the Trust PIERS at the offering price less the underwriting discounts and commissions indicated below. The option may be exercised to cover over-allotments made in connection with the offering of the Trust PIERS. To the extent that the option is exercised, the underwriters will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase these additional Trust PIERS and the Trust will be obligated to sell these additional Trust PIERS to the underwriters.

Lock-Up Agreements

   Sovereign has agreed, except as contemplated by this offering and subject to certain exceptions, including offers or sales of Sovereign common stock in connection with mergers and acquisitions, not to offer, sell or otherwise dispose of any shares of Sovereign common stock or any securities convertible or exchangeable into Sovereign common stock for a period of 60 days from the date of this prospectus supplement without the prior written consent of Lehman. Certain of Sovereign's executive officers have agreed pursuant to lock-up agreements that, without the prior written consent of Lehman, they will not, except in certain limited circumstances, directly or indirectly, offer, sell or otherwise dispose of any shares of Sovereign common stock or any securities convertible or exchangeable into Sovereign common stock for a period of 60 days from the date of this prospectus supplement. The foregoing restriction on sales does not apply to the Trust's ability to sell securities to the underwriters pursuant to the underwriting agreement or to shares of Sovereign common stock issuable on conversion of the Trust PIERS. In addition, the foregoing restriction does not apply to Sovereign's ability to issue Sovereign common stock pursuant to Sovereign's existing stock option and employee stock purchase plans or under outstanding securities convertible into Sovereign common stock.

Stabilization and Short Positions

   In connection with the offering of the Trust PIERS, the underwriters may engage in certain transactions in accordance with Regulation M under the Securities Exchange Act of 1934 that may stabilize the price of Sovereign common stock or the trading price of the Trust PIERS. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Sovereign common stock or the price of the Trust PIERS. In addition, if the underwriters over-allot by selling more Trust PIERS than are set forth on the cover page of this prospectus supplement, and thereby create a short position in the Trust PIERS in connection with the offering, the underwriters may reduce that short position by purchasing Trust PIERS in the open market.

   In general, purchases of a security for the purpose of stabilizing or reducing a short position could cause the price of a security to be higher than it might otherwise be until the absence of such purchases. None of the Trust, Sovereign or the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Sovereign common stock or the price of the Trust PIERS. In addition, none of the Trust, Sovereign or the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

   The Trust PIERS are new securities for which there is no market. We do not intend to apply for listing of the Trust PIERS on any securities exchange or for inclusion of the Trust PIERS in any automated quotation system, although the Trust PIERS are expected to be eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. The underwriters have advised us that they intend to make a market in the Trust PIERS. The underwriters are not obligated, however, to make a market in the Trust PIERS and any such market making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure the liquidity of, or trading market for, the Trust PIERS.

T+5 Closing

   We expect that delivery of the Trust PIERS will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. We refer to this settlement cycle as "T+5." Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Trust PIERS initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Trust PIERS who wish to trade Trust PIERS on the date of this prospectus supplement or the next succeeding business day should consult their own adviser.

Indemnification

   The underwriting agreement provides that Sovereign will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or will contribute to any payments the underwriters may be required to make for such liabilities. Sovereign has also agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

Stamp Taxes

   Purchasers of the Trust PIERS may be required to pay stamp taxes and other charges in accordance with the laws and practices of the jurisdiction of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the jurisdiction of purchase.

Commission and Expenses

   The following table shows the underwriting fees to be paid to the underwriters by Sovereign in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's overallotment option to purchase additional Trust PIERS. The underwriting discounts and commissions are equal to ___o___% of the public offering price.


                                          Without Exercise of   Full Exercise of
                                            Over-allotment       Over-allotment
                                          -------------------   ----------------
Per Trust PIERS ......................        $___o___               $___o___
Total ................................        $___o___               $___o___


   We estimate that Sovereign's share of the total expenses of the offering including registration, filing and listing fees, printing fees and legal and accounting expenses, but, excluding underwriters' discount and commissions, will be approximately $___o___.

Electronic Distribution

   A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by Lehman or by its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Lehman may agree with us to allocate a specific number of Trust PIERS for sale to online brokerage account holders.

   Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on Lehman's web site and any information contained in any other web site maintained by Lehman is not part of the prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or Lehman in its capacity as representative of the underwriters and should not be relied upon by investors.

Investment Banking Services

   Certain of the underwriters and their affiliates have provided from time to time, and may continue to provide, investment banking, financial and other services to Sovereign, for which Sovereign has paid, and expects to pay, customary fees.

                          NOTICE TO CANADIAN RESIDENTS


Offers and Sales in Canada

    This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of Trust PIERS in Canada or any province or territory thereof. Any offer or sale of Trust PIERS in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

    This prospectus supplement and the accompanying prospectus are for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the Trust PIERS into Canada. The underwriters reserve the right to reject all or part of any offer to purchase Trust PIERS for any reason or allocate to any purchaser less than all of the Trust PIERS for which it has subscribed.

Responsibility

    Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus supplement and the accompanying prospectus or any other information provided by Sovereign or the Trust in connection with the offering of the Trust PIERS into Canada.

Resale Restrictions

    The distribution of the Trust PIERS in Canada is being made on a private placement basis only and is exempt from the requirement that Sovereign and the Trust prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the Trust PIERS must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the Trust PIERS.

Representations of Purchasers

    Each Canadian investor who purchases Trust PIERS will be deemed to have represented to Sovereign, the Trust, the underwriters and any dealer who sells Trust PIERS to such purchaser that: (i) the offering of the Trust PIERS was not made through an advertisement of the Trust PIERS in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under "--Resale Restrictions" above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such Trust PIERS without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an "accredited investor" as defined in section 1.1 of Multilateral Instrument 45-103 - Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an "accredited investor", other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 - Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell Trust PIERS, and (d) in the case of a purchaser located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of section 44 or 45 of the Securities Act (Quebec).

Taxation and Eligibility for Investment

    Any discussion of taxation and related matters contained in this prospectus supplement and the accompanying prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Trust PIERS. Canadian purchasers of Trust PIERS should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Trust PIERS in their particular circumstances and with respect to the eligibility of the Trust PIERS for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission (Ontario)

    Securities legislation in Ontario provides that every purchaser of Trust PIERS pursuant to this prospectus supplement and the accompanying prospectus shall have a statutory right of action for damages or rescission against Sovereign and the Trust in the event this prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase Trust PIERS offered by this prospectus supplement and the accompanying prospectus during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against Sovereign and the Trust on whose behalf the distribution is made shall have no right of action for damages against Sovereign or the Trust. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

    The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which Sovereign and the Trust may rely. The enforceability of these rights may be limited as described below under "--Enforcement of Legal Rights".

    The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the Trust PIERS. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of Legal Rights

    Sovereign is organized under the laws of the State of Pennsylvania in the United States of America. All, or substantially all, of the directors and officers of Sovereign and the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon Sovereign or such persons. All or a substantial portion of the assets of Sovereign and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against Sovereign or such persons in Canada or to enforce a judgement obtained in Canadian courts against Sovereign or such persons outside of Canada.

Language of Documents

    Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la reception de ce document, vous confirmez par les presentes que vous avez expressement exige que tous les documents faisant foi ou se rapportant de quelque maniere que ce soit a la vente des valeurs mobilieres decrites aux presentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rediges en anglais seulement.

                                 LEGAL MATTERS


    The validity of the Trust PIERS offered hereby will be passed upon for us by Stevens & Lee, P.C., Philadelphia, Pennsylvania. Sidley Austin Brown & Wood llp, New York, New York, and Cleary, Gottlieb, Steen & Hamilton, New York, New York, will pass upon certain legal matters for the underwriters in connection with the offering of the Trust PIERS.



                              INDEPENDENT AUDITORS

    Our consolidated financial statements at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION


    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and obtain copies of our filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.



                           INCORPORATION BY REFERENCE

    We are "incorporating by reference" into this prospectus supplement and the accompanying prospectus certain of the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below into this prospectus supplement and the accompanying prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K), until our offering of the securities offered by this prospectus supplement is complete. The documents we incorporate by reference are:

   o Our Current Report on Form 8-K filed on January 28, 2004;

   o Our Current Report on Form 8-K filed on January 21, 2004;

   o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003;

   o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 14, 2003;

   o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 13, 2003; and

   o Our Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 25, 2003.

    You may request a copy of these filings (without exhibits) at no cost, by writing or telephoning us at the following address:

                 Investor Relations Department, Sovereign Bank
                             Mail Code: 11-900-IR5
                                 P.O. Box 12646
                               Reading, PA 19612
                                 (610) 208-8681

PROSPECTUS


                                 $1,000,000,000




               [GRAPHIC OMITTED] Sovereign
                                 Bancorp




May Offer -

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units

                                ----------------

                                   The Trusts

May Offer -

                           Trust Preferred Securities

                                ----------------


   We and, in the case of the trust preferred securities, the applicable Trust, may offer and sell from time to time up to $1,000,000,000 of the securities. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of offering.

   This prospectus contains a general description of the securities that may be offered. The specific terms of the securities will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

   Our common stock is listed on the New York Stock Exchange under the symbol "SOV."

   These securities are not savings or deposit accounts or other obligations of any of our bank or nonbank subsidiaries and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                   This Prospectus is dated November 2, 2001.

                               TABLE OF CONTENTS



                                                                           Page
ABOUT THIS PROSPECTUS ....................................................    3
WHERE YOU CAN FIND MORE INFORMATION ......................................    4
FORWARD-LOOKING STATEMENTS ...............................................    5
PROSPECTUS SUMMARY .......................................................    7
USE OF PROCEEDS ..........................................................    9
OUR RATIO OF EARNINGS TO FIXED CHARGES ...................................    9
DESCRIPTION OF COMMON STOCK ..............................................    9
DESCRIPTION OF PREFERRED STOCK ...........................................    9
DESCRIPTION OF DEPOSITARY SHARES .........................................    12
DESCRIPTION OF DEBT SECURITIES ...........................................    15
DESCRIPTION OF WARRANTS ..................................................    27
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS .........    30
DESCRIPTION OF CAPITAL SECURITIES ........................................    30
DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES ...........    34
CERTAIN TAX CONSIDERATIONS ...............................................    37
PLAN OF DISTRIBUTION .....................................................    37
ERISA CONSIDERATIONS .....................................................    39
LEGAL MATTERS ............................................................    39
EXPERTS ..................................................................    39

                             ABOUT THIS PROSPECTUS


   This prospectus is a combined prospectus that is part of two registration statements that we and the Trusts filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we and, in the case of the trust preferred securities, the applicable Trust, may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

   This prospectus provides you with a general description of the securities we and the Trusts may offer. Each time we or the Trusts sell securities, we or the applicable Trust will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we or the Trusts make in this prospectus will be modified or superseded by any inconsistent statement made by us or the Trusts in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

                      WHERE YOU CAN FIND MORE INFORMATION


   As required by the Securities Act of 1933, we and the Trusts have filed a registration statement (No. 333-71568; 333-71568-01; 333-71568-02) relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

   o our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

   o our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2001;

   o our Current Reports on Form 8-K filed with the SEC on January 25, 2001 (as amended by 8-K/A filed on February 5, 2001), February 8, 2001, February 12, 2001, February 21, 2001, March 27, 2001, July 3, 2001 (8-K/A
     No. 2), July 17 and October 19, 2001;

   o the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement; and

   o the description of our stock purchase rights contained in our Registration Statement on Form
     8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement.

   You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at the following address:

                           Investor Relations Office
                            Sovereign Bancorp, Inc.
                            1130 Berkshire Boulevard
                         Wyomissing, Pennsylvania 19610
                                 (610) 988-0300

                              ___________________

   No separate financial statements of the Trusts have been included or incorporated by reference herein. We and the Trusts do not consider such financial statements material to holders of trust preferred securities because:

   o all of the voting securities of each Trust will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934;

   o no Trust has independent operations, but rather each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in debt securities; and

   o the obligations of the Trusts under the trust preferred securities are fully and unconditionally guaranteed by us to the extent set forth herein.

See "The Trusts" and "Description of Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

   You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

                           FORWARD-LOOKING STATEMENTS


   The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us, the Trusts or on behalf of us or the Trusts. The presentations, and certain of the other disclosure in this prospectus, the accompanying prospectus supplement and in the documents incorporated by reference, including any statements preceded by, followed by or which include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

   These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to the beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of us and the Trusts, including expectations and estimates with respect to our:

   o growth in cash earnings, operating earnings, net income, shareholder value and internal tangible equity generation;

   o growth in earnings per share;

   o return on equity;

   o return on assets;

   o efficiency ratio;

   o Tier 1 leverage ratio;

   o annualized net charge-offs and other asset quality measures;

   o fee income as a percentage of total revenue;

   o tangible equity to assets;

   o book value and tangible book value per share; and

   o loan and deposit portfolio compositions, employee retention, deposit retention, asset quality, reserve adequacy.

   Although we and the Trusts believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond the control of us and the Trusts). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations, and other forward-looking statements:

   o the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

   o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

   o inflation, interest rate, market and monetary fluctuations;

   o our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire into our operations and our ability to realize related revenue synergies and cost savings between expected time frames;

   o our timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

   o the willingness of customers to substitute competitors' products and services and vice versa;

   o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in generally accepted accounting principles;

   o technological changes;

   o changes in consumer spending and savings habits;

   o regulatory or judicial proceedings;

   o changes in asset quality; and

   o our success in managing the risks involved in the foregoing.

   If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus and the accompanying prospectus supplement. Therefore, we and the Trusts caution you not to place undue reliance on any forward-looking information and statements.

   Neither we nor the Trusts intend to update any forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us or the Trusts are expressly qualified by these cautionary statements.

   Operating earnings, cash earnings and core revenue, which are included and defined in certain documents incorporated herein by reference, and the related ratios using these measures are not a substitute for other financial measures determined in accordance with generally accepted accounting principles. Because all companies do not calculate these measures in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.

                               PROSPECTUS SUMMARY


   This summary provides a brief overview of us and the Trusts and all material terms of the offered securities that are known as of the date of this prospectus. For more complete information about us and the Trusts and a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

   o this prospectus, which explains the general terms of the securities that we and the Trusts may offer;

   o the accompanying prospectus supplement, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

   o the documents referred to in "Where You Can Find More Information" for information about us, including our financial statements.

                            SOVEREIGN BANCORP, INC.

   We are a Pennsylvania business corporation and the holding company for Sovereign Bank, a federal savings bank. As of June 30, 2001, we had total consolidated assets, deposits and shareholders' equity of approximately $34.4 billion, $23.3 billion and $2.1 billion, respectively.

   We conduct our operations principally through our subsidiary, Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in Pennsylvania, New Jersey, Delaware and New England.

   Our principal executive offices are located at 2000 Market Street, Philadelphia, Pennsylvania 19103, and our telephone number is (215) 557-4630.

                          THE SECURITIES WE MAY OFFER


   We may use this prospectus to offer up to $1,000,000,000 of:

   o debt securities;

   o preferred stock;

   o depositary shares;

   o common stock;

   o warrants;

   o stock purchase contracts; and

   o stock purchase units.

   A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

                                   THE TRUSTS

   Each Trust is a statutory business trust formed under Delaware law pursuant to a separate declaration of trust executed by us, as sponsor for such Trust, and the trustees of such Trust and the filing of a certificate of trust with the Delaware Secretary of State.

   Unless an accompanying prospectus supplement provides otherwise, each Trust exists for the sole purposes of:

   o  issuing the trust preferred securities;

   o investing the gross proceeds of the sale of the trust preferred securities in a specific series of our subordinated debt securities; and

   o  engaging in only those other activities necessary or incidental thereto.

   All of the common securities of each Trust will be owned by us. The trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust, the rights of the holders of the applicable trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable trust preferred securities.

   We will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of each Trust. Each Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable declaration of trust. Each Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Trust. The duties and obligations of the trustees shall be governed by the declaration of trust. At least one of the trustees of each Trust will be one of our employees or officers who will act as the administrative trustee. One trustee of each Trust will be a financial institution that is not affiliated with us, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. We will pay all fees and expenses related to each Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York, Delaware. The office of the Delaware trustee in the State of Delaware is White Clay Center, Newark, Delaware 19711. The principal place of business of each Trust is 103 Foulk Road, Suite 2000, Wilmington, Delaware 19803.

                      THE SECURITIES THE TRUSTS MAY OFFER


   Each Trust may use this prospectus to offer up to $1,000,000,000 of trust preferred securities.

   A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of the trust preferred securities.

                                USE OF PROCEEDS


   Except as otherwise described in any prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment of existing indebtedness, financing possible future acquisitions, repurchasing shares of our common stock, and providing advances to or investments in Sovereign Bank and other direct or indirect subsidiaries. The amounts and timing of our application of the proceeds will depend upon many factors, including the funding requirements of Sovereign Bank and other direct or indirect subsidiaries, the availability of other funds, and the existence of acquisition opportunities. Pending these uses, we expect to invest the net proceeds in short-term, interest-bearing securities.

                     OUR RATIO OF EARNINGS TO FIXED CHARGES

   We computed our ratio of earnings to fixed charges by dividing earnings by fixed charges on a consolidated basis. We computed our ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short-term and long-term borrowings.


                                                                                                     Year Ended December 31,
                                                                               Six Months     -------------------------------------
                                                                                 Ended
                                                                             June 30, 2001    2000(2)   1999    1998    1997   1996
                                                                             -------------    -------   ----    ----    ----   ----
Ratio of Earnings to Fixed Charges
   Excluding interest on deposits.........................................        1.18x         --      1.47x   1.49x   1.44x  1.49x
   Including interest on deposits.........................................        1.07x         --      1.27x   1.24x   1.22x  1.22x
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends (1)
   Excluding interest on deposits.........................................        1.18x         --      1.47x   1.48x   1.41x  1.44x
   Including interest on deposits.........................................        1.07x         --      1.27x   1.24x   1.21x  1.20x

------------

(1) On May 15, 1998, we redeemed all outstanding shares of our 6 1/4% Cumulative Convertible Preferred Stock, Series B at a redemption price of $52.188 per share. Substantially all holders of the Series B Preferred Stock converted their shares of preferred stock to shares of our common stock.

(2) Fixed charges exceeded earnings by $106.2 million for the year ended December 31, 2000.

                          DESCRIPTION OF COMMON STOCK


   We may issue, either separately or together with other securities, shares of common stock. Under our articles of incorporation, we are authorized to issue up to 400,000,000 shares of common stock. Upon our receipt of the full specified purchase price therefor, the common stock will be fully paid and nonassessable. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Capital Securities" below.

                         DESCRIPTION OF PREFERRED STOCK

   The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer in any prospectus supplement relating to such series, together with the more detailed provisions of our articles of incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement, of which this prospectus forms a part. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

   Under our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

   o the number of shares to be included in the series;

   o the designation, powers, preferences and rights of the shares of the series; and

   o the qualifications, limitations or restrictions of such series, except as otherwise stated in the articles of incorporation.

   Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a statement with respect to shares as an amendment to our articles of incorporation. The term "board of directors" includes any duly authorized committee.

   The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our and our subsidiaries' officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging a transaction to acquire us which is deemed undesirable by our board of directors.

   The preferred stock will be, when issued, fully paid and nonassessable. Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire any other shares of our capital stock.

   The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

   Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

   Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

   We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

   o all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

   o the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

   Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

   Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any of our other stock ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

   o all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

   o the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

   The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

   If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof, or may be mandatorily redeemed.

   Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

   Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

   If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

   The holders of shares of preferred stock will have no voting rights, except:

   o as otherwise stated in the prospectus supplement;

   o as otherwise stated in the statement with respect to shares establishing such series; or

   o as required by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES


   The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. This description is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the deposit agreement, depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

   We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

   The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

   The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

   If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

   Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

   Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

   We will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of the Deposit Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

   o all outstanding depositary shares have been redeemed; or

   o a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

   Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to instruments such as depositary shares.

Resignation and Removal of Depositary

   The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

   Neither we nor the preferred stock depositary will be liable if we or the preferred stock depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                         DESCRIPTION OF DEBT SECURITIES


   The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture and supplemental indentures, if any, including the defined terms, for the provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

General

   The debt securities offered by this prospectus will be our secured or unsecured obligations, and will be either senior debt or subordinated debt, or junior subordinated debt. Senior debt will be issued under a senior indenture. Subordinated debt will be issued under a subordinated indenture. Junior subordinated debt will be issued under a junior subordinated indenture. The senior indenture, the subordinated indenture, and the junior subordinated indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Except as specified in "Senior Debt," "Subordination," the fifth following paragraph or otherwise below and in any applicable prospectus supplement, any junior subordinated debt will be subject to the same terms and conditions as subordinated debt and will be issued under a junior subordinated indenture filed as an exhibit to this registration statement. Unless the context provides otherwise, references to the subordinated indenture shall also be deemed to be references to the junior subordinated indenture. The indentures have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. To obtain copies of the indentures, please see "Where You Can Find More Information" or contact the applicable trustee.

   Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indentures will be BNY Midwest Trust Company.

   The indentures do not limit the total principal amount of debt securities that may be issued and the indentures provide that debt securities of any series may be issued up to the total principal amount which we authorize from time to time. Except as may be set forth in a prospectus supplement, neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which we or any of our affiliates may issue.

   Because we are a holding company, the claims of creditors of our subsidiaries, including Sovereign Bank, will have a priority over our rights as a shareholder of Sovereign Bank, and also over the rights of our creditors, including the holders of our debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation or recapitalization, except to the extent that we may be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers from our banking subsidiaries to us.

   The amount of debt securities offered by this prospectus will be limited to the amounts described on the cover of this prospectus. The indentures provide that our senior, subordinated or junior subordinated debt securities may be issued in one or more series with different terms, in each case as we authorize from time to time. (Section 301)

   The senior securities may be unsecured or secured by our assets, including the stock of Sovereign Bank we own, and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other unsecured senior debt. The subordinated securities and junior subordinated securities will be unsecured and, except as may be set forth in a prospectus supplement, will rank on an equal basis with our other subordinated debt or junior subordinated debt, respectively, and, together with such other subordinated debt or junior subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of our senior debt (which in the case of the junior subordinated debt will also include subordinated debt) as described below under "Subordination."

   The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

   o the designation and any limit on the total principal amount of such debt securities;

   o the price (expressed as a percentage of the total principal amount) at which such debt securities will be issued;

   o the date or dates on which such debt securities will mature or method by which such dates can be determined;

   o the currency or currencies in which such debt securities are being sold and are denominated and the circumstances, if any, under which any debt securities may be payable in a currency other than the currency in which such debt securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the holder of any such debt securities may elect the currency in which payments are to be made, the manner of such election;

   o the denomination in which any debt securities which are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any debt securities which are bearer securities will be issuable, if other than the denomination of $5,000;

   o the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

   o the date from which interest on such debt securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which we may defer interest payments;

   o the dates on which, and the price or prices at which, such debt securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or mandatory repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or mandatory repayment;

   o any terms by which such debt securities may be convertible into common stock (see "Description of Common Stock"), preferred stock (see "Description of Preferred Stock"), or any of our other capital securities (see "Description of Capital Securities") and, in case of debt securities convertible into preferred stock, the terms of such preferred stock;

   o any terms by which the principal of such debt securities will be exchangeable for capital securities and any terms creating a securities fund pursuant to which the proceeds of sales of capital securities may be designated on our books for the payment of any of the principal of such debt securities;

   o whether such debt securities are to be issuable as bearer securities and/ or registered securities and, if issuable as bearer securities, the terms upon which any bearer securities may be exchanged for registered securities;

   o whether such debt securities are to be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

   o if a temporary global debt security is to be issued with respect to such series, the extent to which, and the manner in which, any interest payable on an interest payment date prior to the issuance of a permanent global security or definitive bearer securities will be credited to the accounts of the persons entitled to interest on the interest payment date;

   o if a temporary global security is to be issued with respect to such series, the terms upon which interests in such temporary global security may be exchanged for interests in a permanent global security or for definitive debt securities of the series and the terms upon which interests in a permanent global security, if any, may be exchanged for definitive debt securities of the series;

   o any additional restrictive covenants included for the benefit of holders of such debt securities;

   o any additional events of default provided with respect to such debt securities;

   o information with respect to book-entry procedures, if any;

   o whether the debt securities will be repayable at the option of the holder in the event we are subject to a change in control;

   o any other terms of the debt securities not inconsistent with the provisions of the applicable indenture;

   o the terms of any securities being offered together with or separately from the debt securities;

   o if such debt securities are original issue discount securities, the accreted or notational value thereof (or method of determining such amount) upon acceleration of maturity;

   o any guarantees issued with respect to such debt securities; and

   o any security interests or other liens granted to secure such debt securities.

   Such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities and certain United States federal income tax consequences and other special considerations applicable to such series of debt securities. If a debt security is denominated in a foreign currency, such debt security may not trade on a U.S. national securities exchange unless and until the SEC has approved appropriate rule changes pursuant to the Securities Exchange Act of 1934 to accommodate the trading of such debt security.

Form, Exchange, Registration and Transfer

   Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Unless otherwise indicated in the prospectus supplement, bearer securities other than bearer securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each indenture also provides that bearer securities or registered securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

   Registered securities of any series will be exchangeable for other registered securities of the same series of authorized denominations and of a like total principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities between the close of business on a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities. (Section 305) Each bearer security, other than a temporary global bearer security, and each interest coupon will bear an appropriate legend as will be specified in an applicable prospectus supplement.

   Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent we designate for such purpose with respect to such series of debt securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable prospectus supplement refers to any transfer agent (in addition to the security registrar) we initially designate with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, we must maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

   We shall not be required to:

   o issue, register the transfer of, or exchange debt securities of any particular series to be redeemed or exchanged for capital securities for a period of 15 days preceding the first publication of the relevant notice of redemption or, if registered securities are outstanding and there is no publication, the mailing of the relevant notice of redemption;

   o register the transfer of or exchange any registered security selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any registered security being redeemed or exchanged in part; or

   o exchange any bearer security selected for redemption or exchange except that such a bearer security may be exchanged for a registered security of like tenor and terms of that series, provided that such registered security shall be surrendered for redemption or exchange. (Section 305)

   Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to, bearer securities will be set forth in the applicable prospectus supplement.

Temporary Global Securities

   If so specified in the applicable prospectus supplement, all or any portion of the debt securities of a series which are issuable as bearer securities will initially be represented by one or more temporary global securities, without interest coupons, to be deposited with a common depositary such as Euroclear System and Clearstream Banking, societe anonyme, Luxembourg for credit to designated accounts. On and after the date determined as provided in any such temporary global security and described in the applicable prospectus supplement, but within a reasonable time, each such temporary global security will be exchangeable for definitive bearer securities, definitive registered securities or all or a portion of a permanent global bearer security, or any combination thereof, as specified in the prospectus supplement. No definitive bearer security or permanent global bearer security delivered in exchange for a portion of a temporary global security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

   Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary global securities will be set forth in the applicable prospectus supplement.

Permanent Global Securities

   If any debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global security may exchange their interests for debt securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent global security will be payable in the manner described in the applicable prospectus supplement.

Payments and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement:

   o payments of principal of and premium, if any, and interest, if any, on bearer securities will be payable in the currency designated in the prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as we may appoint from time to time;

   o such payments may be made, at the option of the holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States; and

   o payment of interest on bearer securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date to a paying agent outside the United States. (Section 1001)

   No payment with respect to any bearer security will be made at any office or paying agency we maintain in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United
States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency we designate in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)

   Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on a registered security will be payable in the currency designated in the prospectus supplement, and interest will be payable at the office of such paying agent or paying agents as we may appoint from time to time, except that, at our option, payment of any interest may be made by a check in such currency mailed to the holder at the holder's registered address or by wire transfer to an account in such currency designated by the holder in writing not less than ten days prior to the date of payment. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on a registered security will be made to the person in whose name such registered security is registered at the close of business on the regular record date for such payments. (Section 307) Unless otherwise indicated in the applicable prospectus supplement, principal payable at maturity will be paid to the registered holder upon surrender of the registered security at the office of a duly appointed paying agent.

   The paying agents outside the United States we initially appoint for a series of debt securities will be named in the applicable prospectus supplement. We may terminate the appointment of any of the paying agents from time to time, except that we will maintain at least one paying agent outside the United States so long as any bearer securities are outstanding where bearer securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of debt securities is listed on the stock exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of debt securities. (Section 1002)

   All moneys we pay to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at our request, be repaid to us, and the holder of such debt security or any coupon will thereafter look only to us for payment. (Section 1003)

Covenants Contained in Indentures

   Unless an accompanying prospectus supplement provides otherwise, the indentures will provide that we may not:

   o sell, transfer, or otherwise dispose of any shares of voting stock of Sovereign Bank or permit Sovereign Bank to issue, sell, or otherwise dispose of any shares of its voting stock unless we retain direct ownership of at least 80% of the voting stock;

   o permit Sovereign Bank to merge or consolidate unless we directly own at least 80% of the voting stock of the surviving entity; or

   o convey or transfer its properties and assets substantially as an entirety to any other entity unless we directly own at least 80% of the voting stock of the entity. (Section 1005)

   With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indentures, these requirements may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902)

   The senior indenture provides that we will not create, assume, incur, or suffer to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon more than 20% of the voting stock of Sovereign Bank (other than directors' qualifying shares) without effectively providing that each series of senior securities be secured equally and ratably with (or prior to) such indebtedness. (Section 1004 of the senior indenture) The subordinated indenture does not contain a similar covenant.

   We are not restricted by the indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on our property (other than, in the case of the senior indentures, on the voting stock of Sovereign Bank as described above) for any purposes or from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indentures do not require the maintenance of any financial ratios or specific levels of net worth or liquidity. In addition, the indentures do not contain any provision which would require us to repurchase, redeem or otherwise modify the terms of any of our debt securities upon a change in control or other events involving us which may adversely affect the creditworthiness of the debt securities.

   The above covenants may be modified by, or additional covenants may be provided for in, a supplemental indenture, as will be further described in an applicable prospectus supplement.

Modification and Waiver

   Except as to the above, and certain other modifications and amendments not adverse to holders of debt securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each indenture may be made only with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of each series affected by such modification, amendment or waiver.

   No such modification or amendment may, without the consent of the holder of each security so affected:

   o change the stated maturity of the principal or any installment of principal or any installment of interest, if any;

   o reduce the amount of principal or interest payable on the debt security, or any premium payable upon its redemption or repayment or, in the case of an original issue discount security, the amount of principal payable upon the acceleration of its maturity;

   o change the place of payment or the currency in which principal or interest is payable, if any;

   o impair the right of any holders to sue for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the holder's right of repayment, if any, at the option of the holder;

   o reduce the percentage in principal amount of outstanding debt securities of any series, whose holders must consent for modification or amendment of the applicable indenture, or for waiver of compliance with certain provisions of the applicable indenture, or for waiver of certain defaults;

   o reduce the requirements contained in the applicable indenture for quorum or voting;

   o in the case of debt securities exchangeable for capital securities, impair any right to the delivery of capital securities in exchange for such debt securities or the right to sue for the enforcement of any such delivery or, in the case of debt securities convertible into common stock or preferred shares, impair any right to convert such debt securities; or

   o modify any of the above provisions. (Section 902)

   Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (Section 1601) A meeting may be called at any time by the trustee for such debt securities, or upon our request or the holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given in accordance with the applicable indenture. (Section 1602)

   Except as limited by the preceding paragraph:

   o any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series;

   o any resolution with respect to any consent or waiver which may be given only by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding debt securities of that series; and

   o any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under an indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. (Section 1604)

   Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series.

   If any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (Section
1604)

Events of Default

   Unless otherwise provided in the applicable prospectus supplement, any series of senior securities issued under the senior indenture will provide that the following shall constitute events of default with respect to such series:

   o default in payment of principal of or premium, if any, on any senior security of such series when due;

   o default for 30 days in payment of interest, if any, on any senior security of such series or related coupon, if any, when due;

   o default in the deposit of any sinking fund payment on any senior security of such series when due;

   o default in the performance of any other covenant in such indenture, continued for 90 days after written notice of the default by the trustee thereunder or by the holders of at least 25% in principal amount of the outstanding senior securities of such series issued under that indenture; and

   o certain events of our or Sovereign Bank's bankruptcy, insolvency or reorganization. (Section 501 of the senior indenture)

   Unless otherwise provided in the applicable prospectus supplement, any series of subordinated securities issued under the subordinated indenture will provide that the only event of default will be certain events of our bankruptcy. (Section 501 of the subordinated indenture) Unless specifically stated in the applicable prospectus supplement for a particular series of subordinated securities, there is no right of acceleration of the payment of principal of the subordinated securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the subordinated securities or subordinated indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant (including, if applicable, any covenant to deliver any capital securities required to be delivered or any covenant to sell capital securities in a secondary offering) or agreement in the subordinated securities or subordinated indenture, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver capital securities, a proceeding to collect money equal to the principal amount of any subordinated securities for which capital securities were to be exchanged. (Section 503 of the subordinated indenture)

   We are required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indentures. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture) Each indenture provides that if an event of default shall occur and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series issued under that indenture may declare the principal of all such debt securities (or in the case of original issue discount series, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of any such series and any related coupons, waive any past default or event of default except a default in payment of the principal of or premium, if any, on any of the debt securities of such series and in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series or coupons affected. (Section 513)

   Each indenture contains a provision entitling the trustee, subject to the duty during default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series or any related coupons before proceeding to exercise any right or power under such indenture at the request of such holders. (Section 603) Each indenture provides that no holder of any debt securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such indenture except in the case of failure of the trustee, for 60 days, to act after it is given notice of default, a request to enforce such indenture by the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, and an offer of indemnity reasonable to the trustee. (Section 507) This provision will not prevent any holder of debt securities or any related coupons from enforcing payment of the principal, premium, if any, and interest, if any, at their respective due dates. (Section
508) The holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under an indenture may direct the time, method and place of conducting any proceedings for any remedy available to the trustee for such debt securities or exercising any trust or power conferred on it with respect to the debt securities of such series. However, such trustee may refuse to follow any direction that conflicts with law or the indenture under which it serves or which would be unjustly prejudicial to holders not joining the proceeding. (Section 512)

   Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series of debt securities known to it, give to the holders of debt securities of such series notice of such default if not cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series or any related coupons or in the payment of any sinking fund installment with respect to debt securities of such series or in the exchange of capital securities for debt securities of such series, the trustee for such debt securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of such debt securities. (Section 602)

Defeasance

   We may terminate certain of our obligations under each indenture with respect to the debt securities of any series, including our obligations to comply with the covenants described under the heading "Covenants Contained in Indentures" above, on the terms and subject to the conditions contained in the indentures, by depositing in trust with the trustee money and/or, to the extent such debt securities are denominated and payable in U.S. dollars only, eligible instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such debt securities, and any mandatory sinking fund, repayment or analogous payments on the securities, on the scheduled due dates for payment. Such deposit and termination is

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
conditioned upon our delivery of an opinion of counsel that the holders of such debt securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve us of our obligation to pay when due the principal of or interest on such debt securities if such debt securities of such series are not paid from the money or eligible instruments held by the trustee for the payment thereof. (Section
401) This is called "covenant defeasance." The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the debt securities of a particular series.

Senior Debt

   Except as may be described in an applicable prospectus supplement, senior debt is any obligation to our creditors, now outstanding or subsequently incurred, other than:

   o any obligation as to which the instrument creating or evidencing it or pursuant to which it is outstanding provides that such obligation is not senior debt;

   o obligations evidenced by debt securities issued under the subordinated indenture (Section 101 of the subordinated indenture) (except in the case of the junior subordinated indenture (section 101 of the junior subordinated indenture)); and

   o obligations evidenced by debt securities issued under the junior subordinated indenture.

Subordination

   The subordinated securities or the junior subordinated securities, as applicable, shall be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all of our senior debt (as such term is defined above). In the event that we default in the payment of any principal, premium, if any, or interest, if any, on any senior debt when it becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the subordinated securities or the junior subordinated securities, as applicable, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated securities or the junior subordinated indenture, as applicable. (Section 1801 of the subordinated indenture or the junior subordinated securities, as applicable) A series of subordinated debt securities may be issued that is subordinate to the senior debt, but is senior as to right of payment to some or all other series of subordinated or junior subordinated debt securities.

   In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding, relating to us, our creditors or our property, any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors, or any other marshalling of our assets, all senior debt (including any interest accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal or interest on the subordinated securities or the junior subordinated securities, as applicable. In such event, any payment or distribution on account of the principal of or interest on the subordinated securities or the junior subordinated securities, as applicable, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or the junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding, and to any securities issued under any such plan of reorganization or adjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated securities shall be paid or delivered directly to the holders of senior debt in accordance with the priorities then existing among such holders until all senior debt (including any interest accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the subordinated indenture or the junior subordinated indenture, as applicable).

   In the event of any such proceeding, after payment in full of all sums owing with respect to senior debt, the holders of subordinated securities or junior subordinated securities, as applicable, together with the holders of any of our obligations ranking on an equal basis with the subordinated securities or junior subordinated securities, as applicable, shall be entitled to be repaid from our remaining assets the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the subordinated securities or junior subordinated securities, as applicable and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the subordinated securities or junior subordinated securities, as applicable, and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated securities or junior subordinated securities, as applicable, of any character or any security, whether in cash, securities or other property (other than our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated securities or junior subordinated securities, as applicable, to the payment of all senior debt at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated securities or junior subordinated securities, as applicable in contravention of any of these terms and before all the senior debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior debt remaining unpaid to the extent necessary to pay all such senior debt in full. (Section 1801 of the subordinated indenture or junior subordinated indenture, as applicable) By reason of such subordination, in the event of our insolvency, holders of senior debt may receive more, ratably, and holders of the subordinated securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated securities.

   The subordinated indenture or junior subordinated indenture, as applicable, may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all senior debt outstanding, modify any of the provisions of the subordinated indenture or junior subordinated indenture, as applicable, relating to the subordination of the subordinated securities or the junior subordinated securities and any related coupons in a manner adverse to such holders. (Section 902 of the subordinated indenture or junior subordinated indenture, as applicable)

Conversion of Convertible Debt Securities

   The holders of debt securities of a specified series that are convertible into our common stock or preferred stock will be entitled at certain times specified in the applicable prospectus supplement, subject to prior redemption, repayment or repurchase, to convert any convertible debt securities of such series (in denominations set forth in the applicable prospectus supplement) into common stock or preferred stock, as the case may be, at the conversion price set forth in the applicable prospectus supplement, subject to adjustment as described below and in the applicable prospectus supplement. Except as described below and as may be described in the applicable prospectus supplement, no adjustment will be made on conversion of any convertible debt securities for interest accrued thereon or for dividends on any common stock or preferred stock issued. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) If any convertible debt securities not called for redemption are converted between a regular record date for the payment of interest and the next succeeding interest payment date, such convertible debt securities must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. (Section 1803 of the senior indenture, Section 1903 of the subordinated indenture) We are not required to issue fractional shares of common stock upon conversion of convertible debt securities that are convertible into common stock and, in lieu thereof, will pay a cash adjustment based upon the closing price (as defined in the indenture) of the common stock on the last business day prior to the date of conversion. (Section 1804 of the senior indenture, Section 1904 of the subordinated indenture) In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1802 of the senior indenture, Section 1902 of the subordinated indenture)

   Unless otherwise indicated in the applicable prospectus supplement, the conversion price for convertible debt securities that are convertible into our common stock is subject to adjustment under formulas set forth in the applicable indenture in certain events, including:

   o the issuance of our capital stock as a dividend or distribution on the common stock;

   o subdivisions and combinations of the common stock;

   o the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the indenture); and

   o the distribution to all holders of common stock of evidences of our indebtedness or assets (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture)

   In the event that we distribute any rights or warrants to acquire capital stock pursuant to which separate certificates representing such capital stock rights will be distributed subsequent to the initial distribution of such capital stock rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of convertible debt securities), such subsequent distribution shall be deemed to be the distribution of such capital stock rights. We may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such capital stock rights, make proper provision so that each holder of such a convertible debt security who converts it (or any portion of it) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of common stock issued with capital stock rights. If converted after such record date and prior to the expiration, redemption or termination of such capital stock rights, the holder shall be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, the same number of such capital stock rights as would a holder of the number of shares of common stock that such convertible debt security so converted would have entitled its holder to acquire in accordance with the terms and provisions applicable to the capital stock rights if such convertible debt security were converted immediately prior to the record date for such distribution. Common stock owned by or held for our account or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

   No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of convertible debt securities that are convertible into common stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment. Any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. We reserve the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as we in our discretion shall determine to be advisable in order that certain stock-related distributions we make to our shareholders in the future shall not be taxable. (Section 1806 of the senior indenture, Section 1906 of the subordinated indenture) Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or securities carrying the right to purchase any of the foregoing.

   In the case of a reclassification or change of the common stock, a consolidation or merger involving us, or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the convertible debt securities then outstanding that are convertible into common stock will be entitled thereafter to convert such convertible debt securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such convertible debt securities been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1807 of the senior indenture, Section 1907 of the subordinated indenture)

   In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price of convertible debt securities that are convertible into common stock, the holders of such convertible debt securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock or such convertible debt securities.

Exchange for Capital Securities

   To the extent set forth in a prospectus supplement, a specified series of debt securities may be mandatorily exchangeable for capital securities as described under "Description of Capital Securities" below.

Information Concerning the Trustees

   The trustee serves as trustee under indentures for certain of our other debt.

   The trustee may, from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                            DESCRIPTION OF WARRANTS


   We may issue warrants for the purchase of common stock, preferred stock and debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, are or will be filed as exhibits to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the forms of warrant agreements and warrant certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreements and the warrant certificates.

General

   If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including, in the case of warrants for the purchase of debt securities, the following where applicable:

   o the title of the warrants;

   o the offering price for the warrants, if any;

   o the aggregate number of the warrants;

   o the designation and terms of the debt securities purchasable upon exercise of the warrants;

   o if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each of these securities;

   o if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

   o the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

   o the dates on which the right to exercise the warrants begins and expires;

   o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

   o whether the warrants represented by the warrant certificate or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

   o information with respect to any book-entry procedures;

   o the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

   o if applicable, a discussion of certain United States federal income tax considerations;

   o any antidilution provisions of the warrants;

   o any redemption or call provisions applicable to the warrants; and

   o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

   In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

   o the title of the warrants;

   o the offering price of the warrants, if any;

   o the aggregate number of the warrants;

   o the designation and terms of the common stock or preferred stock that is purchasable upon exercise of the warrants;

   o if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

   o if applicable, the date after which the warrants and any securities issued with the warrants will be separately transferable;

   o the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the purchase price;

   o the dates on which the right to exercise the warrants begins and expires;

   o if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

   o the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

   o if applicable, a discussion of certain United States federal income tax considerations;

   o any antidilution provisions of the warrants;

   o any redemption or call provisions applicable to the warrants; and

   o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of such warrants will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

   Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or shares of common stock or preferred stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

   Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

   The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

Common Stock Warrant Adjustments

   Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including:

   o the issuance of common stock as a dividend or distribution on the common stock;

   o subdivisions and combinations of the common stock;

   o the issuance to all holders of common stock of capital stock rights entitling them to subscribe for or purchase common stock within 45 days after the date fixed for the determination of the shareholders entitled to receive such capital stock rights, at less than the current market price; and

   o the distribution to all holders of common stock of our evidences of our indebtedness or assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

   We may, in lieu of making any adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant, make proper provision so that each holder of such common stock warrant who exercises such common stock warrant (or any portion thereof):

   o before the record date for such distribution of separate certificates, shall be entitled to receive upon such exercise shares of common stock issued with capital stock rights; and

   o after such record date and prior to the expiration, redemption or termination of such capital stock rights, shall be entitled to receive upon such exercise in addition to the shares of common stock issuable upon such exercise, the same number of such capital stock rights as would a holder of the number of shares of common stock that such common stock warrants so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the capital stock rights if such common stock warrant was exercised immediately prior to the record date for such distribution.

   Common stock owned by or held for our account or any of our majority owned subsidiaries shall not be deemed outstanding for the purpose of any adjustment.

   No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions of cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase any of the foregoing.

   In the case of a reclassification or change of the common stock, a consolidation or merger involving us or sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the common stock warrants then outstanding will be entitled thereafter to convert such common stock warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such common stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS


   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our common stock, preferred stock or fractions thereof or a debt security or our debt obligation, the debt obligation of a third party, including a U.S. Treasury security. Our common stock, preferred stock or debt securities or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

                       DESCRIPTION OF CAPITAL SECURITIES

   Our authorized capital consists of 400,000,000 shares of Common Stock, no par value, and 7,500,000 shares of authorized preferred stock. As of June 30, 2001, there were 246.8 million shares of our Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than as described below under "Units" and "Shareholder Rights Plan," and options granted under our stock option plans.

Common Stock

   The holders of our Common Stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by Sovereign Bank, which are our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiaries. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that our claims in our capacity as a creditor may be recognized.

   Prior to the issuance of any of our preferred stock that possesses voting rights (see "Preferred Stock" below), the holders of shares of Common Stock will possess exclusive voting rights on matters upon which shareholders have the right to vote. Each holder of shares of our Common Stock has one vote for each share held on matters upon which shareholders have the right to vote. Our shareholders cannot cumulate votes in the election of directors.

   The holders of our Common Stock have no preemptive rights to acquire any additional shares of our Common Stock. In addition, our Common Stock is not subject to redemption.

   Our articles of incorporation authorize our board of directors to issue authorized shares of our Common Stock without shareholder approval. Our Common Stock is listed on the New York Stock Exchange under the symbol "SOV."


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
   In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our Common Stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding of our preferred stock.

Preferred Stock

   Our board of directors is authorized to approve the issuance of our preferred stock, without any required approval of shareholders. Our board determines the rights, qualifications, restrictions, and limitations on each series of our preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of our Common Stock. Shares of our preferred stock may have dividend, redemption, voting, and liquidation rights taking priority over our Common Stock, and may be convertible into our Common Stock.

Units

   On November 15, 1999, Sovereign Capital Trust II, a special purpose statutory trust, issued 5,750,000 units of trust preferred securities. Each unit consists of:

   o a preferred security having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets consist solely of debentures issued by us; and

   o a warrant to purchase, at any time prior November 20, 2029 (subject to redemption), 5.3355 shares (subject to antidilution adjustments) of our Common Stock. The exercise price of the warrants is equal to the accreted value of the preferred securities (subject to antidilution adjustments). The accreted value of a preferred security is equal to the sum of the initial purchase price of the preferred security component of each unit (i.e. $32.50) plus accrual of the discount (i.e. $17.50), calculated from November 15, 1999 to the date of exercise of the warrant at the all-in-yield of 11.74% per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 on November 15, 2029.

Shareholder Rights Plan

   We maintain a shareholder rights plan designed to protect shareholders from attempts to acquire control of us at an inadequate price. Under the shareholder rights plan, each outstanding share of our Common Stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

   A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group, or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if our board of directors declares a person or group who has become a beneficial owner of at least 4.9% of our Common Stock or total voting power an "adverse person," as defined in the rights plan, as amended.

   After the rights become exercisable, the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either our Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

   The rights can be redeemed at $.001 per right at any time by majority vote of our "continuing directors," as defined in the rights plan, as amended, and such other vote as required by law or our bylaws until the tenth business day following public announcement that a 9.9% position has been acquired. At any time prior to the date the rights become nonredeemable, our "continuing directors" can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

   Our articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for our stock, a proxy contest for control of us, the assumption of control of us by a holder of a large block of our stock and the removal of our management. These provisions:

   o empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

   o divide our board of directors into three classes serving staggered three-year terms;

   o restrict the ability of shareholders to remove directors;

   o require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if the transaction is not approved, in advance, by our board of directors;

   o prohibit shareholders' actions without a meeting;

   o require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of our articles of incorporation;

   o require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

   o eliminate cumulative voting in elections of directors;

   o require an affirmative vote of at least two-thirds of out total voting power in order for shareholders to repeal or amend our bylaws;

   o require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

   o provide that officers, directors, employees, agents and person who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.

   The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us which may have the effect of impeding a change in control. These provisions, among other things:

   o require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

   o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

   In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law of 1988. To the extent applicable to us at the present time, this legislation generally:

   o expands the factors and groups (including shareholders) which our board of directors can consider in determining whether a certain action is in the best interests of the corporation;

   o provides that our board of directors need not consider the interests of any particular group as dominant or controlling;

   o provides that our directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

   o provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

   o provides that the fiduciary duty of our directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

   The 1990 amendments to the Pennsylvania Business Corporation Law of 1988 explicitly provide that the fiduciary duty of directors does not require directors to:

   o redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

   o render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

   o act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

   One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania Business Corporation Law of 1988 grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

   We opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of our output from coverage for these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of us, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. We can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of us, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

         DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES


Trust Preferred Securities

   The declaration of trust pursuant to which each Trust is organized will be replaced by an amended and restated declaration of trust, which will authorize the trustees of such trust to issue on behalf of such Trust one series of trust preferred securities and one series of trust common securities. The trust preferred securities will be issued to the public pursuant to the Registration Statement of which this prospectus forms a part, and the trust common securities will be issued directly or indirectly to us.

   The trust preferred securities will have such terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable declaration of trust or made part of such declaration of trust by the Trust Indenture Act. Reference is made to the applicable prospectus supplement relating to the trust preferred securities of such Trust for specific terms, including:

   o the distinctive designation of trust preferred securities;

   o the number of trust preferred securities issued by such Trust;

   o the annual distribution rate (or method of determining such rate) for trust preferred securities issued by such Trust and the date or dates upon which such distributions shall be payable;

   o whether distributions on trust preferred securities issued by such Trust shall be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by such Trust shall be cumulative;

   o the amount or amounts which shall be paid out of the assets of such Trust to the holder of trust preferred securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust;

   o the terms and conditions, if any, under which trust preferred securities of such Trust may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire;

   o the terms and conditions, if any, upon which the related series of the applicable debt securities may be distributed to holders of trust preferred securities of such Trust;

   o the obligation, if any, of such Trust to purchase or redeem trust preferred securities issued by such Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities issued by such Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

   o the voting rights, if any, of trust preferred securities issued by such Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by such Trust, as a condition to specified action or amendments to the applicable declaration of trust; and

   o any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such Trust consistent with the applicable declaration of trust or with applicable law.

   Pursuant to each declaration of trust, the property trustee will own the debt securities purchased by the applicable Trust for the benefit of the holders of the trust preferred securities. The payment of distributions out of money held by the Trust, and payments upon redemption of trust preferred securities or liquidation of any Trust, will be guaranteed by us to the extent described under "-- Trust Guarantees."

   Certain federal income tax considerations applicable to an investment in trust preferred securities will be described in the prospectus supplement relating thereto.

   In connection with the issuance of trust preferred securities, each Trust will also issue one series of trust common securities. Each amended declaration of trust will authorize the administrative trustee of a Trust to issue on behalf of such Trust one series of trust common securities having such terms, including distribution, conversion, redemption, voting, and liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the prospectus supplement relating to the trust preferred securities, the terms of the trust common securities issued by such Trust will be substantially identical to the terms of the trust preferred securities issued by such Trust, and the trust common securities will rank on a parity, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the applicable declaration of trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related Trust which issued such trust common securities. All of the trust common securities of each Trust will be directly or indirectly owned by us.

   The property trustee and its affiliates may provide customary commercial banking services to us and certain of our subsidiaries and may participate in our various financing agreements in the ordinary course of its business.

Trust Guarantees

   Set forth below is a summary of information concerning the trust guarantees which we will execute and deliver, from time to time, for the benefit of the holders of trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust guarantee, which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

   General. We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantees, to pay in full, to the holders of trust preferred securities of each series, the trust guarantee payments (as defined below) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off, or counterclaim which such Trust may have or assert. The following trust guarantee payments with respect to any series of trust preferred securities (to the extent not paid by the applicable Trust) will be subject to the trust guarantees (without duplication):

   o any accrued and unpaid dividends which are required to be paid on the trust preferred securities of such series, to the extent such Trust shall have funds legally available therefor;

   o the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by such Trust; and

   o upon a liquidation of such Trust (other than in connection with the distribution of debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities issued by such Trust), the lesser of:

    o the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities of such series to the date of payment; and

    o the amount of assets of such Trust remaining available for distribution to holders of trust preferred securities of such series in liquidation of such Trust.

   Our obligation to make a trust guarantee payment may be satisfied by our direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable Trust to pay such amounts to such holders.

   Our Covenants. In each trust guarantee, except as may be provided in an applicable prospectus supplement, we will covenant that, so long as any trust preferred securities issued by the applicable Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such trust guarantee or the applicable declaration of trust, then:

   o We will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our common stock other than:

    o purchases or acquisitions of shares of common stock in connection with our satisfaction of obligations under any employee benefit plan;

    o as a result of a reclassification of our common stock or the exchange or conversion of one class or series of our common stock for another class or series of our common stock;

    o the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of such common stock or the security being converted or exchanged; or

    o purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders pursuant to our dividend reinvestment plan, or make any guarantee payments with respect to the foregoing; and

   o We will not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees), issued by us which rank on a parity with or junior to such debt securities, other than at stated maturity.

   Amendment and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities of any series (in which case no vote will be required), each trust guarantee with respect to any series of trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities of such series. The manner of obtaining any such approval of holders of the trust preferred securities of each series will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each trust guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the applicable series of trust preferred securities then outstanding.

   Termination of the Trust Guarantees. Each trust guarantee will terminate as to the trust preferred securities issued by the applicable Trust:

   o upon full payment of the redemption price of all trust preferred securities of such Trust;

   o upon distribution of the applicable debt securities held by such Trust to the holders of the trust preferred securities of such Trust; or

   o upon full payment of the amounts payable in accordance with the declaration of trust upon liquidation of such Trust. Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable Trust must return payment of any sums paid under such trust preferred securities or such trust guarantee.

   The subordination provisions of the applicable debt securities and the trust guarantees, respectively, may provide that in the event payment is made on debt securities or the trust guarantees in contravention of such provisions, such payments will be paid over to the holders of senior debt.

   Ranking of the Trust Guarantees. Unless otherwise specified in a prospectus supplement, each trust guarantee will constitute our unsecured obligation and will rank:

   o subordinate and junior in right of payment to all of our other liabilities;

   o on a parity with the most senior preferred or preference stock, if any, we issue hereafter and with any guarantee we enter into hereafter in respect of any preferred or preference stock or interests of any of our affiliates; and

   o senior to our common stock.

   Each declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable trust guarantee.

   Each trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantees will be deposited with the property trustee to be held for the benefit of any series of trust preferred securities. The property trustee will have the right to enforce the trust guarantees on behalf of the holders of any series of trust preferred securities. The holders of not less than 10% in aggregate liquidation preference of a series of trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee applicable to such series of trust preferred securities, including the giving of directions to the property trustee. If the property trustee fails to enforce a trust guarantee as above provided, any holder of trust preferred securities of a series to which such trust guarantee pertains may institute a legal proceeding directly against us to enforce its rights under such trust guarantee, without first instituting a legal proceeding against the applicable Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable Trust, and by complete performance of all obligations under such trust guarantee.

   Governing Law. Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.

                           CERTAIN TAX CONSIDERATIONS


   The applicable prospectus supplement with respect to each type of security issued under this registration statement may contain a discussion of certain tax consequences of an investment in the securities offered thereby.

                              PLAN OF DISTRIBUTION

   We may offer the offered securities in one or more of the following ways from time to time:

   o to or through underwriters or dealers;

   o by ourselves directly;

   o through agents; or

   o through a combination of any of these methods of sale.

   The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

   o the name or names of any underwriters, dealers or agents;

   o the purchase price of the offered securities and the proceeds we will receive from such sale;

   o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

   o the initial public offering price;

   o any discounts or concessions to be allowed or reallowed or paid to dealers; and

   o any securities exchanges on which such offered securities may be listed.

   Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If underwriters are used in an offering of the offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

   In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

   o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

   o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

   o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

   These transactions may be effected through the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

   If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

   We may sell offered securities directly to one or more institutional purchasers, or through agents we designate from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

   In addition, shares of common stock may be issued upon conversion of or in exchange for debt securities, preferred stock or depositary shares.

   Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

   Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                              ERISA CONSIDERATIONS


   Our subsidiary, Manchester Trust Bank, provides services to several employee benefit plans. Although the majority of these plans are employee-directed 401(k) plans, we and any of our direct or indirect subsidiaries may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, relating to some of these employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan to which we or any of our direct or indirect subsidiaries is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption issued by the U.S. Department of Labor. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

                                 LEGAL MATTERS

   Stevens & Lee, P.C., Philadelphia, Pennsylvania, will act as our legal counsel and will pass upon the validity of any securities offered by this prospectus and any applicable prospectus supplement. Stevens & Lee and its attorneys own an aggregate of approximately 278,000 shares of our common stock and 5,200 PIERS Units. Counsel identified in the applicable prospectus supplement will act as legal counsel to the underwriters.

                                    EXPERTS


   Our consolidated financial statements at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements referred to above are incorporated by reference in this prospectus in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                  $700,000,000
              Contingent Convertible Trust Preferred Income Equity
                         Redeemable Securities (PIERS*)











                          [GRAPHIC OMITTED]  Sovereign
                                             Bancorp







                           ---------------------------


                             PROSPECTUS SUPPLEMENT
                                February o, 2004




                                 LEHMAN BROTHERS
                           Sole Book-Running Manager
                             and Structuring Agent


                           ---------------------------

                                   CITIGROUP
                               Joint Lead Manager

                           ---------------------------






* "PIERS(SM)" is a service mark owned by Lehman Brothers Inc. and the Contingent Convertible Trust PIERS are the subject of a pending patent application.